SALE AND PURCHASE AGREEMENT

By and Between
EQUILON ENTERPRISES LLC
d/b/a
SHELL OIL PRODUCTS US
(Seller)
and
PBF HOLDING COMPANY LLC
(Buyer)
Sale and Purchase of the Shell Martinez Refinery
June 11, 2019

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SCHEDULES

SCHEDULE	DESCRIPTION

1.01A	Inventory Determination Procedures
1.01B	Inventory Valuation Methodology
1.01C	Seller Knowledge Individuals
1.01D	Buyer Knowledge Individuals
1.01E	Certain Permitted Encumbrances
1.01F	Environmental Credits
2.01(a)(1)	Refinery Owned Real Property
2.01(a)(2)	Refinery Pipelines
2.01(b)	Refinery Leased Real Property
2.01(e)	Refinery Personal Property
2.01(f)	Refinery Contracts
2.01(g)	Refinery Permits
2.02(a)(iii)	Prepaid Expenses and Deposits
2.02(a)(v)	Excluded Contracts
2.02(a)(x)	Certain Seller Company Contracts and Permits
2.02(a)(xiv)	Excluded Pipelines
2.02(a)(xvii)	Assigned Line Space History
2.02(a)(xix)	Certain Excluded Assets
2.03(c)(vi)	Retained Threatened Proceedings
2.06	Post-Closing Payments
7.08	Credit Support Arrangements
8.02(c)	Consents for Contracts, Easements or Permits
8.16	Renewable Diesel Project
9.01	Licensed Intellectual Property
9.02	Shell Alumni Museum
10.01	Employee Matters
10.02	Personal Data Protection
11.06	Required Regulatory Approvals
11.07	Required Authorizations
11.10	Pipeline Matters
14.04	Tax Allocation
15.01	Environmental Matters

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EXHIBITS

EXHIBIT	DESCRIPTION

A	Form of Buyer Guaranty
B	Form of Deed for Refinery Owned Real Property
C	Form of Real Property Interest Assignment and Assumption Agreement
D	Form of Bill of Sale, Assignment and Assumption Agreement
E	Form of Shell Software License Agreement
F	Form of Intellectual Property License Agreement
G	Form of Crude and Feedstock Supply Agreement
H	Form of Products Offtake Agreement
I	Reserved
J	Form of Transition Services Agreement
K	Form of Pipeline Easement

iii

SALE AND PURCHASE AGREEMENT
This SALE AND PURCHASE AGREEMENT (this “Agreement”) is entered into as of June 11, 2019 (the “Execution Date”), by and between EQUILON ENTERPRISES LLC d/b/a Shell Oil Products US, a Delaware limited liability company (“Seller”), and PBF HOLDING COMPANY LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are referred to individually as a “Party,” and collectively, as the “Parties.”
W I T N E S S E T H:
WHEREAS, Seller owns or leases certain refining assets and other related assets (including a marine terminal located on the south shore of the Carquinez Straits) located at 3485 Pacheco Boulevard, Martinez, California 94553, which are generally referred to as the “Shell Martinez Refinery,” and an adjacent clean products truck rack facility and other related assets located at 1801 Marina Vista Avenue, Martinez, California 94553, which are generally referred to as the “Shell Martinez Truck Rack” (the Shell Martinez Refinery and the Shell Martinez Truck Rack collectively referred to herein as the “Refinery”);
WHEREAS, Seller, directly or through certain of its Affiliates, desires to sell, assign, transfer, convey and deliver to Buyer, and Buyer desires to purchase, assume, acquire and accept from Seller (or Seller’s Affiliates, as applicable), the Assets, on the terms and subject to the conditions of this Agreement;
WHEREAS, Seller desires to assign to Buyer, and Buyer desires to assume from Seller, the Assumed Liabilities on the terms and subject to the conditions of this Agreement; and
WHEREAS, concurrently with the execution of this Agreement, Buyer Guarantor has duly executed and delivered the Buyer Guaranty pursuant to which Buyer Guarantor shall guarantee the payment and performance of Buyer’s obligations hereunder.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATIONS

1.01    Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“1031 Exchange” has the meaning set forth in Section 14.05.
“AAA” means the American Arbitration Association.
“AAA Rules” has the meaning set forth in Section 17.01.
“Acceptable Corrective Action Method” means the minimum method using a demonstrated technology or technique for Corrective Action at the minimum required expense allowable under, and which satisfies the requirements of, the Governmental Authority(s) (who have jurisdiction) and applicable HSE Laws for the type of property affected and consistent with its use (i.e., industrial). For the avoidance of doubt, Acceptable Corrective Action Method may include (i) risk assessment or risk reduction principles or programs, (ii) natural attenuation of contamination in appropriate circumstances, (iii) capping in place, or (iv) acceptance of perpetual land use or institutional use restrictions or engineering controls.

Sale and Purchase Agreement

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. It is understood that (i) an entity (hereinafter referred to as the “parent entity”) directly “controls” another entity (hereinafter referred to as the “controlled entity”) if the parent entity holds shares or equivalent ownership interest or contractual rights carrying more than fifty percent (50%) of the votes exercisable at a general meeting (or its equivalent) of the controlled entity or the right to appoint a majority of the members of the board of directors (or its equivalent) of the controlled entity, and (ii) a parent entity indirectly “controls” a controlled entity if a series of entities can be specified beginning with the parent entity and ending with the controlled entity such that each entity of the series owns, either directly or through one or more entities in the series, more than a fifty percent (50%) interest in a later entity in the series or otherwise holds (directly or indirectly) the contractual rights with respect to the controlled entity carrying more than fifty percent (50%) of the votes exercisable at a general meeting (or its equivalent) of the controlled entity or the right to appoint a majority of the members of the board of directors (or its equivalent).
“Agreement” has the meaning set forth in the preamble and, for the avoidance of doubt, shall include all Exhibits and Schedules attached hereto.
“Anti-Corruption Laws” means (i) the United States Foreign Corrupt Practices Act of 1977; (ii) the United Kingdom Bribery Act 2010; and (iii) all applicable national, regional, provincial, state, municipal or local laws and regulations that prohibit tax evasion, money laundering or otherwise dealing in the proceeds of crime or the bribery of, or the providing of unlawful gratuities, facilitation payments, or other benefits to, any government official or any other Person.
“Antitrust Authorities” has the meaning set forth in Section 8.01(a).
“Antitrust Condition” has the meaning set forth in Section 8.01(c).
“Antitrust Regulatory Approval” has the meaning set forth in Section 8.01(b).
“Applicable Law” means any applicable statute, law (including common law), ordinance, code (including the Code), rule or regulation promulgated, issued or enacted by any Governmental Authority having jurisdiction and any applicable Judgment or consent of or agreement with any Governmental Authority having jurisdiction.
“Arbitration Notice” has the meaning set forth in Section 17.01.
“Assets” has the meaning set forth in Section 2.01.
“Assumed Liabilities” has the meaning set forth in Section 2.03(a).
“Authorizations” means any and all permits, temporary permits to construct or operate, authorizations, approvals, registrations, rights-of-way, certificates, orders, agreements, waivers, variances, private letter rulings or other governmental approvals, licenses, consents, issued or granted by any Governmental Authority, in whatever form, relating to compliance with any Applicable Law, including any HSE Permits, which are necessary to transfer the Assets and to enable Buyer to own, maintain, and operate the Assets in the same manner as they were operated prior to the Closing Date. Authorizations shall not include Easements.

Sale and Purchase Agreement

“Base Amount” means, if the Closing Date occurs on a day during the period: (i) from the Execution Date through October 31, 2019, One Billion Dollars ($1,000,000,000.00); (ii) from November 1, 2019 through November 30, 2019, Nine Hundred Ninety Million Dollars ($990,000,000.00); (iii) from December 1, 2019 through December 31, 2019, Nine Hundred Eighty Million Dollars ($980,000,000.00); (iv) from January 1, 2020 through March 31, 2020, Nine Hundred Seventy Million Dollars ($970,000,000.00); and (v) from April 1, 2020 onwards, Nine Hundred Million Dollars ($900,000,000.00).
“Bill of Sale, Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(iii).
“Business Day” means any day other than a Saturday, Sunday, public holiday or other day on which commercial banks in the State of New York are authorized by law to close.
“Buyer” has the meaning set forth in the preamble.
“Buyer Guarantor” means PBF Energy, Inc., a Delaware corporation.
“Buyer Guaranty” means the guaranty agreement executed by Buyer Guarantor simultaneously with the execution of this Agreement in the form of Exhibit A, whereby, among other matters, Buyer Guarantor guarantees payment of Buyer’s obligations under this Agreement.
“Buyer Indemnified Parties” has the meaning set forth in Section 13.02.
“Buyer Non-HSE Deductible Amount” has the meaning set forth in Section 13.08(c)(ii).
“Buyer Non-HSE De Minimis Amount” has the meaning set forth in Section 13.08(c)(i).
“Buyer Remediation Activities” has the meaning set forth in Schedule 15.01.
“Buyer’s Defense Costs” has the meaning set forth in Section 8.01(c).
“Buyer’s Percentage of Shared HSE Liabilities” has the meaning set forth in Schedule 15.01.
“Casualty” means a damage or destruction of all or any material portion of the Assets by a Casualty Event for which the associated repair or replacement costs would reasonably be expected to exceed Eleven Million Dollars ($11,000,000).
“Casualty Event” means, with respect to any Person, any loss, damage or destruction of the assets of such Person, as a result of any act of God, fire, explosion, collision, earthquake, windstorm, flood or other casualty event or any condemnation by any Governmental Authority, but for the avoidance of doubt excluding any loss, damage or destruction as a result of events that arise in the ordinary course, such as depreciation or ordinary wear and tear.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Section 9601 et seq.
“Claim” means a dispute, claim, or controversy whether based on contract, tort, strict liability, statute or other legal or equitable theory (including any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of an agreement).
“Claim Notice” has the meaning set forth in Section 13.04(b).

Sale and Purchase Agreement

“Claims Manager” has the meaning set forth in Section 13.04(a).
“Cleanup and Abatement Orders” means individually and collectively (i) that certain Waste Discharge Requirements Order No. R2-2013-0034 issued by the California Regional Water Quality Control Board, San Francisco Bay Region adopted October 9, 2013, as amended or supplemented by the Board in any subsequent correspondence or communication, and (ii) that certain Site Cleanup Requirements Order No. R2-2014-0025 issued by the California Regional Water Quality Control Board, San Francisco Bay Region adopted June 11, 2014, as amended or supplemented by the Board in any subsequent correspondence or communication.
“Closing” means the closing of the Contemplated Transactions in accordance with the terms and conditions of this Agreement.
“Closing Date” means the time and date established for the Closing pursuant to Section 3.01.
“Closing Date Payment” has the meaning set forth in Section 2.09.
“Closing Documents” means the agreements, documents, instruments and certificates executed and delivered by the Parties or their Affiliates at the Closing pursuant to Section 3.02 and any other agreements, documents, instruments or certificates executed in connection with or as required under this Agreement, including the Commercial Agreements.
“Closure” means achieving compliance with either (i) the industrial cleanup standards established or approved by the applicable Governmental Authority or (ii) a calculated risk-based cleanup objective approved by the applicable Governmental Authority. Compliance shall be established by receipt of a “No Further Action Letter” or similar communication from the applicable Governmental Authority that no further action (other than maintenance of institutional controls) is required or that the action taken by or on behalf of Seller or Buyer has been completed.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercial Agreements” means individually and collectively the Crude and Feedstock Supply Agreement and the Products Offtake Agreement.
“Confidential Information” has the meaning set forth in Section 18.15(a).
“Confidentiality Agreement” means that certain Confidentiality Agreement between Seller and PBF Holding Company LLC dated September 7, 2018.
“Consequential Damages” has the meaning set forth in Section 13.08(a).
“Construction Activity” has the meaning set forth in Schedule 15.01.
“Contemplated Transactions” means all of the transactions contemplated by this Agreement including: (i) the sale of the Assets to Buyer; (ii) the execution and delivery of the Closing Documents; and (iii) the performance by the Parties of their respective covenants and obligations under this Agreement.
“Contract” means any contract, agreement, commitment, lease or other obligation or arrangement, of whatever kind and nature (whether written or oral), but excluding any contract, agreement, commitment, obligation or arrangement relating to Intellectual Property, any Employee Benefit Plan and any Excluded Contract.

Sale and Purchase Agreement

“Corrective Action” means all expenditures and activities reasonably taken pursuant to applicable HSE Law, whether undertaken pursuant to judicial or administrative order or otherwise to investigate, test, monitor and, if required, clean up, abate, remove, dispose, treat, cover, remediate (including by natural attenuation or bioremediation), protect from human or environmental exposure or in any other commercially reasonable way, adjust Hazardous Substances in the environment at, on, under, above or from the Refinery, including reasonably incurred removal, remediation or cleanup costs, investigation and assessment costs, government oversight and response costs.
“Corrective Action Orders” means any order, decree, directive, settlement (including consent decree) or any other similar requirement or demand issued by, or entered into with, any applicable Governmental Authority pursuant to any HSE Law relating to the ownership, operation or use of any of the Assets; provided, however, that the term “Corrective Action Order” does not include any HSE Law in and of itself.
“Credit Support Arrangements” has the meaning set forth in Section 7.08(a).
“Crude and Feedstock Supply Agreement” means the Crude and Feedstock Supply Agreement attached hereto in the form of three separate confirmation agreements as Exhibit G.
“Data Room” means the electronic data room(s) maintained by Intralinks, Inc. on behalf of Seller for the posting of documents for review by Buyer in connection with the Contemplated Transactions.
“Deeds” has the meaning set forth in Section 3.02(a)(i).
“Disapproved Title Condition” has the meaning set forth in Section 8.15(b).
“Disclosure Letter” means the disclosure letter delivered by Seller to Buyer concurrently with the execution of this Agreement setting forth certain disclosures pursuant to and certain exceptions to the representations and warranties of Seller contained in Article IV.
“Dispute” has the meaning set forth in Section 17.01.
“Easement Area” has the meaning set forth in Section 7.12(d).
“Easement Term” has the meaning set forth in Section 7.12(d).
“Easements” means easements, licenses that are in the nature of easements (rather than in the nature of leases), rights-of-way, servitudes, surface use agreements, leases (other than leases for Refinery Leased Real Property), franchises, and similar agreements appurtenant to or benefitting the Real Property.
“Effective Time” has the meaning set forth in Section 3.03.
“Electing Party” has the meaning set forth in Section 14.05.
“Employee” has the meaning set forth in Schedule 10.01.
“Employee Benefit Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, incentive or deferred compensation, severance, termination, retention, supplemental unemployment benefit, premium reduction, mortgage assistance, employee loan, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, funded or unfunded, registered or unregistered, that provides or may provide benefits or compensation in respect

Sale and Purchase Agreement

of any Employee or the beneficiaries or dependents of any such Employee or under which any Employee is or may become eligible to participate or derive a benefit and that is or has been established, maintained or contributed to by the Seller Companies or their respective Affiliates.
“Employee List” has the meaning set forth in Schedule 10.01.
“Employment Commencement Date” means the Effective Time, except that in the case of any Transferred Employee who is an Inactive Employee at the Effective Time, “Employment Commencement Date” shall mean the date, if ever, on which such Transferred Employee returns to active employment in the Operations.
“Environmental Condition” means any condition at, on, under, within, emanating or migrating to or from the Refinery, in each case arising out of the presence of or Release of any Hazardous Substances in the soil or groundwater on, at, or underlying the Refinery (but excluding any Release of Hazardous Substances that has migrated on-site from property owned or operated by an unrelated third party), and requiring Corrective Action or other action pursuant to applicable HSE Laws.
“Environmental Credits” means all of those emissions credits, allowances, AB32 combustion source allowances, AB32 fuels supplier allowances, offsets, Emissions Reduction Credits (ERCs), Interchangeable Emission Reduction Credits (IERCs), compliance instruments, allotments, renewable identification numbers, Low Carbon Fuel Standard credits, certificates, authorizations, and other credits (relating to applicable fuel quality standards, renewable fuel and emissions standards, and other matters) as described in Schedule 1.01F.
“Environmental Testing” means any environmental site assessment, test, inspection or investigation of the soil or groundwater associated with the Assets or other relevant or applicable locations (i) for the purpose of creating new data, such as taking environmental samples, analysis of samples, or drilling of groundwater wells, including any ASTM Phase II environmental site assessment, or (ii) that could reasonably be expected to lead to the discovery, investigation or assessment of an Environmental Condition.
“Equipment” means all furnishings, furniture, computer hardware, telecommunications equipment, fittings, machinery (mobile or otherwise), equipment and systems, works-in-process, loading and unloading lines, vehicles, refining process units, tools, spare parts and warehouse stores, apparatus, tanks, meters, pumps, engines, compressors, pipes, valves, connections, regulators, sewers, appliances, signs and all other articles of tangible personal property of every kind whatsoever, in all cases owned by or leased to a Seller Company or a Seller Company’s Affiliate, that are located in or on, attached or appurtenant to the Real Property or are used in or held for use by a Seller Company or a Seller Company’s Affiliate for operation, repair, construction, improvement or maintenance of the Assets.
“Equity Interests” means capital stock, partnership or membership interests or units (whether general or limited), other equity interests, and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.
“ERISA” has the meaning set forth in Schedule 10.01.
“Execution Date” has the meaning set forth in the preamble.
“Excluded Assets” has the meaning set forth in Section 2.02(a).

Sale and Purchase Agreement

“Excluded Contracts” has the meaning set forth in Section 2.02(a)(v).
“Excluded Pipelines” has the meaning set forth in Section 2.02(a)(xiv).
“Extended Outside Date” has the meaning set forth in Section 16.02.
“Field Inspector” has the meaning set forth in Section 2.08(b).
“Field Inspector Report” has the meaning set forth in Section 2.08(c).
“Force Majeure Event” means any (i) fire, explosion, casualty or accident; (ii) act of God, including epidemic, hurricane, tornado, earthquake, cyclone or flood; (iii) war, revolution, civil commotion or hostilities, including act of enemies, blockade, or embargo; or (iv) other similar occurrences or acts beyond the reasonable control of a Party (or, in the case of Seller, an applicable Seller Company), which act or occurrence shall make it impossible for the Party concerned to carry out the obligations of such Party under this Agreement (but lack of financial ability shall not be a Force Majeure Event).
“Fundamental Representations” has the meaning set forth in Section 13.07.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means the United States and any foreign, state, county, city or other political subdivision and any department, commission, board, bureau, agency, commission, officer, official, court, tribunal, arbitrator, board or bureau or other instrumentality thereof (including any Antitrust Authority) and any self-regulatory organization, such as a securities exchange.
“Hazardous Substance” means any: (i) such substance as defined by any HSE Law; (ii) petroleum product (i.e., gasoline, diesel fuel, motor oil, waste or used oil, heating oil, or kerosene, together with crude petroleum and any other fraction or derivative thereof), oil, or waste oil; (iii) asbestos, polychlorinated biphenyls, or PFAS (as defined in Schedule 15.01); (iv) natural gas, natural gas liquids, liquefied natural gas, and synthetic gas usable for fuel; (v) substance which is explosive, corrosive, reactive, flammable, infectious, radioactive, carcinogenic, or mutagenic; (vi) urea formaldehyde foam insulation; (vii) transformers or other equipment which contain dielectric fluid; (viii) freon and other chlorofluorocarbons; (ix) radon gas; (x) hazardous material, toxic substance, toxic pollutant, solid waste, municipal waste, industrial waste, hazardous waste, pollutant or contaminant under any HSE Law; and (xi) other chemical, material, or substance exposure to which or whose discharge, emission, disposal, or release is prohibited, limited, or regulated under any HSE Law.
“HSE Claim” means any Claim relating to an HSE Liability, including any administrative, regulatory or judicial action, suit, order, demand, directive, claim, lien, investigation, Proceeding or written notice of noncompliance or violation by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, Corrective Action, investigations, cleanup, governmental response, removal, remediation, Natural Resource Damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (i) the presence or Release of, or exposure to, any Hazardous Substances; or (ii) the failure to comply with any HSE Laws.
“HSE Deductible Amount” has the meaning set forth in Schedule 15.01.
“HSE De Minimis Amount” has the meaning set forth in Schedule 15.01.

Sale and Purchase Agreement

“HSE Indemnification Cap” has the meaning set forth in Schedule 15.01.
“HSE Law” means any and all present or future local, state, and federal laws, principles of common law, statutes, ordinances, regulations, rules, orders, Permits, standards or requirements (including consent decrees, judicial decisions, judgments, injunctions and administrative orders issued or approved thereunder), together with all related amendments and implementing regulations and all common law, pertaining to or regulating pollution, environmental protection, health and safety of persons, pipeline safety, natural resource damages, conservation of resources, wildlife, waste management, the use, storage, generation, production, treatment, release, emission, discharge, remediation, removal, disposal or transport or any other activity related to a Hazardous Substance or any other environmental matter, including: CERCLA; RCRA; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. Section 3009f et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Section 651 et seq.; the Hazardous Liquid Pipeline Safety Act, as amended, 49 U.S.C. Section 60101 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq.; the Clean Water Act, 33 U.S.C. Sections 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq.; the Atomic Energy Act, 42 U.S.C. Sections 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136 et seq.; and any other laws related to any “Hazardous Material” as that term is defined in California Health and Safety Code Section 25260(d) and any state equivalent laws, including the California Global Warming Solutions Act of 2006, Assembly Bill 32.
“HSE Liability” means any Loss, Obligation, Proceeding, or Claim (including HSE Claims) arising under or in connection with any HSE Law (including Permits issued pursuant to or required by any HSE Laws) related to or arising out of the ownership, operation or use of the Assets, including any Obligation under HSE Law (whether unknown, actual or contingent) to take Corrective Action with respect to any Environmental Condition or any Hazardous Substances elsewhere which have emanated from or onto any Real Property or which have arisen from activities or non-performance related to the Assets, and irrespective of whether the cause of the Obligation is unknown, has been known or should have been known or understood by the Seller Companies or their Representatives prior to the Closing Date.
“HSE Matters” or “HSE” means relating to pollution of the environment, including emissions, deposits, discharges, Releases into air, water, sewage systems and land, and the manufacture, processing, distribution, use, treatment, storage, disposal, transport, transmission and handling of Hazardous Substances, or matters otherwise relating to the health and safety, including occupational health and safety, of any Person or damage to the environment, property or assets.
“HSE Permit” means any approval, registration, authorization, certificate, certificate of occupancy, consent, license, order, Permit, variance or other similar authorization of any applicable Governmental Authority required by HSE Laws in effect on or prior to the Closing for the ownership, operation or use of the Refinery as they are operated by an applicable Seller Company as of the Execution Date.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“IBEW” has the meaning set forth in Schedule 10.01.
“IBEW Collective Bargaining Agreement” has the meaning set forth in Schedule 10.01.
“Independent Expert” has the meaning set forth in Section 8.07(d).

Sale and Purchase Agreement

“Improvements” means any and all buildings, structures, fixtures or other improvements owned by or leased to the Seller Companies that are located on or attached or affixed to the Assets, areas within any pipeline easements appurtenant to the Assets or areas under Real Property, including docks, aboveground and underground piping, process units, storage tanks, control houses, office buildings, laboratory facilities, warehouses, boiler houses, power plants, waste water treatment facilities and other similar facilities.
“Inactive Employee” means any Employee not actively at work in the Operations at the Effective Time on account of (i) illness or injury, occupational or otherwise; (ii) military service; or (iii) parental leave under the Seller Company’s US Family Leave Policy.
“Indemnified Party” means the Person or Persons indemnified, or entitled to be indemnified, held harmless or defended pursuant to this Agreement, including a Buyer Indemnified Party and a Seller Indemnified Party.
“Indemnifying Party” means the Party having the obligation to indemnify, defend and hold harmless pursuant to this Agreement.
“Inspector” has the meaning set forth in Section 2.08(e).
“Intellectual Property” means intellectual and similar property of every kind and nature, including patents, inventions, invention disclosures, patent applications and divisions, continuations, continuations-in-part, extensions and reissues of same, trademarks, copyrights, including registrations and applications to register copyrights, moral rights, formulae, processes, engineering data, designs, know-how, show-how, confidential or proprietary technical information or other similar data or information, but excluding Software.
“Intellectual Property License Agreement” means the Intellectual Property License Agreement in the form attached as Exhibit F to this Agreement.
“Interim Period” means the period of time from the Execution Date until the earlier of the Closing or the termination of this Agreement pursuant to the terms and conditions herein.
“Inventory Balance” has the meaning set forth in Section 2.08(f).
“Inventory Deposit” has the meaning set forth in Section 2.08(a).
“Inventory Notice Date” has the meaning set forth in Section 2.08(e).
“Inventory Statement” has the meaning set forth in Section 2.08(e).
“Inventory Value” has the meaning set forth in Section 2.08(e).
“IT” means information technology.
“IT Equipment” means Equipment used by Seller for the Operations in connection with IT services as at the Execution Date, including personal computers and peripherals, printers, scanners, mobile computing devices, mobile telephones, desk phones and PBX systems, servers, storage, racks, voice and data network devices.

Sale and Purchase Agreement

“IT System” means all IT Equipment, Software, networks, services, databases, IT infrastructure components or tools and any Intellectual Property that is an integral part of such IT Equipment and Software, including Seller’s Software and Third Party Software used in the Operations of the Assets.
“Judgments” means any judgments, orders, decisions, injunctions, decrees or awards of any federal, state, local or foreign court, arbitrator or administrative or other Governmental Authority having jurisdiction.
“Known” “Knowledge” or “To the Knowledge of” or “Within the knowledge of” means, with respect to Seller and Buyer that such entity will be deemed to have knowledge of a matter if, in the case of Seller, any of the individuals listed in Schedule 1.01C and, in the case of Buyer, any of the individuals listed in Schedule 1.01D has (i) actual knowledge of such matter or (ii) would be reasonably be expected to have knowledge of such matter following reasonable inquiry in connection with the regular performance of their duties on behalf of Seller or Buyer, as applicable. The Parties acknowledge that, (i) in an effort to protect the confidentiality of the existence of the negotiation of this Agreement, prior to the Execution Date knowledge of the existence of the negotiation of this Agreement was limited to a select number of individuals within Seller’s and Buyer’s organizations, and that such limitations affected the inquiries that could be made prior to such date and (ii) following the Execution Date, the obligation for a reasonable inquiry shall not be affected by such confidentiality limitations (other than as set forth in Section 18.15).
“Known Environmental Condition” has the meaning set forth in Section 4.15(c).
“Leases” means, collectively, the leases, subleases or other occupancy agreements with respect to Refinery Leased Real Property, which are listed in Schedule 2.01(b).
“Letter of Direction” shall mean a letter from Buyer to Seller delivered in accordance with Sections 18.05(a) and 18.01 pursuant to which Buyer (i) (a) notifies Seller of the name of the assignee and/or transferee, (b) notifies Seller of the rights and/or obligations to be assigned or transferred, (c) notifies Seller of the effective date of the assignment and/or transfer, and (d) if applicable, directs Seller which Assets or Assumed Liabilities are to be assigned to or assumed by the assignee and/or transferee on the Closing Date, and (ii) attaches the instrument of assignment to be agreed between Buyer and the assignee and/or transferee
“LIBOR” means the rate for any one (1) month loan which appears on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of any period for which interest may be due under this Agreement.
“Lien Curative Costs” has the meaning set forth in Section 8.15(c).
“Liens” means any and all liens, mortgages, charges, pledges, security interests, or other financial encumbrances of any nature whatsoever, including those arising under any Contracts.
“Losses” means any and all costs, losses (but excluding lost profits except to the extent (x) awarded to a non-Affiliate third party or (y) included in the Margin Loss Amount in Schedule 2.06), judgments, settlements, liabilities, fines, penalties, obligations (including corrective and remedial obligations), damages (but excluding any indirect, special, punitive, exemplary and consequential damages other than such damages as may be awarded to a non-Affiliate third party), interest, bonding and appellate costs, and costs and expenses (including reasonable legal fees and expenses and reasonable fees and expenses of other accountants, engineers, consultants and investigators, in each case as may be

Sale and Purchase Agreement

incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder).
“Material Adverse Effect” means an effect, event, fact, circumstance, occurrence, condition, change or development (“Effects”) that, individually or in the aggregate, has had, or would reasonably be expected to have a material adverse effect on the business, properties, liabilities, financial condition or operations of the Assets, taken as a whole; provided, however, that in no event shall any Effect that results from any of the following be deemed to constitute a Material Adverse Effect: (i) this Agreement or any actions required to be taken in compliance with this Agreement, the Contemplated Transactions, or the pendency or announcement thereof, (ii) changes or conditions generally affecting the petroleum refining, marketing, transportation or pipeline industry (including feedstock pricing, refining, marketing, transportation, pipeline, terminaling and trading, generally or regionally), (iii) changes in general economic, capital market, regulatory or political conditions in the United States or elsewhere (including interest rate and currency fluctuations), (iv) changes or proposed changes in Applicable Law occurring after the Execution Date, (v) changes or proposed changes in accounting principles or GAAP occurring after the Execution Date, (vi) acts of war, insurrection, sabotage or terrorism occurring after the Execution Date, other than such acts that are specifically directed towards or directly affect the Assets, or (vii) the Seller Companies’ failure, in and of itself, to meet operational or financial expectations or projections.
“Material Contract” means any Contract (including all contracts identified as leases in accordance with Accounting Standards Codification 842 “Leases” under GAAP) material to the ownership, operation or use of the Assets (i) to which a Seller Company is a party and (ii) (A) that involves payments to or from the Seller Companies in excess of One Million Dollars ($1,000,000) on an annual basis, (B) which requires the payment of a penalty, liquidated damages or other amount in excess of One Million Dollars ($1,000,000) upon termination, excluding payment obligations solely arising from a breach, (C) by which the Assets are bound or (D) is a Refinery Collective Bargaining Agreement.
“Material Requirements” has the meaning set forth in Section 16.01(g).
“Multi-Site Framework Contracts” means those contracts or agreements (including global or enterprise framework agreements and any related call-offs thereto or work orders issued thereunder) between Seller, or any Affiliate of Seller, and a third party pursuant to which Seller or its Affiliate also receives or can request/order goods or services in respect of assets or locations other than the Refinery.
“Natural Resource Damage” means any natural resources damages, including any natural resources damage assessment, under any HSE Law.
“New Seller Information” has the meaning set forth in Section 6.03(a).
“Non-Group IT Equipment” means IT Equipment which is not owned by a Seller Company or an Affiliate of a Seller Company.
“Non-Represented Employee” has the meaning set forth in Schedule 10.01.
“NORM” has the meaning set forth in Schedule 15.01.
“Obligations” means any duties, responsibilities, liabilities and obligations, costs and expenses of whatever kind and nature, whether vested, absolute or contingent, primary or secondary, direct or indirect, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether based in common law or statute or arising under contract or by action of any Government Authority or otherwise.

Sale and Purchase Agreement

“OFAC” has the meaning set forth in Section 5.08.
“Operations” means those activities conducted by the Seller Companies in the Ordinary Course of Business of operating the Refinery and the Assets.
“Ordinary Course of Business” means the ordinary course of business in all material respects consistent with the applicable Party’s historical custom and practice (including (x) with respect to quantity and frequency, and (y) the build-up or draw-down of any inventories in connection with any turnaround); provided that, for purposes of this Agreement, “Ordinary Course of Business” includes all reasonably necessary actions taken in connection with, in contemplation of or in preparation for the sale of the Assets, the Closing and any other Contemplated Transactions but, for the avoidance of doubt, shall not include any acts, omissions or conduct restricted or prohibited under Section 6.02 of this Agreement during the Interim Period.
“Organizational Documents” means the articles of incorporation, articles of organization, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating or company agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.
“Outside Date” has the meaning set forth in Section 16.01.
“Party” and “Parties” has the meaning set forth in the preamble.
“PCBs” has the meaning set forth in Schedule 15.01.
“Permits” means any permits, temporary permits to construct or operate, licenses, approvals, registrations, orders, waivers, variances or other authorizations issued or granted by any Governmental Authority. Permits shall not include Easements.
“Permitted Encumbrances” means, with respect to the Assets, any Liens that are:

(i)	set forth in Schedule 1.01E;

(ii)
reserved to or vested in any Governmental Authority to control or regulate any of the Assets or the Operations, or arise under all Applicable Laws of such authorities, including any building or zoning ordinances and all HSE Laws, and any reservations and limitations set out in any Applicable Law pertaining to land;

(iii)	as a result of acts done or suffered to be done by, and Judgments against, Buyer and those claiming by, through or under Buyer; or

(iv)	contemplated in accordance with the terms of this Agreement or the Closing Documents.
“Person” means any individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including a Governmental Authority or instrumentality thereof.
“Personal Data” means any information relating to an identified or identifiable individual.

Sale and Purchase Agreement

“Pipeline Easement” has the meaning set forth in Section 7.12(b).
“Post-Closing Payments” has the meaning set forth in Section 2.06.
“Post-Closing Title Cure Offer” has the meaning set forth in Section 8.15(c).
“Post-Closing Title Defects” has the meaning set forth in Section 8.15(c).
“Primarily” means that an asset is currently, or during the six months preceding the Execution Date and the Closing Date, has been or would have been, used for more than 50% of the time in the operations of a specified business (excluding the impact of maintenance, outages and other downtime).
“Proceeding” has the meaning set forth in Section 4.09.
“Products Offtake Agreement” means the Products Offtake Agreement attached hereto in the form of seven separate confirmation agreements as Exhibit H.
“Purchase Price” has the meaning set forth in Section 2.04.
“RCIP” has the meaning set forth in Section 8.14(c)(i).
“RCRA” means the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq.
“Reactors” has the meaning set forth in Section 2.06(b).
“Real Property” means, collectively, the Refinery Leased Real Property and the Refinery Owned Real Property.
“Real Property Interest Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).
“Received Personal Data” has the meaning set forth in Schedule 10.02.
“Receiving Party” has the meaning set forth in Section 18.15(e).
“Refinery” has the meaning set forth in the recitals.
“Refinery Books and Records” means all operating records and data in the possession of the Seller Companies, including in on-site and off-site storage, to the extent relating to and necessary for the Operations of the Refinery, subject to the applicable Seller Company’s record retention policy, including all procedures (other than procedures included in Intellectual Property excluded pursuant to Section 2.02(a)(iv)), books, records, cost and pricing information, accounting records, supplier lists and records, training materials and equipment, training records (including certifications), maintenance and inspection reports, equipment lists, repair notes and archives, and technical drawings. Notwithstanding the preceding sentence, unless required to be maintained on the premises of the Refinery by Applicable Law, “Refinery Books and Records” shall exclude (i) any of the Seller Companies’ or their respective Affiliates’ business plans, strategies, cost and pricing information, accounting records, vendor lists and records, proprietary training materials and equipment, training, personnel and medical records (including certifications) of Employees that do not become Transferred Employees, equipment lists, technical drawings, and contracts and financial records to the extent they address or reflect activities outside of the Operations of the Assets; (ii)  any of the Seller Companies’ or their respective Affiliates’ company minute books and records, Tax Returns, Tax records that relate to a Seller Company’s or its Affiliates’ business generally or other materials that do not pertain to the Assets or ongoing day-to-day operation

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of the Assets; (iii) hiring exams for Transferred Employees that do not relate to qualification for specific positions; (iv) any transfer pricing information that is not included in the Refinery Financial Statements; and (v) materials that are subject to any applicable legal privileges, including attorney work product and attorney-client communications. Further, (x) Intellectual Property (including any Intellectual Property licensed pursuant to the Intellectual Property License Agreement or Shell Software License Agreement), which is separately addressed in Section 9.01, and (y) any information technology, which is separately addressed in Section 8.13, shall not be included in the “Refinery Books and Records”.
“Refinery Collective Bargaining Agreements” has the meaning set forth in Schedule 10.01.
“Refinery Contracts” has the meaning set forth in Section 2.01(f).
“Refinery Financial Statements” has the meaning set forth in Section 6.04.
“Refinery Hydrocarbon Inventory” has the meaning set forth in Section 2.01(c).
“Refinery Leased Real Property” means, collectively, the real property interests leased or subleased by the Seller Companies, or other real property interests that are in the nature of leases (rather than in the nature of Easements) such as licenses or other similar occupancy agreements, respecting real property and buildings, fixtures and real property Improvements, which are described in Schedule 2.01(b), together with all rights, title and interest in and to all Easements, privileges and impertinence related thereto fixtures, buildings and other structures, facilities or Improvements currently or hereafter located thereon prior to the Closing and all option agreements and similar land-related agreements or interests relating to and benefiting the foregoing.
“Refinery Non-Hydrocarbon Inventory” has the meaning set forth in Section 2.01(d).
“Refinery Owned Real Property” means, collectively, the real property interests owned by the Seller Companies and relating to the Assets that are described in Schedule 2.01(a)(1), together with all rights, title and interest in and to all Easements, privileges and impertinence related thereto, fixtures, buildings and other structures, facilities or Improvements currently or hereafter located thereon prior to Closing and all option agreements and similar land-related agreements or interests relating to and benefiting the foregoing.
“Refinery Permits” has the meaning set forth in Section 2.01(g).
“Refinery Personal Property” has the meaning set forth in Section 2.01(e).
“Release” means any spilling, leaking, seeping, pumping, pouring, emitting, emptying, injecting, discharging, escaping, leaching, dumping, disposing or releasing of a Hazardous Substance into the environment (including the air, soil, surface water, groundwater, sewer, septic system, or waste treatment, storage, or disposal systems) of any kind whatsoever, including the abandonment or discarding of barrels, containers, tanks or other receptacles containing or previously containing a Hazardous Substance.
“Remediation Buyout Payment” has the meaning set forth in Schedule 15.01.
“Representative” means with respect to a Person such Person’s and its Affiliates’ respective owners, directors, officers, managers, employees, agents, consultants, advisors (including such Person’s accountants, counsel, environmental consultants, financial advisors, lenders and investment bankers) and other authorized representative of such Person.

Sale and Purchase Agreement

“Represented Employee” has the meaning set forth in Schedule 10.01.
“Retained Liabilities” has the meaning set forth in Section 2.03(c).
“Retained HSE Liabilities” has the meaning set forth in Schedule 15.01.
“Retained HSE Liabilities Cap” has the meaning set forth in Schedule 15.01.
“Retained Offsite Environmental Liabilities” means all Obligations imposed by HSE Laws to the extent related to, arising out of, resulting from, or occurring during:

(i)
a Seller Company’s shipment, transfer or disposal to off-site facilities of wastes, recycled materials, reclaimed materials, Hazardous Substances or other materials generated or used as a result of or in connection with the Operations of the Refinery prior to the Effective Time (it being understood that, with respect to Hazardous Substances generated as a result of a Shared HSE Liability hereunder, each Party will be responsible for its respective share of any shipment, transfer or disposal liability pursuant to Sections 15.04 and 15.06 of Schedule 15.01, and not as an Assumed HSE Liability or Retained HSE Liability); and

(ii)
subject to (i), any liability for any designated “Superfund” site (other than the Real Property) under CERCLA and state “superfund” laws where a Seller Company is designated as a “Potentially Responsible Party” or “Potentially Liable Party” or similar designations under CERCLA or state “superfund” laws for Hazardous Substances generated or used at the Refinery and shipped, transferred or disposed by or on behalf of a Seller Company at such “Superfund” site, provided that if Buyer is also designated as a “Potentially Responsible Party” or “Potentially Liable Party” or similar designations under CERCLA or state “superfund” laws, such Obligations shall be limited to the Hazardous Substances shipped, transferred or disposed by or on behalf of a Seller Company at such site.

“Reverse Termination Fee” has the meaning set forth in Section 16.04(c).
“Rolling Stock” means all vehicles, trucks, tractors, and trailers, all whether owned, leased or subject to a contract of purchase and sale, or lease commitment, that are Primarily used by the Seller Companies in the operation, repair, construction, improvement or maintenance of the Assets, excluding trucks and trailers used for delivery of refined petroleum products to retail gasoline stations.
“Rule 3-05” has the meaning set forth in Section 6.04.
“Seller” has the meaning set forth in the preamble.
“Seller Elected Curative Costs” has the meaning set forth Section 8.15(c).
“Seller Captive Insurer” has the meaning set forth in Section 8.14(a).
“Seller Company” means Seller and each of its Affiliates that own any interest in any of the Assets.
“Seller Indemnified Parties” has the meaning set forth in Section 13.01.

Sale and Purchase Agreement

“Seller Insurance Policies” has the meaning set forth in Section 8.14(a).
“Seller Non-HSE Deductible Amount” has the meaning set forth in Section 13.08(b)(ii).
“Seller Non-HSE De Minimis Amount” has the meaning set forth in Section 13.08(b)(i).
“Seller Non-HSE Indemnification Cap” has the meaning set forth in Section 13.08(b)(iii).
“Seller Remediation Activities” has the meaning set forth in Schedule 15.01.
“Seller’s Election” has the meaning set forth in Section 8.01(c).
“Seller’s External Counsel” has the meaning set forth in Section 18.09(b).
“Seller’s Percentage of Shared HSE Liabilities” has the meaning set forth in Schedule 15.01.
“Seller’s Software” means any Software and online services in relation to which Seller or an Affiliate of Seller owns all intellectual property rights.
“Severance Benefit” has the meaning set forth in Schedule 10.01.
“Shared HSE Liabilities” has the meaning set forth in Schedule 15.01.
“Shell IP-address” means any internet protocol address assigned to Seller or Affiliate of Seller.
“Shell Software License Agreement” means the Shell Software License Agreement attached hereto as Exhibit E.
“Software” means computer software including computer programs, applications and databases in any form, including source code and object code, operating systems and specifications, firmware, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, data formats, internet web sites, web content and links, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations.
“Survey” has the meaning set forth Section 8.15(a).
“Taking” means taken by condemnation or eminent domain or by agreement in lieu thereof with any Person authorized to exercise such rights.
“Target Delivery Date” has the meaning set forth in Section 2.06(b).
“Tax Allocation” has the meaning set forth in Section 14.04.
“Taxes” means all United States federal, state, local or foreign income, profits, gross receipts, branch profits, windfall profits, license, premium, escheat, environmental, capital stock, severance, real or personal property, ad valorem, intangible property, occupation, production, franchise, capital gains, employment, withholding, social security (or similar), disability, registration, stamp, payroll, goods and services, alternative or add-on minimum tax, or any other taxes, charges, fees, imposts, duties, levies, withholdings or other assessments imposed by any Governmental Authority, including environmental taxes imposed pursuant to Chapter 38 of the Code, and similar state laws, excise taxes, customs duties, utility, property, sales, use, value added, transfer and fuel taxes, or other like assessment or charge of any kind whatsoever, together with any interest, fines, penalties or additions to tax attributable to or imposed on or in respect thereof imposed by any Governmental Authority, whether or not disputed, and

Sale and Purchase Agreement

including (i) any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person and (ii) all applicable sales, use, excise, business, occupation or other tax, if any, relating to this or any other service, supply or operating agreement.
“Tax Benefit” means, with respect to any Losses subject to indemnity under Article XIII, an amount by which the net Tax liability of the Indemnified Party (or a group filing a Tax Return that includes such Indemnified Party) is actually reduced in any Tax period as a result of Losses or the amount of Tax refund that is generated as a result of such Losses, and any related interest received from the applicable Governmental Authority.
“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to any Taxes (including any attached schedules) including any information return, claim for refund, amended return and declaration of estimated Taxes and any amendment thereof.
“Termination Fee” has the meaning set forth in Section 16.04(b).
“Third Party Appraiser” has the meaning set forth Section 8.15(d).
“Third Party Claim” has the meaning set forth in Section 13.05(a).
“Third Party Property” means improvements, equipment, inventory and any other tangible personal property located on the Real Property as of the Effective Time that are not owned by or leased or rented to a Seller Company.
“Third Party Software” means any software, other than Seller’s Software, which is used by a Seller Company as of the Execution Date, including as installed on IT Equipment owned or used by a Seller Company, and/or as licensed, sublicensed or otherwise provided to a Seller Company by an Affiliate of the Seller Company.
“Title Commitment” has the meaning set forth Section 8.15(a).
“Title Company” means Fidelity National Title Company.
“Title Defect Amount” has the meaning set forth Section 8.15(d).
“Title Defect Condition” has the meaning set forth Section 8.15(c).
“Title Insurance” has the meaning set forth Section 8.15(d).
“Title Notice” has the meaning set forth Section 8.15(b).
“Title Review Period” has the meaning set forth Section 8.15(b).
“Trademarks” means with regard to the Seller Companies and their respective Affiliates: (i) any and all trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, trade dress, word marks, word mark registrations, word mark applications and trade names owned by a Seller Company or any Affiliate of the Seller Companies, including the name “Shell”, and the Shell emblem and logos used by or licensed to the Seller Companies in connection with any of the Assets; and (ii) the goodwill of the Assets in connection with which such Trademarks have been used.

Sale and Purchase Agreement

“Transaction Engagement” has the meaning set forth in Section 18.09(b).
“Transferred Employee” has the meaning set forth in Schedule 10.01.
“Transition Services Agreement” means, if required by this Agreement, a Transition Services Agreement to be entered into by and between a Seller Company and Buyer on the Closing Date, substantially in the form attached hereto as Exhibit J.
“USW” has the meaning set forth in Schedule 10.01.
“USW Collective Bargaining Agreement” has the meaning set forth in Schedule 10.01.
“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq., and any similar state or local law, including the California Worker Adjustment and Retraining Notification Act, Cal. Labor Code §1400 et seq.
1.02    Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a)All references herein to Articles, Sections, Exhibits and Schedules are to Articles and Sections of and Exhibits and Schedules attached to and forming part of this Agreement, unless the contrary is specifically stated;

(b)The headings of the Articles, Sections and subsections of this Agreement and the headings contained in the Exhibits and Schedules hereto are inserted for convenience of reference only and shall not in any way define or affect the meaning, construction, or scope of any of the provisions hereof or thereof;

(c)If a word or phrase is defined, its other grammatical forms have a corresponding meaning. A defined term has its defined meaning throughout this Agreement and each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(d)In the event of any conflict between the main body of this Agreement and the Exhibits and Schedules hereto, the provisions of the main body of this Agreement shall prevail;

(e)Except where specifically stated otherwise, any reference to any law, statute, regulation, rule, or agreement shall be a reference to the same as amended, supplemented or re-enacted from time to time and, with respect to a law, statute or regulation, shall include any successor thereto and any rules and regulations promulgated thereunder;

(f)Whenever the words “include,” “including,” or “includes” appear in this Agreement, they shall be read as if followed by the words “without limitation” or words having similar import;

(g)Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa;

Sale and Purchase Agreement

(h)A reference to any agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document;

(i)A reference to any party to this Agreement or another agreement or document includes the party’s permitted successors and assigns;

(j)A reference to a writing includes a facsimile transmission or a portable document format (“.pdf”) or similar transmission of it and any means of reproducing of its words in a tangible and permanently visible form;

(k)The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(l)The term “cost” includes expense and the term “expense” includes cost;

(m)The word “or” will have the inclusive meaning represented by the phrase “and/or”;

(n)The phrase “and/or” when used in a conjunctive phrase, means any one or more of the Persons specified in or the existence or occurrence of any one or more of the events, conditions or circumstances set forth in that phrase; provided, however, that when used to describe the obligation of one or more Persons to do any act, it means that the obligation is the obligation of each of the Persons but that it may be satisfied by performance by any one or more of them;

(o)“Shall” and “will” have equal force and effect;

(p)Unless otherwise specified, all references to a specific time of day in this Agreement shall be based upon Central Standard Time or Central Daylight Savings Time, as applicable on the date in question in Houston, Texas;

(q)References to “$” or to “dollars” means the lawful currency of the United States of America;

(r)All references to “day” or “days” means calendar days unless specified as a “Business Day.” No action shall be required of the Parties except on a Business Day, and in the event an action is required on a day which is not a Business Day, such action shall be required to be performed on the next succeeding day which is a Business Day;

(s)Time periods within or following which any payment is to be made or an act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends and by extending the period to the next Business Day following if the last day of the time period is not a Business Day;

(t)For purposes of Article IV, the words “delivered to,” “provided to,” “made available to” or words of similar import mean posted to the Data Room; and

(u)The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of

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proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II
PURCHASE AND SALE OF THE ASSETS

2.01    Purchase and Sale. Subject to the terms and conditions of this Agreement, on the Closing Date, Seller shall (or shall cause each applicable Seller Company to) sell, assign, transfer, convey and deliver (subject to Section 8.02 or Article IX, as applicable) to Buyer as of the Effective Time, and Buyer shall purchase, acquire and accept from Seller (or each applicable Seller Company) as of the Effective Time, all of the right, title and interest of the Seller Companies in and to the following assets (other than the Excluded Assets) (the “Assets”):

(a)The Refinery Owned Real Property, together with all of the Seller Companies’ right, title and interest in and to all Easements, privileges, and appurtenances related thereto and together with all Improvements located thereon including the refinery process units, fuel process units, above ground and underground storage tanks and piping, wharf, utilities, office buildings and other structures, improvements, and fixtures, including the pipelines identified on Schedule 2.01(a)(2);

(b)The Refinery Leased Real Property, together with all Improvements located thereon;

(c)All hydrocarbon inventory (including tank bottoms, heels, inventory below suction level and line fill) owned by the Seller Companies as of the Effective Time for use Primarily in, resulting from, or located within or upon the Refinery (collectively, the “Refinery Hydrocarbon Inventory”), including each of the following as of the Effective Time:

(i)all crude oil, blendstock, feedstock and intermediate petroleum products owned by the Seller Companies that are located at the Refinery or that are in transit to or from the Refinery or held in off-site storage including hydrocarbons in process units or in interconnecting lines at the Refinery;

(ii)all refined and intermediate product inventories, including petroleum coke and sulfur that are either at the Refinery, held in off-site storage or are in transit (including those in pipelines, trucks, railcars, barges or vessels) where the Seller Companies hold the title thereto; and

(iii)all additives at the Refinery (excluding additives used by the Seller Companies in finished products);

provided, that, in all cases (x) excluding all finished and unfinished products that have left the Refinery and are in transit to any customer where title has passed to the customer) and (y) including the total contents of all applicable storage tanks and in line, propellant and unit fill at the Refinery or off-site storage, regardless of whether above or below the off-take pipe, including bottom sediment and water;
(d)All non-hydrocarbon inventories owned by the Seller Companies as of the Effective Time for use Primarily in the operation of the Refinery consisting of (collectively, the “Refinery Non-Hydrocarbon Inventory”):

Sale and Purchase Agreement

(i)chemicals, catalyst and precious metals located at the Refinery (including catalyst and precious metals located in process units) and other non-hydrocarbon inventories located at the Refinery, and

(ii)(A) corrosion inhibitors and similar materials and (B) stores inventories, including maintenance and capital spares, joints, valves and parts that are located (1) at the Refinery and used Primarily in the Operations, (2) at any off-site storage facility or vendor and used exclusively in the Operations or (3) at any off-site storage facility or vendor used in the Operations and at the Seller Companies’ other facilities to the extent that such inventories stored off-site can be allocated among the Refinery and the Seller Companies’ other facilities in a manner that is fair and equitable;

(e)The Equipment, Rolling Stock, and other tangible personal property owned or leased by the Seller Companies as of the Effective Time (i) set forth in Schedule 2.01(e) or (ii) otherwise exclusively used or held for use in the ownership, operation or use of the Refinery (but excluding Refinery Hydrocarbon Inventory and Refinery Non-Hydrocarbon Inventory) (collectively, the “Refinery Personal Property”);

(f)Subject to the terms under Section 8.02, all assignable or transferable rights and obligations of the Seller Companies under Contracts relating solely to the ownership, operation or use of the Refinery as operated by Seller as set forth in Schedule 2.01(f) (as such Schedule may be updated upon the agreement of the Parties, collectively, the “Refinery Contracts”);

(g)All assignable or transferable Permits in favor of the Seller Companies which are necessary or Primarily used in connection with the ownership, operation or use of the Refinery as operated by Seller, including those Permits set forth in Schedule 2.01(g) (collectively, the “Refinery Permits”);

(h)The Environmental Credits identified on Schedule 1.01F as being assigned to Buyer;

(i)The line space history described on Schedule 2.01(i) as being assigned to Buyer; and

(j)The Refinery Books and Records.
2.02    Excluded Assets.

(a)Without limiting the generality of the foregoing, Seller (or an applicable Seller Company) shall retain and not sell, convey, transfer or deliver to Buyer, and Buyer shall not purchase or have any rights in, the following assets and properties (collectively, the “Excluded Assets”):

(i)All cash, cash equivalents, cash deposits, bank accounts, certificates of deposit, savings and other similar cash or cash equivalents of every kind, nature, character and description;

(ii)Any accounts receivable, solely with respect to periods prior to the Effective Time;

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(iii)Any prepaid expenses or deposits made on behalf of the Assets for periods from and after the Effective Time (other than prepaid expenses and deposits included as part of the costs of the Turnaround Amount on Schedule 2.06), as further described on Schedule 2.02(a)(iii);

(iv)All Intellectual Property of the Seller Companies or of any third party, other than the Intellectual Property expressly and non-exclusively licensed to Buyer pursuant to the Intellectual Property License Agreement and as further described in Section 9.01;

(v)All contracts and agreements described in Schedule 2.02(a)(v), including all Multi-Site Framework Contracts (collectively, the “Excluded Contracts”);
(vi)General books and records that comprise a Seller Company’s permanent accounting or Tax records (but excluding for the avoidance of doubt Refinery Books and Records);

(vii)Actions, deposits, prepayments, refunds, causes of action, rights of recovery defenses, rights of setoff, counterclaims or rights of recoupment of any kind or nature (including any such item relating to Taxes), in each case relating to the Excluded Assets or the Retained Liabilities;

(viii)Any Claim, right or interest in or to any refund, rebate, abatement or other recovery of Taxes that are allocated to Seller pursuant to Article XIV or Taxes that are part of the Retained Liabilities;

(ix)All of the Seller Companies’ rights to causes of action, lawsuits, Judgments, Claims and demands of any nature, for Losses suffered by any Seller Company during such Seller Company’s ownership, operation or use of the Assets, for any Retained Liabilities, and Retained Offsite Environmental Liabilities;

(x)All Contracts or Permits of the Seller Companies that do not relate exclusively to ownership and operation of the Assets as currently owned and operated by the Seller Companies, including Multi-Site Framework Contracts and those identified in Schedule 2.02(a)(x);

(xi)Except as set forth in Section 8.13, Seller’s Software, the Third Party Software, IT Systems, IT Equipment, and the Non-Group IT Equipment;

(xii)Any Environmental Credits, other than those identified on Schedule 1.01F as being assigned to Buyer;

(xiii)Any claim, right or interest in or to any Trademarks;

(xiv)The pipelines identified on Schedule 2.02(a)(xiv) (the “Excluded Pipelines”);

(xv)The bulk petroleum storage and distribution terminal located at 135 North Access Road, South San Francisco, California located at the San Francisco International Airport;

Sale and Purchase Agreement

(xvi)The San Pablo Bay Pipeline and any Equity Interests in San Pablo Bay Pipeline Company LLC or any other owners of the San Pablo Bay Pipeline;

(xvii)Any pipeline line space history or rights as a shipper on a pipeline; other than the line space history identified on Schedule 2.01(i) as being assigned to Buyer;

(xviii)The contents of the Shell Alumni Museum located on the Refinery Real Property, other than the museum property expressly licensed to Buyer as further described in Section 9.02 and Schedule 9.02; and

(xix)All rights, interests, assets and properties described in Schedule 2.02(a)(xix).

(b)With respect to any Excluded Assets that the Seller Companies will remove from the Assets but which, as of the Closing Date, remain located at or on the Assets or any other Real Property constituting part of the Assets after the Closing Date, Buyer shall grant to the Seller Companies and their respective Affiliates and their respective Representatives reasonable access to such property from and after the Closing Date for a reasonable period of time not to exceed one hundred-twenty (120) days to permit the Seller Companies and their respective Affiliates and their respective Representatives to review and remove such Excluded Assets and make any other appropriate arrangements with respect thereto. Seller agrees that it will consult with Buyer in advance of taking any such actions following the Closing Date with a view towards establishing a mutually agreeable plan for such review and removal so that these actions will not unreasonably interfere with the normal operation of the Assets. Seller bears the risk of injury to Seller’s Representatives during any such activities pursuant to this Section 2.02(b) at the Refinery and the other Assets and shall indemnify, defend and hold the Buyer Indemnified Parties harmless for all Losses to the extent caused by, arising from or related to the acts or omissions of Seller and its Representatives in conducting any such activities.

2.03    Assumed Liabilities and Retained Liabilities.

(a)As of the Effective Time, Buyer shall, without any further action on the part of Buyer or any Seller Company, assume and agree to pay, perform and discharge when due, subject to the other provisions of this Agreement and the Closing Documents, each of the following Obligations (collectively, the “Assumed Liabilities”) (provided that the Assumed Liabilities shall not include the Retained Liabilities):

(i)all non-HSE related Obligations (excluding Obligations described in (ii) through (iv) below) related to or arising in connection with the ownership or use of the Assets or the Operations whether arising before, on or after the Closing Date;

(ii)all Obligations of the Seller Companies to the extent arising out of, incurred in connection with or related to the Refinery Contracts but only such Obligations for goods or services received by or on behalf of Buyer or its Affiliates after the Effective Time or are otherwise performed (or initially performable) by Buyer or its Affiliates after the Effective Time, including those to the extent arising from the performance or failure to perform Obligations for goods or services received by or on behalf of Buyer or its Affiliates under any such Contract on or after the Effective Time;

(iii)all Obligations for Taxes assumed by Buyer as set forth in Article XIV;

Sale and Purchase Agreement

(iv)all Obligations related to Transferred Employees to the extent assumed by Buyer as set forth in Schedule 10.01;

(v)all HSE related Obligations to the extent assumed by Buyer as set forth in Schedule 15.01; and

(vi)all Obligations to the extent arising out of, incurred in connection with or related to the ownership, operation or use of the Assets after the Effective Time.

(b)Buyer is not assuming Obligations for Contracts that by their terms are not assignable to Buyer except that the process described in Section 8.02(b) shall be followed where permitted.

(c)Seller shall (or shall cause each applicable Seller Company to) retain and agree to pay, perform and discharge when due, subject to the other provisions of this Agreement and the Closing Documents, each of the following (collectively, the “Retained Liabilities”):

(i)all Obligations of the Seller Companies arising out of, relating to or otherwise in respect of the Excluded Assets (including HSE Liabilities relating to such Excluded Assets);

(ii)all Obligations of the Seller Companies to the extent arising out of, incurred in connection with or related to the Refinery Contracts but only such Obligations for goods or services received by or on behalf of any Seller Company prior to the Effective Time or are otherwise performed (or initially performable) on or prior to the Effective Time, including those to the extent arising from the performance or failure to perform Obligations for goods and services received by or on behalf of a Seller Company under any such Contract prior to the Effective Time;

(iii)all Obligations of the Seller Companies for Taxes with respect to the Assets for taxable periods ending at or prior to the Effective Time, except to the extent such Taxes are allocated to Buyer pursuant to Article XIV;

(iv)all Obligations related to Transferred Employees to the extent retained by Seller as set forth in Schedule 10.01;

(v)all Obligations relating to any Proceedings pending against a Seller Company as of the Closing Date (as evidenced by written service of process or commencement of arbitration proceedings) to the extent related to or arising from the ownership, operation or use of the Assets by a Seller Company prior to the Closing Date, including any pending Proceeding set forth in Section 4.09 of the Disclosure Letter;

(vi)all Obligations relating to the threatened Proceedings described on Schedule 2.03(c)(vi) to the extent related to or arising from the ownership, operation or use of the Assets by a Seller Company prior to the Closing Date;

(vii)all HSE related Obligations to the extent retained by Seller as set forth in Schedule 15.01; and

Sale and Purchase Agreement

(viii)all Obligations in respect of Environmental Credits related to the Assets and their Operations attributable to the periods prior to the Effective Time, including as further described on Schedule 1.01F.

2.04    Purchase Price. The aggregate purchase price for the Assets shall be the Base Amount; plus (a) the purchase price for the Refinery Hydrocarbon Inventory which shall be determined and paid pursuant to Section 2.08; plus (b) the amount of any Post-Closing Payments paid pursuant to Section 2.06 (such Base Amount, as finally adjusted pursuant to the foregoing being the “Purchase Price”); plus (c) the assumption by Buyer of the Assumed Liabilities as more particularly set forth in Section 2.03(a).

2.05    Guaranty. Concurrently with the execution of this Agreement, Buyer shall deliver the Buyer Guaranty duly executed by Buyer Guarantor.

2.06    Post-Closing Payments. As part of the Purchase Price and other consideration,

(a)the Parties agree that certain payments shall occur after Closing in accordance with and as calculated pursuant to Schedule 2.06 (the “Post-Closing Payments”); and

(b)at Seller’s discretion, Seller shall purchase and cause to be delivered to Buyer at the Refinery (or such other location as the Parties shall agree) four (4) new Cat Feed hydrotreater reactors (the “Reactors”) and use commercially reasonable efforts to order such Reactors by November 1, 2019, but in any event no later than January 1, 2020, and with a target delivery date of on or by January 1, 2021 (the “Target Delivery Date”); provided that

(i)such Reactors shall have specifications and be purchased from a supplier each as selected by Seller in Seller’s sole discretion (but in consultation with Buyer);

(ii)Seller shall use commercially reasonable efforts to have the Reactors delivered by the Target Delivery Date, provided that in no event shall Seller be liable for performance issues of the Reactor supplier;

(iii)Seller shall not be liable for any other costs of such Reactors after delivery (including installation, testing or commissioning);

(iv)SELLER REPRESENTS, WARRANTS AND AGREES THAT (I) IT SHALL PROVIDE BUYER GOOD AND MARKETABLE TITLE TO SUCH REACTORS, FREE AND CLEAR OF ALL LIENS, (II) THE REACTORS WILL BE FIT FOR PURPOSE AND COMPLY WITH APPLICABLE LAWS, (III) THE TERMS AND CONDITIONS OF THE PURCHASE SHALL BE CONSISTENT WITH SELLER’S TYPICAL TERMS AGREED WITH SUPPLIERS OF THIS SORT OF EQUIPMENT, INCLUDING WARRANTIES AND INDEMNIFICATION BY THE SUPPLIER (TO THE EXTENT INCLUDED IN SUCH TERMS) AND SHALL INCLUDE A PROVISION ALLOWING ASSIGNMENT OF ALL MANUFACTURER WARRANTIES AND INDEMNIFICATION RIGHTS OF SELLER (“MANUFACTURER WARRANTIES”) TO BUYER AND (IV) TO THE EXTENT SUCH MANUFACTURER WARRANTIES ARE RECEIVED BY SELLER, SELLER SHALL ASSIGN SUCH WARRANTIES TO BUYER AT THE TIME OF DELIVERY.

(v)WITH THE EXCEPTION OF THE FOREGOING REPRESENTATIONS AND THE MANUFACTURER WARRANTIES, THE REACTORS SHALL BE PROVIDED TO BUYER “AS IS, WHERE IS” AND ALL OTHER REPRESENTATIONS AND WARRANTIES OF SELLER AS TO SUCH REACTORS

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AND THEIR OPERATION, WHETHER EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, ARE EXCLUDED, AND

(vi)WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE (WHETHER EXPRESS OR IMPLIED), AT LAW OR IN EQUITY, WITH RESPECT TO THE REACTORS, AND EACH SELLER COMPANY EXPRESSLY DISCLAIMS ANY SUCH OTHER WARRANTIES (EXPRESS OR IMPLIED), INCLUDING AS TO THEIR (A) ABSENCE OF PATENT OR LATENT DEFECTS, (B) SAFETY, (C) STATE OF REPAIR, (D) QUALITY, (E) MERCHANTABILITY, (F) FITNESS FOR BUYER’S INTENDED USE OR PURPOSE, (G) ENVIRONMENTAL OR PHYSICAL CONDITION (SURFACE AND SUBSURFACE), (H) FEDERAL, STATE OR LOCAL INCOME OR OTHER TAX CONSEQUENCES, (I) CONTRACTUAL, ECONOMIC OR FINANCIAL INFORMATION AND DATA, OR (J) FINANCIAL VIABILITY, INCLUDING PRESENT OR FUTURE VALUE OR ANTICIPATED INCOME OR PROFITS.

2.07    Method of Payment. All amounts to be disbursed or paid pursuant to the terms of this Agreement shall be made in immediately available U.S. funds, by wire transfer (a) to a U.S. bank account designated by Seller or by any other means acceptable to Seller if payable to Seller and (b) to a U.S. bank account designated by Buyer or by any other means acceptable to Buyer if payable to Buyer.

2.08    Refinery Hydrocarbon Inventory.

(a)Seller shall make a good faith estimate (i) thirty (30) Business Days prior to the projected Closing Date, and again (ii) five (5) Business Days prior to the projected Closing Date of the estimated quantities, qualities, locations and value of the Refinery Hydrocarbon Inventory as of the projected Closing Date and provide a copy of each such estimate thereof to Buyer setting forth the ownership, types, qualities, characteristics and volumes, on a tank, trunk, pipeline, railcar, barge, ship, site or other location basis, of all Refinery Hydrocarbon Inventory, including any anticipated offsite or in transit volumes. Seller shall produce such estimates of the Refinery Hydrocarbon Inventory in accordance with the measurement procedures set forth in Schedule 1.01A and shall value the Refinery Hydrocarbon Inventory in accordance with the valuation procedures set forth in Schedule 1.01B. Subject to Section 7.03, Buyer shall be permitted to have Representatives present to observe the process used to produce such estimates.

(b)At the Closing, Buyer shall pay Seller an amount (the “Inventory Deposit”) equal to 100% of the estimated Inventory Value as reasonably estimated by Seller using the estimate prepared by Seller five (5) Business Days prior to the projected Closing Date pursuant to Section 2.08(a).

(c)Buyer and Seller agree an “Inventory Team” composed of an equal number of Representatives of each of Buyer and Seller shall provide instructions and oversight to the mutual agreed upon Field Inspector (as defined below). The Inventory Team will develop and issue the “Inventory Schedule” as described in Schedule 1.01A. All matters pertaining to Schedule 1.01A and the determination of quantity, quality and valuation of the Closing Inventory Volumes shall be overseen by the Inventory Team in accordance with Schedule 1.01A and Schedule 1.01B.

(d)An independent inspection company and laboratory (the “Field Inspector”) shall be appointed upon the mutual agreement of Seller and Buyer, and the Field Inspector shall measure the Refinery Hydrocarbon Inventory as of the Effective Time at the

Sale and Purchase Agreement

respective locations of the Refinery Hydrocarbon Inventory on the Closing Date. Subject to Section 7.03, Buyer and Seller shall be permitted to have Representatives present to observe any measurements taken by the Field Inspector. The Refinery Hydrocarbon Inventory shall be measured by the Field Inspector in accordance with the procedures set forth in Schedule 1.01A. The Field Inspector shall issue a final written report (the “Field Inspector Report”) to both Buyer and Seller within ten (10) Business Days after the Closing Date setting forth the volumes, quantities, locations, types and all relevant qualities (as specified in Schedule 1.01A) of the Refinery Hydrocarbon Inventory as of the Effective Time. The fees and expenses of the Field Inspector shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer.

(e)As soon as practicable, but in any event no later than ten (10) days following receipt of the Field Inspector Report, Seller shall cause to be prepared and delivered to Buyer a statement, together with all reasonably necessary supporting calculations and detailed information (the “Inventory Statement”) setting forth the volume, locations, type and qualities of the Refinery Hydrocarbon Inventory as measured by the Field Inspector and determined by the procedures in Schedule 1.01A, in each case as of the Effective Time, and the prices, formulas, qualities, locations, and value of the Refinery Hydrocarbon Inventory (collectively, the “Inventory Value”), which shall be determined in accordance with the procedures and formulas set forth in Schedule 1.01A and Schedule 1.01B. Buyer shall give Seller notice of its acceptance of or objection to the computations in the Inventory Statement and the Inventory Value (and setting forth in reasonable detail the amounts in dispute and the reasons therefor) no later than thirty (30) days following its receipt of the Inventory Statement and Inventory Value (the date of Seller’s receipt of such acceptance or rejection, or the expiration of such 30 day period with no notice having been given, shall be the “Inventory Notice Date”). If Buyer fails to give such notice before the end of such thirty (30) day period, then the Inventory Statement and the Inventory Value will be deemed final and binding upon the Parties. If Buyer gives such notice to Seller of Buyer’s objection within such thirty (30) days, and Buyer and Seller are unable to resolve the issues in dispute within thirty (30) days after delivery of such notice of objection, each of Buyer’s and Seller’s positions with respect to the computation of the Inventory Value will be submitted to an independent and qualified party mutually selected by the Parties (the “Inspector”) such as an accounting firm or independent inspector, for final resolution. If the computation of the Inventory Value is submitted to the Inspector for resolution, (x) each Party will furnish to the Inspector such work papers and other documents and information relating to the disputed issues as the Inspector may request and are available to that Party and will be afforded the opportunity to present to the Inspector any materials relating to such issues and to discuss the same with the Inspector; (y) the Inspector’s determination or computation of the Inventory Value shall be binding and conclusive on the Parties and will be deemed to be the final Inventory Value (and judgment thereupon may be entered in any court having jurisdiction over the Party against which the same is sought to be enforced); and (z) the fees and expenses of the Inspector for such determination will be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer.

(f)If the sum of the Inventory Value minus the Inventory Deposit (the “Inventory Balance”) is greater than zero, then Buyer shall pay to Seller, without offset or deduction, an amount equal to the Inventory Balance by wire transfer of immediately available funds to such account or accounts of Seller, as may be designated by Seller. If the amount of the Inventory Balance is less than zero, then Seller shall pay to Buyer, without offset or deduction, an amount equal to such deficit by wire transfer of immediately available funds to such account or accounts of Buyer, as may be designated by Buyer. All such undisputed amounts shall be paid by the relevant Party to the other Party within ten (10) days of the Inventory Notice Date. All disputed amounts shall be paid by the relevant Party to the other Party within ten (10) Business Days of the resolution of such disputed amounts. All amounts payable pursuant to this Section 2.08(f) (both disputed and undisputed amounts) shall bear interest from and including the

Sale and Purchase Agreement

date payment is scheduled to be made to, but excluding, the date of payment at a rate per annum equal to LIBOR plus one percent (1%), not to exceed the maximum rate permitted by Applicable Law. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

(g)Each Party agrees that, both before and following the Closing, it shall not take any actions with respect to the accounting books, records, policies and procedures of itself or its Affiliates that would obstruct or prevent the preparation of the Inventory Statement as provided in Section 2.08. From the Closing through the final determination of the Inventory Value in accordance with Section 2.08, (i) Seller shall provide Buyer with access at all reasonable times to the personnel and working papers utilized in determining the Inventory Statement for purposes of confirming Seller’s calculation of same and (ii) Seller and Buyer shall provide one another access at all reasonable times to the personnel, properties, and books and records of the Refinery for purposes of determining the Inventory Value, including permitting the Parties and their respective advisors to participate in the taking of the physical inventory. The Parties shall cooperate with each other in the preparation of the Inventory Statement, if requested by the other Party.

(h)Except as expressly set forth in this Section 2.08, Buyer and Seller shall each bear its own expenses incurred in connection with the preparation and review of the Inventory Statement.

2.09    Closing Adjustments. At the Closing, Buyer shall pay to Seller (or Seller’s designee), in immediately available funds by wire transfer to an account designated by Seller, an amount (the “Closing Date Payment”) equal to the Base Amount, as adjusted by the following:

(a)Increased by an amount equal to the Inventory Deposit pursuant to Section 2.08(a);

(b)Increased by an amount equal to any deposits or prepaids made on behalf of the Assets pursuant to Section 2.02(a)(iii) to be provided to Buyer at least five (5) Business Days in advance of Closing;

(c)Reduced by an amount equal to the credit, if any, payable pursuant to Section 8.07(e) to be provided to Buyer at least five (5) Business Days in advance of Closing;

(d)Increased or reduced, as applicable, by an amount, if any, equal to the pro-ration of lease and rental payments pursuant to Section 8.08(a) to be provided to Buyer at least five (5) Business Days in advance of Closing;

(e)Reduced by an amount, if any, equal to the pro-ration of property Taxes to Seller pursuant to Section 14.03, to the extent the proration can be completed by the Closing Date; and

(f)Increased or reduced, as applicable, by any other amounts agreed to in writing by the Parties at least five (5) Business Days in advance of Closing.

Sale and Purchase Agreement

ARTICLE III
CLOSING

3.01    Place and Time.

(a)Subject to the Parties’ satisfaction or waiver of the conditions precedent set forth in Article XI and Article XII, the Closing shall take place at 10:00 a.m. local time, at the offices of Seller at 150 N. Dairy Ashford Road, Houston, Texas 77079, on the fifth (5th) Business Day following the satisfaction or waiver of all such conditions that are contemplated by this Agreement to be satisfied or waived at the Closing (other than conditions which, by their nature, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions) or on such other date, place or time on or prior to the Outside Date as the Parties may otherwise mutually agree in writing (the “Closing Date”); provided, however, that, if such fifth (5th) Business Day is not the first day of a calendar month, then the Closing Date shall be the first day of the calendar month next following the month in which such fifth (5th) Business Day occurs; and, provided, further that the Closing Date shall be no earlier than September 1, 2019. In the event the Closing Date is not a Business Day then the Parties shall, prior to the Closing Date, utilize such procedures and agreements which are mutually agreeable to all Parties to provide for the Closing Date Payment and executed originals of the Closing Documents, Ancillary Agreements and joint written instructions or other assignment documents as are required by the Parties to be held in escrow and to be released as of 12:01 a.m. Pacific Time on the Closing Date, at which time Buyer shall assume operational control of the Refinery and Assets in accordance with Section 3.03.

(b)Upon release of the documents and receipt of payments as contemplated by and in accordance with Section 3.02, the Closing shall be deemed to have occurred and legal title to and beneficial ownership of the Assets shall be deemed to have passed to Buyer as of the Effective Time and all right, title and interest in and to the Closing Date Payment shall be deemed to have passed to the Seller Companies.

(c)Buyer shall assume operational control of the Assets on the Closing Date upon Seller’s written notification to Buyer of Seller’s receipt of the Closing Date Payment by wire transfer. On the Closing Date, the Seller Companies shall conduct the Operations in all material respects in the ordinary course, without additional consideration and without liability, for the benefit of Buyer until Buyer assumes operational control of the Assets as provided in the preceding sentence.

3.02    Transactions and Deliveries at or Prior to Closing.

(a)At the Closing, Seller (or other Seller Companies, as applicable) shall execute and/or deliver to Buyer the following:

(i)one or more deed(s) for the Refinery Owned Real Property substantially in the form attached hereto as Exhibit B (the “Deeds”), pursuant to which each applicable Seller Company conveys its right, title and interest in and to the Refinery Owned Real Property to Buyer;
(ii)one or more assignment and assumption agreement(s), substantially in the form attached hereto as Exhibit C (the “Real Property Interest Assignment and Assumption Agreement”), pursuant to which each applicable Seller Company conveys its right, title and interest in and to the Easements, Refinery Leased Real Property and other real property rights constituting the Assets (other than the Refinery Owned Real Property), and Buyer assumes certain Liabilities associated therewith;

Sale and Purchase Agreement

(iii)one or more bills of sale, assignment and assumption agreement(s) substantially in the form attached hereto as Exhibit D (the “Bill of Sale, Assignment and Assumption Agreement”), pursuant to which each applicable Seller Company conveys its right, title and interest in and to the Assets (other than the Assets to be conveyed pursuant to Sections 3.02(a)(i) and 3.02(a)(ii)), and Buyer assumes the Assumed Liabilities;

(iv)a certificate dated as of the Closing Date and signed by an authorized officer of Seller, certifying as to the fulfillment by Seller of the conditions set forth in Sections 11.01 and 11.02;

(v)a certificate certifying to the adoption of resolutions of each Seller Company authorizing the execution of this Agreement (only in the case of Seller) and the Closing Documents to which it is a party and the consummation of the Contemplated Transactions and the Closing Documents to which it is a party (in each case to the extent required by such Seller Company’s Organizational Documents);

(vi)incumbency certificates, duly executed by an authorized officer of each Seller Company attesting to the due appointment and authorization of individuals signing this Agreement (only in the case of Seller), any Closing Document to which it is a party or any agreement related to the Contemplated Transactions to which it is a party;

(vii)a short form certificate of good standing in respect of each Seller Company, in each case issued by the Secretary of State of its state of formation;

(viii)a current certificate of Seller’s qualification to do business in California;

(ix)    a certificate of non-foreign status from each Seller Company;

(x)    copies of Authorizations of third parties (including Governmental Authorities) obtained by Seller in fulfillment of Section 11.07;

(xi)    the Intellectual Property License Agreement;

(xii)the Crude and Feedstock Supply Agreement;

(xiii)the Products Offtake Agreement;

(xiv)the Shell Software License Agreement;

(xv)if applicable, the Transition Services Agreement; and

(xvi)any other documents, instruments or agreements contemplated hereby or reasonably necessary or appropriate to consummate the Contemplated Transactions (it being expressly understood by the Parties, however, that such instruments shall not require a Seller Company or any other Person to make any additional representations, warranties or covenants, express or implied, not contained in or as expressly contemplated by this Agreement or the Closing Documents).

(b)At the Closing, Buyer shall execute and/deliver to Seller the following:

Sale and Purchase Agreement

(i)the Closing Date Payment;

(ii)the Real Property Interest Assignment and Assumption Agreement;

(iii)the Bill of Sale, Assignment and Assumption Agreement;

(iv)a certificate dated as of the Closing Date and signed by an authorized officer of Buyer, certifying as to the fulfillment of the conditions set forth in Sections 12.01 and 12.02;

(v)a certificate certifying to the adoption of resolutions of Buyer, authorizing the execution of this Agreement and the Closing Documents to which it is a party, and the consummation of the Contemplated Transactions to which it is a party (in each case to the extent required by Buyer’s Organizational Documents);

(vi)an incumbency certificate, duly executed by authorized officers of Buyer attesting to the due appointment and authorization of individuals signing this Agreement on behalf of Buyer, any Related Agreement contemplated hereby to which it is a party or any agreement related to the Contemplated Transactions to which it is a party;

(vii)a certificate of good standing issued by the Secretary of State for the State of Delaware in respect of Buyer;

(viii)current certificates of Buyer’s qualification to do business and good standing in California;

(ix)the Intellectual Property License Agreement;

(x)the Crude and Feedstock Supply Agreement;

(xi)the Products Offtake Agreement;

(xii)the Shell Software License Agreement;

(xiii)if applicable, the Transition Services Agreement;

(xiv)a resale certificate and any other certificates or instruments necessary for the sale and transfer of the Refinery Hydrocarbon Inventory without any sales, excise or use Taxes of any Governmental Authority all to be in form reasonably satisfactory to Seller; and

(xv)any other documents, instruments or agreements contemplated hereby or reasonably necessary or appropriate to consummate the Contemplated Transactions (it being expressly understood by the Parties, however, that such instruments shall not require Buyer or any other Person to make any additional representations, warranties or covenants, express or implied, not contained in or as expressly contemplated by this Agreement or the Closing Documents).

(c)At the Closing, Buyer and Seller shall (or, as applicable, Seller shall cause other Seller Companies to) enter into and deliver to each other any other documents, instruments or agreements contemplated hereby or reasonably necessary or appropriate to consummate the Contemplated Transactions.

Sale and Purchase Agreement

(d)All of the transactions identified in this Section 3.02 shall occur simultaneously, and none shall be deemed completed until all are completed. Unless otherwise expressly provided for herein, all transfers of assets and liabilities, as well as all other actions related to the Closing, shall be deemed to have occurred at the Effective Time.

3.03    Possession and Control. Unless otherwise expressly provided for herein, possession and control of Operations, risk of loss, and transfer of title to the Assets from Seller to Buyer shall be effective as of 12:00:01 a.m. Pacific Time on the Closing Date (the “Effective Time”).

ARTICLE IV
SELLER’S REPRESENTATIONS AND WARRANTIES

Except for matters set forth in the Disclosure Letter and subject to Section 18.08, Seller hereby represents and warrants to Buyer as follows:
4.01    Organization and Good Standing. Each Seller Company is duly organized and validly existing under the Applicable Laws of the jurisdiction of its formation. Each Seller Company is duly qualified or licensed to conduct business and is in good standing under the Applicable Laws of each jurisdiction where such license or qualification is necessary and required, except where the failure to be so qualified or licensed would not reasonably be expected to result in a Material Adverse Effect. Each Seller Company has the requisite power and authority to carry on its business and to own or lease and to operate its properties in the places where such business is conducted and such properties are owned, leased or operated by it.

4.02    Authority. Seller has full limited liability company power and authority to execute, deliver and enter into this Agreement and the Closing Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. Each Seller Company has full power and authority to execute and deliver the Closing Documents to which it is a party and to perform its obligations thereunder, and the execution and delivery of the Closing Documents to be delivered by each Seller Company and the performance of its obligations thereunder have been duly and validly authorized by such action, corporate or otherwise, necessary on behalf of the applicable Seller Company. This Agreement constitutes and, upon delivery, the Closing Documents will constitute, legal, valid and binding agreements of each applicable Seller Company enforceable against each applicable Seller Company in accordance with its respective terms and conditions, except as such enforceability may be limited by general principles of equity and applicable provisions of bankruptcy, insolvency, moratorium, reorganization or similar laws (regardless of whether enforceability is considered in a Proceeding at law or in equity).

4.03    No Breach, Conflict. Except for the HSR Act and other antitrust statutes, rules or regulations applicable to the Contemplated Transactions and consents and waivers that are customarily obtained following the closing in transactions of this nature and subject to obtaining the consents and waivers set forth in Section 4.03 of the Disclosure Letter, the execution, delivery and performance of this Agreement, the Closing Documents and the consummation of the Contemplated Transactions and the compliance by an applicable Seller Company with any of the provisions hereof and thereof does not and will not (a) violate or conflict with any provision of the Organizational Documents of such Seller Company, (b) violate or conflict with, or result in a breach of, any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or, except for this Agreement, result in the creation of any Lien upon the Assets owned by it under any of the terms, conditions or provisions of any Material Contract to which such Seller Company is a party, or by which the Assets owned by it are otherwise bound, (c) violate any Applicable Law to which a Seller Company is subject, or by which a

Sale and Purchase Agreement

Seller Company or its assets or properties may be bound or (d) require the consent or approval of any third party Person, other than, in the cases of clauses (b) through (d) as would not reasonably be expected to, individually or in the aggregate, materially adversely affect the Assets or the Operations.

4.04    Real Property.

(a)Subject to Permitted Encumbrances, (i) the Refinery Owned Real Property, (ii) the Refinery Leased Real Property, and (iii) the Easements, in each case as set forth in Schedule 2.01(b), Schedule 2.01(a)(1) and Section 4.04(a) of the Disclosure Letter, constitute all of the material fee, leasehold, easement and similar real property interests necessary (other than the Excluded Assets) for Buyer to own and operate the Refinery in following the Closing consistent with the Operations conducted by Seller as of the Execution Date, none of the Real Property or Easements is subject to any restrictions or limitations that would impair or be inconsistent with the current use of such property by the Seller Companies;

(b)Except as set forth on Section 4.04(b) of the Disclosure Letter (x) none of the Seller Companies has leased, subleased, licensed or granted occupancy rights in any portion of the Real Property, and, to Seller’s Knowledge, no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, sublease, license, occupancy or other agreement, (y) to Seller’s Knowledge, there are no unexercised options, rights of first offer or rights of first refusal to use, access or purchase any portion or interest in the Refinery Owned Real Property and (z) except as set forth in Section 4.04(b) of the Disclosure Letter, none of the Seller Companies has granted any options, right of first offer, right of first refusal or similar rights to use, access or purchase any portion or interest in the Real Property or the Easements;

(c)There are no pending, or to Seller’s Knowledge, threatened condemnation or eminent domain proceedings against any Seller Company involving a partial or total taking of any of the Refinery Owned Real Property, Refinery Leased Real Property or Easements;

(d)Each of the Leases and Easements (x) is valid and existing and in full force and effect and (y) constitutes a valid and binding obligation of each party thereto, enforceable against each such party in accordance with its terms, and to Seller’s Knowledge, no party to any Lease or Easement is in material default and no claim of notice of default has been delivered to or sent by the Seller Companies that has not been cured and there does not exist any event that with the giving of notice or passing of time, or both, would result in a party thereto committing a new material default;

(e)To Seller’s Knowledge, none of the Seller Companies has received or sent any written notice of termination, cancellation, breach or default from another party under any of the Leases or Easements that has not since been rescinded and, except as set forth on Section 4.04(e) of the Disclosure Letter, no Lease or Easement is scheduled to expire pursuant to their terms in the next twelve (12) months;

(f)To Seller’s Knowledge and except as set forth on Section 4.04(f) of the Disclosure Letter, (x) all Improvements on the Refinery Owned Real Property are within the lot limits of such Refinery Owned Real Property and do not encroach on any adjoining premises or easement or similar property right, and (y) there are no encroachments on any Refinery Owned Real Property or any easement of property, right or benefit appurtenant thereto by any improvements located on any adjoining property which detract from the use therefrom;

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(g)None of the Refinery Owned Real Property or Refinery Leased Real Property is in the process of foreclosure (whether by judicial process or by power of sale); and

(h)Except as set forth in Section 4.04(h) of the Disclosure Letter, none of the Seller Companies has (x) assigned, transferred, conveyed, mortgaged, deeded or encumbered any of its rights and interest in any of the Leases, Easements or Improvements, or (y) collaterally assigned or granted any other security interests in any Lease, Easement or Improvements thereon or any interest therein.

4.05    Brokers. Except as set forth in Section 4.05 of the Disclosure Letter, none of the Seller Companies has retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions, finder’s fees or similar compensation with respect to this Agreement, the Closing Documents or the Contemplated Transactions for which Buyer or any Affiliate of Buyer will have any liability or obligation.

4.06    Ownership of the Assets. Except as set forth in Section 4.06 of the Disclosure Letter, and except for the Intellectual Property, the Seller Companies have good and valid (and, in the case of the Refinery Owned Real Property, marketable) title to, or a valid leasehold interest in, or otherwise own the rights to possess, use and obtain the benefits of all of the Assets, free and clear of any Liens, other than Permitted Encumbrances.

4.07    Compliance with Laws.

(a)In connection with this Agreement (i) it is in compliance with all Applicable Laws, except where the failure to so comply would not have a Material Adverse Effect; (ii) it has not received any written notification from any applicable Governmental Authority that it is not in compliance with any Applicable Laws; and (iii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to constitute or result in a failure of it to comply with the terms of any Applicable Laws.

(b)Notwithstanding Section 4.07(a) above, Seller represents and warrants on behalf of itself and the Seller Companies that its and their respective directors, officers, employees, consultants, agents or other representatives have not directly or indirectly, (i) taken any action that would cause any Seller Company to be in violation of the Anti-Corruption Laws, or (ii) in connection with this Agreement and the business resulting therefrom made, offered, authorized or accepted any payment, gift, promise, or other advantage, to or for the use or benefit of any government official or any other Person where that payment, gift, promise, or other advantage would comprise a facilitation payment or otherwise violate the Anti-Corruption Laws.

(c)To Seller’s Knowledge and except as set forth in Section 4.07 of the Disclosure Letter, (i) the Assets and Operations are in compliance with all Applicable Laws, or (ii) it has not received any written notification from any applicable Governmental Authority that the Assets or Operations are not in compliance with any Applicable Laws, except, in either case, for violations, non-compliances or other matters, if any, that, in the aggregate, would not reasonably be expected to materially adversely affect the Assets or the Operations.

(d)Notwithstanding the foregoing, Seller makes no representations or warranties in this Section 4.07 with respect to Taxes, employment related matters or HSE Laws (including HSE Permits), for which the sole and exclusive representations and warranties of Seller are set forth in Sections 4.11, 4.13, 4.14 and 4.15.

Sale and Purchase Agreement

4.08    Permits. Except where the failure to have a Permit would not reasonably be expected to materially adversely affect the Assets or the Operations and except for HSE Permits which are addressed in Section 4.15(a), the Seller Companies possess, as of the Execution Date and the Closing Date, all Permits necessary for the ownership, operation and use of the Assets as owned and operated by the Seller Companies as of the Execution Date and the Closing Date, which such Permits are set forth in Section 4.08 of the Disclosure Letter. All such Permits are in full force and effect, and the applicable Seller Company is in material compliance with the Permits set forth in Section 4.08 of the Disclosure Letter held by it.

4.09    Proceedings; Judgment. Except for such matters as would not reasonably be expected to materially adversely affect the Assets or the Operations, and except as set forth in Section 4.09 of the Disclosure Letter and except with respect to Tax matters, which are addressed in Section 4.11, and HSE Claims, which are addressed in Section 4.15(f), there are no actions, lawsuits, arbitrations, or other proceedings before any Governmental Authority (each a “Proceeding”) pending, or to Seller’s Knowledge, threatened in writing against any Seller Company with respect to the Assets, and there are no Judgments that remain unsatisfied (excluding Judgments related to HSE Laws) that are binding on any Seller Company that materially and adversely affect the Assets or the Operations.

4.10    Contracts and Commitments.

(a)Section 4.10(a) of the Disclosure Letter sets forth a true, correct and complete list of all Material Contracts that exist as of the Execution Date. Seller has delivered to Buyer true and complete copies of all Refinery Contracts that are Material Contracts set forth in Section 4.10(a) of the Disclosure Letter (other than those Material Contracts identified on such schedule for which copies have not been delivered to Buyer due to confidentiality requirements).

(b)Except as set forth in Section 4.10(b) of the Disclosure Letter and except for matters that would not reasonably be expected to materially adversely affect the Assets or the Operations, each Refinery Contract that is a Material Contract listed in Section 4.10(a) of the Disclosure Letter is in full force and effect and is a legal, valid and binding obligation of a Seller Company, enforceable against such Seller Company in accordance with its terms (and to Seller’s Knowledge, against each counterparty thereto), except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a Proceeding at law or in equity). Except as set forth in Section 4.10(b) of the Disclosure Letter and except for matters that would not reasonably be expected to materially adversely affect the Assets or the Operations, the applicable Seller Company is not, nor, to Seller’s Knowledge, is any other party thereto, in default under any of the Material Contracts set forth in Section 4.10 of the Disclosure Letter, and the applicable Seller Company has not received written notice of any actual or threatened cancellation or termination of any such Material Contract from any party thereto. Seller shall be permitted to supplement and amend Sections 4.10(a) and 4.10(b) of the Disclosure Letter prior to the Closing with respect to Material Contracts (or amendments thereto) that, subject to Section 6.02(a), a Seller Company has entered into in the Ordinary Course of Business during the Interim Period.

4.11    Taxes. Except as set forth in Section 4.11 of the Disclosure Letter, (a) all material Tax Returns required to be filed by or on behalf of a Seller Company related to the Seller Companies’ acquisition, ownership, operation or use of the Assets have been duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; (b) all Taxes payable by or on behalf of a Seller Company (whether or not shown on a Tax Return) related to the Seller Companies’ acquisition, ownership, operation

Sale and Purchase Agreement

or use of the Assets have been fully and timely paid; (c) no claim has ever been made in writing by any Tax authority in a jurisdiction where a Seller Company does not file Tax Returns related to such Seller Company’s acquisition, ownership, operation or use of the Assets owned or operated by it that such Seller Company is or may be subject to Tax in that jurisdiction with respect to such Assets; (d) the applicable Seller Companies have complied with all Applicable Laws relating to the payment and withholding of Taxes in connection with any amounts paid or owing to any Employee, independent contractor, creditor, stockholder, or other third party, including all information reporting, backup withholding, and maintenance of required records with respect thereto; and (e) all deficiencies asserted or assessments made as a result of any examinations by the Internal Revenue Service or any other Taxing authority of the Tax Returns of or covering or including a Seller Company and related to such Seller Company’s acquisition, ownership, operation or use of the Assets owned or operated by it have been fully paid.

4.12    Affiliate Agreements. Except as set forth in (a) Section 4.12 of the Disclosure Letter and (b) except for (i) Contracts for hydrocarbons that will be fulfilled or terminated as they relate to the Refinery on or prior to Closing or (ii) Contracts for administrative services provided by Shell Oil Company or its Affiliates (that in either case are not Refinery Contracts) in the areas of human resources, benefits management, legal, finance, risk and insurance, public and governmental affairs, and other similar administrative functions, no Seller Company is currently a party to any Material Contract with any Affiliate of such Seller Company that provides for the purchase or sale of goods to or from, or the provision of services to or from, the Refinery.

4.13    Employee Benefit Plans. No event has occurred and no condition exists with respect to any Employee Benefit Plan, or any bonus, incentive or deferred compensation, severance, termination, retention, supplemental unemployment benefit, premium reduction, mortgage assistance, employee loan, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, funded or unfunded, registered or unregistered, that provides or may provide benefits or compensation in respect of any Employee or the beneficiaries or dependents of any such Employee or under which any Employee is or may become eligible to participate or derive a benefit and that is or has been established, maintained or contributed to by the Seller Companies or their respective Affiliates but without regard to whether it benefits or may benefit an Employee, that will subject Buyer or the Assets to any Tax, Lien or Loss under Applicable Laws following the Closing.

4.14    Labor Matters. Except as set forth in Section 4.14 of the Disclosure Letter, no Seller Company has received any written Claim of discrimination, written notification of any unfair labor practice charges or written complaints pending before any Governmental Authority having jurisdiction thereof nor are there any current union representation claims involving any of the Employees. To Seller’s Knowledge, there are no strikes, work stoppages, work slowdowns or lockouts or any threats thereof, with respect to the Assets except for routine grievance matters, by or with respect to any of the Employees. Since January 1, 2017, there have been no significant labor disputes, strikes, slowdowns, work stoppages, lockouts, or similar matters involving Employees for which Buyer could have successor liability.

4.15    HSE Matters. To Seller’s Knowledge and except for matters that would not reasonably be expected to materially adversely affect the Assets or the Operations:

(a)HSE Permits. Section 4.15(a) of the Disclosure Letter sets forth a complete list of the material HSE Permits held by the Seller Companies as of the Execution Date and the Closing Date in connection with the Assets or necessary for the Operations as of the Execution Date and the Closing Date. The applicable Seller Company has performed or will have

Sale and Purchase Agreement

performed all obligations required to be performed by it as of the Execution Date and the Closing Date under the HSE Permits set forth in Section 4.15(a) of the Disclosure Letter.

(b)Corrective Action Orders. Section 4.15(b) of the Disclosure Letter sets forth a complete list of all Corrective Action Orders (including the Cleanup and Abatement Orders) that set forth any requirements as of the Execution Date and the Closing Date relating to the Assets, and Seller has provided or made , or will provide or make, available to Buyer pursuant to the Data Room copies of all material submittals prepared pursuant to such Corrective Action Orders over the past two years, as well as copies of all supporting soil and groundwater sampling and analysis conducted over the past two years.

(c)Known Environmental Conditions. Section 4.15(c) of the Disclosure Letter sets forth or will set forth a complete list of all Environmental Conditions which are Known to Seller as of the Execution Date and the Closing Date to the extent the presence or Release of Hazardous Substances giving rise to such Environmental Condition exist or occurred, as the case may be, on or before the Execution Date or the Closing Date (such known conditions being collectively, the “Known Environmental Conditions”).

(d)Compliance with HSE Laws. Except (i) with respect to any matter that is a Known Environmental Condition, or (ii) as set forth in Section 4.15(d) of the Disclosure Letter, (A) each Seller Company is, or will be in compliance with all applicable HSE Laws related to the ownership, operation or use of the Assets as owned and operated as of the Execution Date and the Closing Date, (B) no Seller Company has received any written notification from any applicable Governmental Authority that the Operations of the Refinery or the Assets are not in compliance with any applicable HSE Laws, and (C) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to constitute or result in a failure to comply with the terms of any applicable HSE Laws in effect as of the Execution Date or the Closing Date.

(e)HSE Judgments. Except as set forth in Section 4.15(e) of the Disclosure Letter and except as provided pursuant to the Corrective Action Orders, no Seller Company and none of the Assets are the subject of any pending Judgment that remains unsatisfied under any HSE Laws or Governmental Authority enforcement action requiring any Corrective Action or the payment of a material monetary fine or penalty or restricting or limiting the Operations.

(f)HSE Claims. Except as set forth in Section 4.15(f) or Section 4.09 of the Disclosure Letter or otherwise related to Retained HSE Liabilities, there are no HSE Claims pending or threatened in writing against a Seller Company related to the ownership, operation or use of the Assets as of the Execution Date or the Closing Date.

4.16    Intellectual Property. To Seller’s Knowledge, Section 4.16 of the Disclosure Letter sets forth the general categories of material Intellectual Property that are included in the Excluded Assets.

4.17    Sufficiency and Condition of Assets. To Seller’s Knowledge, during the twelve (12) months preceding each of the Effective Time and the Closing Date, the Refinery has been managed in the Ordinary Course of Business, provided always that the Seller Companies shall not be in breach of the foregoing provision in respect of any steps the Seller Companies or any of their respective Affiliates may take during the Interim Period in accordance with the terms of this Agreement (i) to effect, prior to the Closing Date, the transfer of any Excluded Assets, (ii) to effect the Contemplated Transactions, and (iii) to undertake and complete any turnarounds or maintenance (scheduled or unscheduled) of the Refinery.

Sale and Purchase Agreement

4.18    Disclaimer. EXCEPT FOR (AND WITHOUT LIMITING) THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN THIS ARTICLE IV (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE LETTER), THE ASSETS ARE SOLD “AS IS, WHERE IS” AND ALL REPRESENTATIONS AND WARRANTIES WHETHER EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AS TO SELLER, THE ASSETS, THE ASSUMED LIABILITIES, OPERATIONS OF THE ASSETS AND THE BUSINESS ASSOCIATED WITH THE ASSETS ARE EXCLUDED. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED IN SELLER’S REPRESENTATIONS AND WARRANTIES IN ARTICLE IV (INCLUDING THE RELATED PORTION OF THE DISCLOSURE LETTER) OR INCLUDED ANY OTHER CLOSING DOCUMENT, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE (WHETHER EXPRESS OR IMPLIED), AT LAW OR IN EQUITY, WITH RESPECT TO ANY SELLER COMPANY, THE ASSETS, THE OPERATIONS, OR THE ASSUMED LIABILITIES, AND EACH SELLER COMPANY EXPRESSLY DISCLAIMS ANY SUCH OTHER WARRANTIES (EXPRESS OR IMPLIED), INCLUDING AS TO THEIR (A) TITLE, (B) ABSENCE OF PATENT OR LATENT DEFECTS, (C) SAFETY, (D) STATE OF REPAIR, (E) QUALITY, (F) MERCHANTABILITY, (G) FITNESS FOR BUYER’S INTENDED USE OR PURPOSE OR A PARTICULAR USE OR PURPOSE OR ANY USE OR PURPOSE WHATSOEVER, (H) COMPLIANCE WITH APPLICABLE LAWS, (I) ENVIRONMENTAL OR PHYSICAL CONDITION (SURFACE AND SUBSURFACE), (J) FEDERAL, STATE OR LOCAL INCOME OR OTHER TAX CONSEQUENCES, (K) CONTRACTUAL, ECONOMIC OR FINANCIAL INFORMATION AND DATA, OR FINANCIAL VIABILITY, INCLUDING PRESENT OR FUTURE VALUE OR ANTICIPATED INCOME OR PROFITS. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR ANY OTHER CLOSING DOCUMENT, SELLER AND THE OTHER SELLER COMPANIES DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY OTHER REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (WHETHER ORALLY, IN WRITING, ELECTRONICALLY OR BY OR THROUGH ANY OTHER MEDIUM) TO BUYER OR ITS REPRESENTATIVES, INCLUDING WITH RESPECT TO THE SELLER COMPANIES, THE ASSETS (INCLUDING ANY LIABILITIES, OWNERSHIP, LEASE, MAINTENANCE, OR OPERATION THEREOF), OR THE ASSUMED LIABILITIES. FURTHER THE QUALITY, ACCURACY OR COMPLETENESS OF ANY FILES, RECORDS, BOOKS AND RECORDS (INCLUDING REFINERY BOOKS AND RECORDS) OR OPERATING MANUALS CONVEYED AS PART OF THE ASSETS, AND BUYER’S SUBSEQUENT USE OF SUCH MATERIALS SHALL BE AT BUYER’S OWN RISK. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED IN SELLER’S REPRESENTATION AND WARRANTIES IN ARTICLE IV (INCLUDING THE RELATED PORTION OF THE DISCLOSURE LETTER) OR INCLUDED ANY OTHER CLOSING DOCUMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY REGARDING ANY THIRD PARTY BENEFICIARY RIGHTS OR OTHER RIGHTS WHICH BUYER MIGHT CLAIM UNDER ANY STUDIES, REPORTS, TESTS OR ANALYSES PREPARED BY ANY THIRD PARTIES FOR THE SELLER COMPANIES OR ANY OF THEIR AFFILIATES, EVEN IF THE SAME WERE MADE AVAILABLE FOR REVIEW BY BUYER OR ITS AGENTS, REPRESENTATIVES OR CONSULTANTS. MOREOVER, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS SET FORTH IN SECTION 4.16 (INCLUDING THE RELATED PORTION OF THE DISCLOSURE LETTER), SELLER MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING OR WITH RESPECT TO INTELLECTUAL PROPERTY IN THIS AGREEMENT. EXCEPT AS SET FORTH IN SECTION 4.16 (INCLUDING THE RELATED PORTION OF THE DISCLOSURE LETTER), ANY REPRESENTATIONS OR WARRANTIES REGARDING OR WITH RESPECT TO INTELLECTUAL PROPERTY ARE SET FORTH IN THE INTELLECTUAL PROPERTY LICENSE AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED IN SELLER’S REPRESENTATIONS AND WARRANTIES IN ARTICLE IV (INCLUDING THE RELATED PORTION OF THE DISCLOSURE LETTER) OR INCLUDED ANY OTHER CLOSING DOCUMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY IN RESPECT OF THE

Sale and Purchase Agreement

ACCURACY OR COMPLETENESS OF ANY OF ANY FILES, RECORDS, BOOKS AND RECORDS (INCLUDING THE REFINERY BOOKS AND RECORDS) OR OPERATING MANUALS CONVEYED AS PART OF THE ASSETS. BUYER EXPRESSLY ACKNOWLEDGES AND AGREES THAT NONE OF THE DOCUMENTS, INFORMATION OR OTHER MATERIALS PROVIDED TO BUYER AT ANY TIME OR IN ANY FORMAT BY THE SELLER COMPANIES OR ANY OF THEIR AFFILIATES CONSTITUTE LEGAL ADVICE, AND BUYER WAIVES ALL RIGHTS TO ASSERT THAT IT RECEIVED ANY LEGAL ADVICE FROM ANY SELLER COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES, EMPLOYEES, AGENTS, REPRESENTATIVES OR COUNSEL, OR THAT IT HAD ANY SORT OF ATTORNEY-CLIENT RELATIONSHIP WITH ANY OF SUCH PERSONS.

ARTICLE V
BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer hereby represents and warrants to Seller as follows:
5.01    Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is duly qualified or licensed to conduct business and is in good standing under the Applicable Laws of each jurisdiction where such license or qualification is necessary and required, except where the failure to be so qualified or licensed would not reasonably be expected to result in a Material Adverse Effect. Buyer has the requisite power and authority to carry on its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated.

5.02    Authority. Buyer has full company power and authority to execute, deliver and enter into this Agreement and the Closing Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution, delivery and performance of this Agreement, the Closing Documents to which it is a party and the Contemplated Transactions have been duly and validly authorized by all requisite company action on behalf of Buyer. This Agreement, and upon delivery, the Closing Documents will constitute legal, valid and binding agreements of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by general principles of equity and applicable provisions of bankruptcy, insolvency, moratorium, reorganization or similar laws (regardless of whether enforceability is considered in a Proceeding at law or in equity).

5.03    Consents. Other than with respect to (a) the HSR Act or any other antitrust statutes, rules or regulations applicable to the Contemplated Transactions, and (b) as is otherwise contemplated in this Agreement and in the Closing Documents, no consent, approval of or by, or filing with or notice to any other Person is required to be obtained with respect to Buyer or any of its Affiliates in connection with the execution, delivery or enforceability of this Agreement, the Closing Documents to which it is a party or the consummation of the Contemplated Transactions.

5.04    No Breach, Conflict. Except for the HSR Act and other antitrust statutes, rules or regulations applicable to the Contemplated Transactions, the execution, delivery and performance of this Agreement, the Closing Documents and the consummation of the Contemplated Transactions and the compliance by Buyer with any of the provisions hereof and thereof does not and will not (a) violate or conflict with, or result in a breach of, any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by any of the terms, conditions or provisions of the Organizational Documents of Buyer or under any material agreement, instrument or obligation to which Buyer is a party, or by which Buyer or its assets or properties may be bound, or (b) violate any Applicable Law to which Buyer is subject, or by which Buyer or its assets or properties may be bound.

Sale and Purchase Agreement

5.05    Compliance with Laws.

(a)In connection with this Agreement and the business resulting therefrom (i) it is in compliance with all Applicable Laws, except where the failure to so comply would not have a Material Adverse Effect; (ii) it has not received any written notification from any applicable Governmental Authority that it is not in compliance with any Applicable Laws; and (iii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to constitute or result in a failure of it to comply with the terms of any Applicable Laws.

(b)Buyer represents and warrants on behalf of itself and its Affiliates that its and their respective directors, officers, employees, consultants, agents or other representatives have not directly or indirectly, (i) taken any action that would cause Buyer to be in violation of the Anti-Corruption Laws, or (ii) in connection with this Agreement and the business resulting therefrom made, offered, authorized or accepted any payment, gift, promise, or other advantage, to or for the use or benefit of any government official or any other Person where that payment, gift, promise, or other advantage would comprise a facilitation payment or otherwise violate the Anti-Corruption Laws.

5.06    Litigation. There are no Proceedings pending, or to Buyer’s Knowledge, threatened in writing seeking to restrain or prohibit this Agreement, the Closing Documents or any agreement, instrument or transaction contemplated hereby or thereby, or to obtain damages, a discovery order or other relief in connection with this Agreement, the Closing Documents or the Contemplated Transactions, and there are no Judgments that remain unsatisfied that would reasonably be expected to have a material and adverse impact on the ability of Buyer to consummate the Contemplated Transactions.

5.07    Brokers. Buyer has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions, finders’ fees or similar compensation with respect to this Agreement, the Closing Documents or the Contemplated Transactions for which Seller or any Affiliate of Seller will have any liability or obligation.

5.08    OFAC/CFIUS.

(a)Neither Buyer nor any of its partners, members, shareholders or other direct or indirect owners or holders of Equity Interests of the Buyer nor any Person who controls (directly or indirectly through intermediaries) Buyer is identified on (a) the U.S. Department of Treasury’s Office of Foreign Assets Controls’ (“OFAC”) List of Specially Designated Nationals and Blocked Persons, (b) the Bureau of Industry and Security of the United States Department of Commerce’s “Denied Persons List,” “Entity List” or “Unverified List,” (c) the Office of Defense Trade Controls of the United States Department of State’s “List of Debarred Parties” or (d) any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation.

(b)Buyer is not and is not controlled by a “foreign person” as that term is defined under §800.216 of 31 C.F.R. Part 800 on “Regulations Pertaining to Mergers, Acquisitions, and Takeovers by Foreign Persons.”

5.09    Financing. Buyer has, and will have at the Closing, the resources and capabilities (financial and otherwise) to perform its obligations in respect of the Contemplated Transactions and in each case to pay any expenses incurred by Buyer in connection therewith. To Buyer’s Knowledge, there are no obligations, commitments, restrictions or other liabilities or Losses of Buyer of any kind, in each

Sale and Purchase Agreement

case that would impair or adversely affect such resources, funds or capabilities to perform its obligations in respect of the Contemplated Transactions and pay any expenses incurred in connection therewith.

5.10    Buyer Guaranty. Buyer has delivered to Seller the Buyer Guaranty from the Buyer Guarantor in favor of Seller dated as of the Execution Date. The Buyer Guaranty is in full force and effect and constitutes the legal, valid and biding obligation of the Buyer Guarantor, enforceable in accordance with its terms and has not been amended, withdrawn or rescinded in any respect. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Buyer Guarantor under the Buyer Guaranty.

5.11    No Waiver. No investigations, inspections, surveys or tests made by or on behalf of Buyer at any time shall affect, mitigate, waive, diminish the scope of or otherwise affect any representation or warranty made by Seller in or pursuant to this Agreement.

5.12    No Knowledge of Breach. To Buyer’s Knowledge, as of the Execution Date, Buyer is not aware of any facts, circumstances or events that it reasonably believes would cause any of the representations and warranties of Seller set forth herein (after taking into account any disclosures) to be untrue in any material respect.

5.13    Motor Fuel Tax Licenses. Buyer holds all federal and state motor fuel tax licenses required to allow a tax-free transfer of Refinery Hydrocarbon Inventory from Seller to Buyer.

5.14    Independent Decision. Buyer acknowledges that Buyer has made its own independent investigation, analysis, verification and judgment of the commercial potential, condition and usefulness of the Assets, taking into consideration all current Applicable Laws and the likelihood that such laws and requirements will change in the future, and is not relying upon any projections from Seller regarding prospective Operations of the Assets. Buyer has such knowledge and experience in business and financial affairs in general as to be capable of evaluating the merits and risks of purchasing the Assets. EXCEPT AS EXPRESSLY PROVIDED IN SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES IN ARTICLE IV (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE LETTER) AND THE OTHER CLOSING DOCUMENTS, BUYER ACKNOWLEDGES THAT THE assets (including the operation of the assets) and assumed liabilities are sold TO and ASSUMED AND accepted BY Buyer “as is, where is” and “with all faults”, in their present condition and state of repair, with no representations or warranties whatsoever, express or implied, of their merchantability, fitness for a particular purpose, condition, design, operation, capacity, quality, value or otherwise. Additionally, in no event shall any projection as to the financial condition, financial results, status of assets, projects, availability of feedstock or markets projections made by or on behalf of Seller to Buyer be relied upon by Buyer, and Buyer acknowledges that Seller makes no representation or warranty and specifically disclaims any representation or warranty with regard to same.

Without limiting the generality of the preceding, Buyer acknowledges that, except as provided in this Agreement or any Closing Document, no representations or warranties are made by or on behalf of any Seller Company with respect to any information, documents or materials made available to Buyer in the Data Room, management presentations or any other form in expectation of the Contemplated Transactions.

Sale and Purchase Agreement

ARTICLE VI
COVENANTS AND AGREEMENTS OF SELLER

Seller covenants and agrees as follows:
6.01    Access and Information.

(a)Subject to the provisions of Section 18.15 and upon reasonable notice, Seller shall grant, or cause to be granted, to Buyer and its Representatives access during normal business hours throughout the Interim Period to the Refinery Books and Records and other information relating to the Operations of the Assets (subject to any confidentiality agreements, applicable legal restrictions and any applicable legal privileges). During the Interim Period, Seller shall use commercially reasonable efforts to furnish, or cause to be furnished, to Buyer and its Representatives all data and information concerning the Assets and concerning Operations of the Assets that may reasonably be requested by Buyer and shall use all commercially reasonable efforts to make available, or cause to be made available, such personnel of the Seller Companies as may reasonably be requested. Notwithstanding the preceding sentences to the contrary, nothing in this Agreement shall be construed to permit Buyer or its Representatives to have access to, and the Refinery Books and Records shall not include, any files, records, contracts or documents of the Seller Companies or their respective Affiliates relating to (a) a Seller Company’s or its Affiliate’s inter-company or intra-company feedstock and product pricing information, internal transfer prices, hedging activity records and internal hydrocarbon inventory valuation procedures and records or (b) the negotiation or execution of this Agreement.

(b)From and after the Effective Time, Seller will, and will cause its Affiliates to, afford to Buyer and its Representatives reasonable access during normal business hours, upon reasonable notice (and under such commercially reasonable conditions as Seller may request and to avoid interference with the normal conduct of its business), to personnel and to such properties and records that were not transferred to Buyer and, if requested, will furnish to Buyer such additional information (at Buyer’s expense, to the extent provision of such data has accompanying external cost to Seller, and as reasonably feasible, to the extent the provision of such data requires extrapolation from applications/electronic storage or licenses from third parties) and reasonably cooperate with Buyer in such other respects, including the making of employees available to Buyer at Buyer’s expense as witnesses or deponents as Buyer may reasonably request that are necessary for (i) reporting, disclosure, filing, or other requirements imposed on Buyer (including under applicable securities laws) by a Governmental Authority having jurisdiction over Buyer, (ii) tax or similar audit, accounting, regulatory or similar purposes, (iii) purposes of investigating claims, or conducting litigation or administrative proceedings with third parties or Governmental Authorities or (iv) as necessary for Buyer to comply with its obligations under this Agreement; provided that (x) Buyer shall indemnify, defend and hold the Seller Indemnified Parties harmless (subject to Article XIII) for all Losses to the extent caused by, arising from or related to the acts or omissions of Buyer and its Representatives from such access, (y) to the extent that Seller considers any of the information to be provided to Buyer confidential or proprietary, then Seller and Buyer shall enter into a customary confidentiality agreement for protection of such information, and (z) for the avoidance of doubt, Seller shall be entitled to exclude or redact any information from that to be provided to Buyer pursuant to this clause to the extent such information is unrelated to the Assets, relates to the negotiation of this Agreement, or is covered by one of the exclusions in the definition of “Refinery Books and Records”. Seller will, and will cause its Affiliates to, keep and maintain the records to which Buyer or its representatives may request access pursuant to this Section 6.01(b), such records to be maintained for a period of ten (10) years from the Closing Date in the case of environmental records and five (5) years for all other records

Sale and Purchase Agreement

or such longer period as may be required of Seller by Applicable Laws or HSE Laws, provided that if Seller desires to destroy or dispose of such records during such period Seller will first offer in writing at least sixty (60) days before such destruction or disposition to surrender them to Buyer and if Buyer does not accept such offer within twenty (20) days after receipt of such offer, then Seller may take such action. No access or review of such records by Buyer pursuant to this Section 6.01(b) or otherwise shall affect the Seller’s representations and warranties pursuant to this Agreement or the remedies of Buyer for breaches of the representations and warranties. In the event Seller determines in its good faith opinion that any such provision of access, information or cooperation described above would reasonably be expected to violate any Applicable Law or contract or result in the forfeiture or waiver of any attorney-client privilege, Seller and Buyer shall take all commercially reasonable measures to permit the compliance with such obligations in a manner that would not reasonably be expected to result in such harm or consequence but Seller will not be required to provide any such access, information or cooperation that would violate any Applicable Law or contract or waive or forfeit any such privilege.

6.02    Conduct of Business.

(a)During the Interim Period, Seller shall conduct (and shall cause the Seller Companies to conduct) the Operations of the Assets in the Ordinary Course of Business consistent with the applicable Seller Company’s customary practices including turnarounds, routine maintenance and routine preventive maintenance activities, and capital expenditures and projects as are in the applicable Seller Company’s operational plans for such period. Seller shall (and shall cause the Seller Companies to) use commercially reasonable efforts to maintain satisfactory relationships with Employees, suppliers, distributors, customers, collective bargaining units and others having business relationships with the Assets, including using their commercially reasonable efforts to (i) renew, extend or otherwise modify any Refinery Contracts to be assumed by Buyer scheduled to expire during the Interim Period in consultation with Buyer (to the extent allowed by Applicable Law) on terms and conditions that are commercially practicable, and (ii) to include in such Refinery Contracts an assignment clause that will allow the assignment to Buyer.

(b)Without limiting the generality of Section 6.02(a), Seller shall not (and shall cause the Seller Companies not to) during the Interim Period, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed,

(i)sell, lease, mortgage, transfer or convey, exclusively license to others or otherwise dispose of a material portion of any assets that would constitute Assets if held as of the Effective Time, except for Refinery Hydrocarbon Inventory and Refinery Non-Hydrocarbon Inventory purchased or sold in the Ordinary Course of Business consistent with past practice, or acquire any asset other than in the Ordinary Course of Business, consistent with past practice, which, individually or in the aggregate, could not reasonably be expected to be material to the financial condition or operation of the Assets taken as a whole;
(ii)except for promotions and annual consideration for increases in base salary and bonus pay consistent with past practice, make any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any Employee or adopt any new employee benefits plan or employee profit sharing plan, or make any change to the rules of any benefits in effect but excluding retention and related bonuses paid or payable by the applicable Seller Company in connection with the transition activities contemplated herein and except for the case whereby a Seller

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Company, in the Ordinary Course of Business, amends, waives or terminates an Employee Benefit Plan for such Seller Company’s US employee population in any manner which does not increase the benefits provided thereunder, in which case Seller will inform Buyer within thirty (30) days of such planned change to such Employee Benefit Plan;

(iii)enter into any settlement of any pending or threatened Proceeding, or enter into any amendment of any existing settlement agreement, where the provisions thereof will materially and adversely impact the Assets or the ordinary Operations of the Assets as currently conducted by the Seller Companies (Seller shall provide Buyer with reasonable prior notice in the event a Seller Company enters into any settlement of any pending or threatened litigation related to the Assets);

(iv)consent to the entry of (or amendment to) any decree or order by, or enter into (or amend) any other agreements with, any Government Authority that will materially adversely affect the Assets or the ordinary Operations of the Assets as currently conducted by the Seller Companies;

(v)enter into any material commitment for capital expenditure or authorize any material capital expenditure with respect to the Assets or make any material commitment for the purchase, construction or improvement of the Assets except in the Ordinary Course of Business or related to any turnaround or maintenance of the Assets; or

(vi)waive or relinquish any material right under any Refinery Contracts, Permits, HSE permits, Real Property Leases or Easements that are included in the Assets;
(vii)commit to any of the foregoing.

(c)Without limiting the generality of Section 6.02(a), Seller shall notify Buyer if it should enter into any new Material Contract that will survive the Closing provided that Buyer shall have no obligation to assume at Closing any such Material Contract that is a Refinery Contract unless (i) it relates to a turnaround or maintenance of the Assets, (ii) it involves payment on an annual basis of less than $2,000,000, or (iii) such Contract would otherwise not materially and adversely affect Buyer’s ownership or operation of the Refinery from and after the Closing.

(d)Notwithstanding any provision to the contrary contained in this Agreement, Buyer acknowledges on behalf of itself and its Affiliates that nothing in this Section 6.02 shall be construed to restrict or limit the Seller Companies’ or their respective Affiliates’ ability to conduct their own business and operate the Assets as determined by the Seller Companies and their respective Affiliates in their sole and absolute discretion, including (i) to effect, prior to the Closing Date, the transfer of any Excluded Assets, (ii) to effect the Contemplated Transactions, and (iii) to undertake and complete any turnarounds or maintenance (scheduled or unscheduled) of the Refinery.

6.03    Disclosure Letter.

(a)Seller may from time to time prior to the Closing, by written notice to Buyer, supplement or amend the Disclosure Letter (including adding new Sections to the Disclosure Letter related to provisions of this Agreement that currently do not contemplate qualification by the Disclosure Letter) with new or updated information with respect to matters that occur or arise after the Execution Date to correct any matter that would constitute a breach of any representation or warranty of Seller in Article IV as of the Closing Date (such new or additional information being “New Seller Information”). For purposes herein “New Seller Information” shall include any Material Contract entered into that Buyer does not have to assume pursuant to Section 6.02(c)

Sale and Purchase Agreement

and shall not include information that is updated in the Ordinary Course of Business during the Interim Period (e.g., updated lists of Employees) and is provided to Buyer prior to the Closing.

(b)For purposes of determining whether Buyer’s conditions set forth in Section 11.02 have been fulfilled, the Disclosure Letter shall be deemed to exclude the New Seller Information.

(c)If Buyer has a right to terminate this Agreement pursuant to Section 16.01(b) as a result of the conditions set forth in Section 11.02 not being satisfied but Buyer elects to proceed with the Closing and the Closing does occur, then the New Seller Information shall be deemed to be accepted by Buyer and Buyer shall be deemed to have waived and not be entitled to make a Claim thereon under this Agreement (including pursuant to Article XIII) or otherwise. If, however, Buyer does not have such a right to terminate this Agreement pursuant to Section 16.01(b) as a result of the conditions set forth in Section 11.02 being satisfied and the Closing does occur, then the New Seller Information shall not be deemed to be accepted or waived by Buyer, and Buyer shall be entitled to make a Claim thereon under this Agreement (including pursuant to Article XIII) or otherwise.

6.04    Cooperation with Respect to Financial Statements. At Buyer’s sole cost and expense, Seller shall use commercially reasonable efforts to provide Buyer and its Representatives the following historical financial statements for the Refinery (the “Refinery Financial Statements”): (a) the 2016, 2017, and 2018 full fiscal year periods (audited) within thirty (30) days prior to the anticipated Closing Date, in accordance with the standards of the Public Company Accounting Oversight Board (United States), and shall use commercial reasonable efforts to deliver such financial statements to Buyer for its comment and review in a timely manner in advance of that deadline with a target date for delivery of sixty (60) days prior to the anticipated Closing Date, (b) the latest fiscal year interim period financial statements (unaudited) for the completed interim period requested by Buyer within forty (40) days subsequent to the date of such request by Buyer, and shall use commercially reasonable efforts to deliver such financial statements to Buyer for its comment and review in a timely manner in advance of that deadline with a target date for delivery of thirty (30) days after the date of such request, (c) any additional audited annual fiscal year periods or unaudited interim periods for prior periods should Buyer’s auditors determine that such additional periods would be required in order to comply with Rule 3-05 of Regulation S-X (“Rule 3-05”) of the Securities Act of 1993, as amended, or be otherwise required by the Buyer, and shall use commercial reasonable efforts to deliver such statements in a timely manner with a target date for delivery of sixty (60) days after the date requested by Buyer, and (d) the latest fiscal year interim period financial statements as required by Rule 3-05 on a comparative basis to the same interim period of the prior year, or be otherwise required by the Buyer, and use commercially reasonable efforts to deliver such financial statements to Buyer for its comment and review no less than fifteen (15) days prior to the deadline stipulated by Rule 3-05 (and in any event no later than sixty (60) days following the Closing Date). The obligations of Seller to disclose or provide reasonable access to any historical financial information shall terminate six (6) months after the Closing Date. Buyer shall reimburse Seller for its and its Affiliates’ reasonable internal costs and out-of-pocket costs associated with this Section 6.04. Buyer agrees that it shall consult with Seller in advance of requesting any such documents with a view towards establishing a mutually agreeable plan that shall not unreasonably interfere with the normal operation of Seller and its Affiliates. In addition, Seller shall use commercially reasonable efforts prepare a historical balance sheet and income statement for the Refinery for the interim period beginning the first day of the fiscal quarter in which the Closing Date occurs through the Closing Date and deliver them to Buyer no less than 30 days after the Closing Date, provided such financial statements need not be audited, adjusted, or reviewed by an independent auditor.

6.05    Notification. From the Execution Date through and including the Closing Date, Seller shall promptly notify Buyer if Seller obtains Knowledge that any representation or warranty of Buyer

Sale and Purchase Agreement

in the Agreement or any agreement contemplated hereby or information set forth in the Schedules or the Disclosure Letter is not true and correct in all material respects, or if Seller obtains Knowledge of any material errors in, or omissions from, the Schedules or the Disclosure Letter.

6.06    Pipeline Matters

(a)    During the Interim Period, Seller shall, and shall cause the Seller Companies to, use their commercially reasonable efforts to identify (i) all pipelines and utility lines entering and leaving the Refinery, (ii) the ownership status of such pipelines and utility lines; (iii) the operator (if applicable) of each such pipeline and utility line, (iv) any Contracts, Easements and Permits that may exist in respect of such pipelines and utility lines related to the Operation and/or ownership of the Refinery, and (v) where the custody transfer and/or metering points are for such pipelines and utility lines in relation to the Refinery.
(b)    During the Interim Period, to the extent Seller identifies pursuant to Section 6.06(a) that:
(i)    the information on Schedule 2.01(a)(2) or Schedule 2.02(a)(xiv) is not accurate, such that a pipeline needs to be added or removed from either such schedule;
(ii)    any new Refinery Contracts (such as an operating agreement for a pipeline) should be listed on Schedule 2.01(f);
(iii)     any Contract previously listed as a Refinery Contract should instead be listed on Schedule 2.02(a)(v) as an Excluded Contract;
(iv)    any new Refinery Permits (such as an operating agreement for a pipeline) should be listed on Schedule 2.01(g); or
(vi)    the information on Schedule 1.01E is not accurate, such that information needs to be added or removed therefrom;
then Seller may, with Buyer’s consent, which may be withheld in its sole discretion, to Buyer, supplement or amend any such schedule.
(c)    During the Interim Period, Representatives of Seller shall keep Buyer apprised of the status of Seller’s investigations conducted pursuant to Section 6.06(a) and any information disclosed by Seller pursuant to Section 6.06(b). Without prejudice to Buyer’s condition to Closing set forth in Section 11.11, the information resulting from investigations conducted pursuant to Section 6.06(a) and/or disclosed by Seller pursuant to Section 6.06(b) shall constitute New Seller Information under Section 6.03(a), shall be excluded for the purposes set forth in Section 6.03(b) and subject to the provisions of Section 6.03(c).
(d)    If it is identified pursuant to Section 6.06(a) that a pipeline listed on Schedule 2.01(a)(2) is operated by Seller or an Affiliate of Seller from a control center located outside of the Refinery, then Buyer may request that Seller provide Buyer with transition control center services for a term not to exceed one (1) year and, at Closing, the Parties shall enter into a Transition Services Agreement based on the form attached to this Agreement as Exhibit J with a services schedule for such services as is typical to provide for transition of such control center operations from a seller to a buyer for transactions of this sort. Seller shall be entitled to recover from Buyer, as a services fee, Seller’s (or its Affiliates’) actual cost of providing such control center services.

Sale and Purchase Agreement

ARTICLE VII
COVENANTS AND AGREEMENTS OF BUYER

Buyer covenants and agrees as follows:
7.01    Confidentiality. Buyer acknowledges that all information provided to any of it and its Affiliates’ Representatives by the Seller Companies and their respective Affiliates and Representatives is subject to the terms of Section 18.15.

7.02    Notification. From the Execution Date through and including the Closing Date, Buyer shall promptly notify Seller if Buyer obtains Knowledge that any representation or warranty of Seller in the Agreement or any agreement contemplated hereby or information set forth in the Schedules or the Disclosure Letter is not true and correct in all material respects, or if Buyer obtains Knowledge of any material errors in, or omissions from, the Schedules or the Disclosure Letter.

7.03    Pre-Closing Access and Inspections.

(a)During the Interim Period, Buyer shall not contact or communicate with any Employees, customers, suppliers or distributors of the Assets except as expressly provided in this Agreement or with Seller’s prior written consent.

(b)Upon Buyer’s request Seller shall grant reasonable access during normal business hours, upon reasonable notice (and under such commercially reasonable conditions as Seller may request and to avoid interference with the normal conduct of its business), to the Assets for purposes of carrying out the purposes of this Agreement and the Contemplated Transactions, including for an inspection for Buyer and/or its Representatives of the Refinery Non-Hydrocarbon Inventory.

(c)Any inspection or investigation conducted by Buyer or its Representatives prior to the Closing (i) shall be conducted in accordance with Applicable Laws, including any applicable HSE Laws and in such manner as not to interfere unreasonably with the Operations and the Assets; and (ii) shall not entitle Buyer to conduct Environmental Testing, including any Phase II environmental assessments or any other sampling or testing of soil or ground or surface water at, or under, any Real Property associated with the Assets, without the prior written consent of Seller, Buyer being limited to the review of the Seller Companies’ or their respective Affiliates’ records or any other publicly available materials or information with regard to these matters.

(d)Buyer and Seller (or a Seller Company) may meet prior to the Closing to plan for business separation or other transition related activities.

(e)If Buyer and Seller (or a Seller Company) conduct any such pre-Closing business separation, transition, or other similar activities at the Refinery, on or at the Assets or on other premises of the Seller Companies, Buyer bears the risk of injury to any of its Representatives during such activities at the Refinery, the other Assets or premises or the Operations and shall indemnify, defend and hold the Seller Indemnified Parties harmless for all Losses to the extent caused by, arising from or related to the acts or omissions of Buyer and its Representatives in conducting any such activities.

(f)Notwithstanding any provision to the contrary contained in this Agreement, Buyer’s obligations under this Section 7.03 shall survive the termination of this Agreement and the consummation of the Contemplated Transactions.

Sale and Purchase Agreement

7.04    Post-Closing Access. Without prejudice to Schedule 15.01, from and after the Effective Time, Buyer will, and will cause its Affiliates to, afford to Seller and its Representatives reasonable access during normal business hours to personnel and to such properties and records that were transferred to Buyer and permission to take from the Assets copies of any books, records or accounts relating to the Assets through and including the Closing Date and, if requested, will furnish to Seller such additional information and cooperate with Seller in such other respects, including making the Transferred Employees available to Seller at Seller’s expense as witnesses or deponents as Seller may reasonably request for each of the following to the extent such matter does not involve a Dispute between Buyer and Seller: (a) financial reporting, (b) Tax or similar purposes, (c) purposes of investigating claims, or conducting litigation or administrative proceedings with third parties or Governmental Authorities or (d) any other proper purpose, provided that Seller shall indemnify, defend and hold the Buyer Indemnified Parties harmless (subject to Article XIII) for all Losses to the extent caused by, arising from or related to the acts or omissions of Seller and its Representatives from such access. Buyer will, and will cause its Affiliates to, keep and maintain the records that Seller and its Representatives have access to pursuant to this Section 7.04, such records to be maintained for a period of ten (10) years from the Closing Date or such longer periods as may be required by Applicable Laws, provided that if Buyer desires to destroy or dispose of such records during such period then Buyer will first offer to Seller in writing at least sixty (60) days before such destruction or disposition to surrender them to Seller and if Seller does not accept such offer within twenty (20) days after receipt of such offer, then Buyer may take such action. Seller’s right to post-Closing access to the Assets shall include the right to access Excluded Assets that remain located at the Assets pursuant to Section 2.02. Seller bears the risk of injury to Seller’s Representatives during any such activities pursuant to this Section 7.04 at the Refinery, the other Assets or the Operations and shall indemnify, defend and hold the Buyer Indemnified Parties harmless for all Losses to the extent caused by, arising from or related to the acts or omissions of Seller and its Representatives in conducting any such activities.

7.05    Litigation. With respect to all litigation and other matters set forth in the Disclosure Letter and any other matters that constitute Retained Liabilities and for so long as a Seller Company is contesting or defending such matter, Buyer shall cooperate to the extent commercially reasonable with such Seller Company and its Affiliates and their respective counsel, at such Seller Company’s expense, in their efforts to conduct or resolve such litigation, including by making available to them such documents and witnesses as may be deemed necessary or useful therefor.

7.06    Trademarks. No license to any of the Trademarks is granted to Buyer by this Agreement, the Closing Documents, or by the transfer of the Assets to Buyer, and Buyer is precluded from any use and agrees not to make any use of Trademarks on or in connection with the sale of any of its products or services as a means of identity or in any of its communications or in connection with Buyer’s operation of the Assets. Buyer acknowledges and agrees with Seller that the Trademarks, and all rights to which and the goodwill represented thereby and pertaining thereto, are being retained by the Seller Companies and their respective Affiliates. Without limiting the generality of the preceding, Buyer will not be entitled to use the name “Shell” or any variations or derivations thereof (including any logo, trademark or design containing such name) or any logo, service mark, trade name or trademark that constitutes an Excluded Asset. Accordingly, as soon as reasonably practical after the Closing, but in any event within ninety (90) days after the Closing Date with regards to Assets that are visible to the public, and within one hundred twenty (120) days after the Closing Date with regards to Assets that are not visible to the general public, Buyer shall remove from, or paint or cover over as appropriate, any logo, service mark, trade name or trademark indicating that such assets were owned or operated by a Seller Company or any of its Affiliates (including signs displaying such Seller Company’s or its Affiliates’ emergency contact telephone number(s) or otherwise using or displaying the name “Shell”, in whole or in part). As promptly as practicable after the Closing but in any event within ten (10) days, Buyer shall post Buyer’s emergency contact telephone number in place of any Seller Company’s or its Affiliates’ emergency contact telephone number(s). In the event that Buyer breaches this Section 7.06, Seller shall

Sale and Purchase Agreement

be entitled to specific performance of this Section 7.06 and to injunctive relief against further violations, as well as any other remedies at law or in equity available to Seller.

7.07    Third Party Property. Buyer shall grant or continue to grant such rights of ingress or egress necessary to allow any third party that holds any Third Party Property to have access to such Third Party Property for the purposes of repairing, maintaining or otherwise utilizing such property, for so long as the Third Party Property lawfully remains on the Real Property.

7.08    Credit Support Arrangements.

(a)Prior to the Closing, Buyer shall deliver to the applicable beneficiary or counterparty replacement or substitute guaranties, letters of credit, bonds, security deposits, and other surety obligations and evidence of financial capacity, in each case acceptable to the relevant beneficiary or counterparty, in substitution and replacement of those credit support arrangements set forth in Schedule 7.08 (the “Credit Support Arrangements”), in form and substance acceptable to Seller, and shall cause the release as of the Closing of the Seller Companies and their Affiliates from all Obligations relating to the Credit Support Arrangements.

(b)Buyer acknowledges and accepts that from and after the Closing Date, Seller may revoke (or have the Assets removed from the scope of) any Credit Support Arrangements.

(c)To the extent that a Credit Support Arrangement has not been replaced or substituted by Buyer thereof prior to the Closing as contemplated by ýSection 7.08(a) and Seller has not otherwise revoked (or have the Assets removed from the scope of) any Credit Support Arrangements as contemplated by Section 7.08(b), Buyer shall have a continuing obligation after the Closing to use its reasonable best efforts to have any such Credit Support Arrangement replaced or substituted by Buyer thereof as contemplated by ýSection 7.08(a).

(d)From and after the Closing, Buyer shall indemnify and hold harmless each Seller Indemnitee against any Claims and Losses that any Seller Indemnitee suffers, incurs or is liable for by reason of or arising out of or in consequence of (i) any Seller Indemnitee making payment under or being required to pay or reimburse the issuer of any Credit Support Arrangement, (ii) any claim or demand for payment made on any Seller Indemnitee with respect to any of the Credit Support Arrangement or (iii) any action, Claim or Proceeding by any Person who is or claims to be entitled to the benefit or claims to be entitled to payment, reimbursement or indemnity with respect to any Credit Support Arrangement.

(e)The provisions of this Section 7.08 shall survive the Closing.

7.09    Financing. Buyer acknowledges and agrees that its obligation to consummate the Contemplated Transactions is not conditioned upon any financing being made available to Buyer.

7.10    One-Call; Utilities.

(a)Buyer will promptly after the Closing, but in no event later than thirty (30) days following the expiration or termination of the Transition Services Agreement (to the extent it applies), contact every appropriate one-call agency in the vicinity of the Refinery and have the contact information for one-calls changed from any applicable Seller Company’s name to Buyer’s name. Buyer shall also provide revised maps to the one-call agencies where appropriate or required. Buyer shall promptly notify Seller that all such notices and revised maps have been provided.

Sale and Purchase Agreement

(b)Buyer will promptly after the Closing, but in any event no later than thirty (30) calendar days following the expiration or termination of the Transition Services Agreement (to the extent it applies), contact the utility provider(s) for the Assets and have the billing and contact information for utility services changed from the name of any applicable Seller Company’s name to Buyer’s name. Buyer shall promptly notify Seller that all such notices have been provided to the applicable utility providers. Buyer shall bear the costs associated with any new utility connections or meters that may be required for Buyer's assumption of utility services.

7.11    Notification of Transfer of Equity Interests.

(a)Buyer shall notify Seller if at any time prior to the Closing Date:

i.Equity Interests representing 5% or more of the fully-diluted Equity Interests of the Buyer (or any Affiliate of the Buyer that is a party to a Closing Document) have been sold, transferred, assigned, conveyed, exchanged or otherwise disposed of to any Person; or

ii.Equity Interests of an Affiliate of Buyer have been sold, transferred, assigned, conveyed, exchanged or otherwise disposed of that represent 5% or more of such Person and such Person, directly or indirectly, holds 5% or more of the fully-diluted Equity Interests of Buyer (or any Affiliate of the Buyer that is a party to a Closing Document);

provided, however, that in the case of each of clauses (i) and (ii), as it relates to PBF Energy Inc., Seller acknowledges and agrees that Buyer shall only be required to disclose information that is available to it from a review of Schedule 13G and 13D filings with the Securities and Exchange Commission.
(b)Should either of the actions occur as described in Section 7.11(a), then Buyer shall provider Seller with such information (subject to the proviso limiting information required as it relates to PBF Energy Inc.) as Seller shall request as is necessary for Seller to complete its required integrity due diligence screening on the Buyer or such Affiliate of Buyer (as applicable). Seller shall complete its integrity due diligence within ten (10) Business Days of the provision of such information and shall promptly notify Buyer in the event that Seller believes the condition set forth in Section 12.06 will not be satisfied.

7.12    Pipeline Easement.

(a)For two (2) years from and after the Closing Date, at Seller’s request Buyer shall either (selection of which being in Buyer’s discretion) (x) itself, at Seller’s cost and with Seller’s cooperation, undertake to or (y) grant Seller (or Seller’s Representatives) access over and across the Real Property to, plat, map and record the existing locations and pipeline slots occupied by the Excluded Pipelines for purposes of Buyer granting to Seller (or the owner of such pipeline identified by Seller) easements for such pipelines, which easements Buyer hereby agrees to grant in accordance with Section 7.12(b); provided, however, that if Buyer grants Seller access in accordance with clause (y) above Seller bears the risk of any injury to Seller’s Representatives during any such activities at the Refinery and shall indemnify, defend and hold the Buyer Indemnified Parties harmless for all Losses to the extent caused by, arising from or related to the acts or omissions of Seller and its Representatives in conducting any such activities.

(b)Each Party agrees to use commercially reasonable efforts to negotiate in good faith and agree the terms of the easements to be granted pursuant to Section 7.12(a) (the “Pipeline Easement”), which the Parties agree shall be substantially in the form attached as Exhibit

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K, and to cooperate with the other Party, to do such things, perform such acts and to make, execute, acknowledge and deliver such documents, agreements and instruments as may be reasonably necessary to grant of the Pipeline Easements.

(c)Buyer shall have the right to designate a reasonable course through which Seller must follow over and across the Real Property to access the Real Property for purposes of enacting Section 7.12(a) above.

(d)For a period beginning on the Closing Date and ending on the earlier of (i) the date that Buyer and Seller agree easements for such Excluded Pipelines pursuant to Section 7.12(b) above, or (ii) two (2) years after the Closing Date (“Easement Term”), Buyer hereby grants to Seller a non-exclusive easement for the Excluded Pipelines over and across the Real Property only to the extent necessary for, the operation and maintenance of the Excluded Pipelines as reasonably determined by Buyer (the “Easement Area”) and solely for the purposes of the operation and maintenance of the Excluded Pipelines. Buyer expressly reserves for itself, its successors and its assigns, the right to use the Easement Area or to grant other easements or licenses at the same location so long as such use/uses does/do not unreasonably interfere with the rights herein granted. The easement under this Section 7.12(d) is subject to all liens, encumbrances, covenants, conditions, restrictions, reservations, contracts, leases and licenses, easements, and rights of way pertaining to the Real Property, whether or not of record. The use of the word “grant” shall not imply any warranty on the part of Buyer with respect to the easement or the Easement Area. Seller shall comply with all Applicable Laws, including but not limited to all applicable regulatory, environmental and safety requirements at Seller’s sole cost and expense. Seller shall not use, deposit or permit the use or deposit of any Hazardous Substances on the Real Property or on any other real property adjacent to the Easement Area. Buyer may revoke the Easement if in the opinion of Buyer it unreasonably interferes with the present or future use by Buyer of the Real Property. Seller shall not materially interfere with the use by and operation and activities of Buyer on its property, and Seller shall use such routes and follow such procedures on Buyer’s property as result in the least damage and inconvenience to Buyer. Seller shall be responsible for any damage to Buyer’s property or that of third parties resulting from any exercise of the rights herein granted, including but not limited to soil erosion, subsidence or damage resulting therefrom. Seller shall promptly repair and restore to its original condition any of Buyer’s property, including, but not limited to, roads, utilities, buildings and fences that may be altered, damaged or destroyed in connection with the exercise of the easement or use of the Easement Area. This grant of easement is made on the express condition that Buyer is to be free from all liability by reason of injury or death to persons or injury to property from whatever cause arising out of Seller’s, its contractors’, agents’, officers’, members’, employees’, invitees’, or licensees’ exercise of rights granted pursuant to this easement or use of the Easement Area or of the improvements or personal property of Seller thereto or thereon, including any liability for injury or death to the person or property of Seller, its contractors, agents, officers, members, employees, invitees, or licensees or to any property under the control or custody of Seller. Seller hereby covenants and agrees to defend and indemnify Buyer, its officers, employees, agents, students, invitees and guests and save them harmless from any and all liability, loss, costs, or obligations to the extent on account of, or arising out of, any such injury or losses caused or claimed to be caused by the exercise of the easement or use of the Easement Area by Seller, however occurring, other than those caused solely by the willful or negligent acts or omissions of Buyer. Seller alone shall pay any and all taxes, charges or use fee(s) levied by any Governmental Authority against Seller’s interest in the Easement Area, or against any of Buyer’s Real Property as a result of the easement herein granted. Seller shall not cause liens of any kind to be placed against the Easement Area or any of Buyer’s Real Property. This Section 7.12 (d) contains the entire agreement between the Parties relating to the rights herein granted and the obligations herein assumed. Any oral representations or modifications concerning this instrument shall be of no force or effect except in a subsequent modification in writing, signed

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by the Party to be charged. If, at the end of the Easement Term Buyer and Seller have been unable to agree to the Pipeline Easement pursuant to Section 7.12(b), Buyer shall be entitled to require Seller, at Seller’s cost, to remove or request to have relocated any Excluded Pipelines (in either case upon reasonable prior notice) that materially or unreasonably interfere with the operations of the Refinery, including but not limited to requiring Seller to move any pumps, valves, meters or other equipment associated with the Excluded Pipeline owned by a Seller Company (or Affiliate) from the Real Property.

ARTICLE VIII
COVENANTS AND AGREEMENTS OF SELLER AND BUYER

Buyer and Seller covenant and agree as follows:
8.01    Antitrust Approvals.

(a)Within ten (10) days after Execution Date or as otherwise mutually agreed by the Parties, Buyer and Seller shall file or cause to be filed with the Federal Trade Commission, the United States Department of Justice, any State Attorney General, and any foreign antitrust agency (collectively, “Antitrust Authorities”) any notifications required to be filed under the HSR Act or any other antitrust statutes, rules or regulations applicable to the Contemplated Transactions. Buyer and Seller shall consult with each other as to the appropriate time for filing such notifications. Buyer and Seller shall each bear their respective costs (including legal fees) for the preparation of any filing.

(b)Buyer and Seller shall respectively use commercially reasonable efforts to (i) respond promptly to any requests for additional information and documentary materials made by any Antitrust Authority; (ii) make any further filings or submissions that may be necessary, proper or advisable in connection therewith; and (iii) obtain all required antitrust approvals from an Antitrust Authority or the termination or expiration of an applicable antitrust waiting period, including termination or expiration of the applicable waiting period under the HSR Act, and ensure that no Antitrust Authority restrains, prohibits, or otherwise challenges the legality or validity of the Contemplated Transactions (each of these is an “Antitrust Regulatory Approval”) at the earliest possible date so as to enable the Parties to close the Contemplated Transactions. Buyer and Seller shall consult with each other prior to any meetings, by telephone or in person, with the staff of any Antitrust Authority, and each Party shall have the right to have a representative present at any such meeting (subject to the approval of the relevant Antitrust Authority). Buyer and Seller shall give each other reasonable advance notice of any notification, submission or other communication which it proposes to make or submit to any Antitrust Authority and to provide each other with copies of a draft notification, submission or correspondence and any supporting documentation or information reasonably requested by the other Party, provided that no Party shall be required to disclose any Confidential Information under this subsection. Each Party agrees to consider in good faith any comments of the other Parties to any such notification, submission or communication. It is acknowledged and agreed that Buyer shall have, except for the Seller’s Election and where prohibited by Applicable Law, sole responsibility for determining the strategy for dealing with Antitrust Authorities, including any Antitrust Regulatory Approval; provided that Buyer shall keep Seller reasonably aware of the conduct of activities by Buyer under this Section 8.01.
(c)Buyer agrees to use commercially reasonable efforts to negotiate potential remedies to any impediment to an Antitrust Regulatory Approval that may be asserted by any Antitrust Authority against Buyer or the Contemplated Transactions including, but not limited to, (i) the sale, divestiture, disposition, or holding separate by Buyer of any of its own assets or the Assets to be directly or indirectly acquired in the Contemplated Transactions; (ii) any

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settlement or other agreement with an Antitrust Authority to undertake any obligation or commitment related to the conduct of Buyer’s business including, but not limited to, the Assets to be directly or indirectly acquired in the Contemplated Transactions (each of (i) and (ii), “Antitrust Condition”). In the event that Buyer, in its reasonable discretion, determines that committing to or effecting an Antitrust Condition is the most expeditious means of obtaining Antitrust Regulatory Approval, Buyer agrees to use its commercially reasonable efforts to proactively, promptly and vigorously negotiate the reduction, modification or removal of any such Antitrust Condition proposed or offered by an Antitrust Authority. If as a result of such negotiations, an Antitrust Condition exists that Buyer reasonably determines has an aggregate detrimental economic impact on Buyer and/or its Affiliates, the Assets and/or the Operations of less than Sixty Million Dollars ($60,000,000), Buyer shall be required to commit to or effect the Antitrust Condition in order to either (x) obtain an Antitrust Regulatory Approval, or (y) to effect the dissolution of, any decree, temporary restraining order, injunction, judgment, or other order in any suit or proceeding which would otherwise have the effect of materially delaying or preventing the closing of the Contemplated Transactions. Nothing in this section or any other provision of this Agreement shall require Buyer to commit to or effect any Antitrust Condition that Buyer reasonably determines has an aggregate detrimental economic impact on Buyer and/or its Affiliates, the Assets and/or the Operations greater than or equal to Sixty Million Dollars ($60,000,000). In addition, in its sole discretion, Buyer may elect to defend through litigation on the merits any Claim asserted before any Governmental Authority that would restrain or prevent the closing of the Contemplated Transactions by the Outside Date. If Buyer elects not to or ceases to defend any such Claim, Buyer shall notify Seller promptly in writing. Seller shall have the right (the “Seller’s Election”) to require Buyer to defend such Claim provided that (i) 100% of all reasonable and documented third party costs incurred by Buyer as a result of the Seller’s Election in connection with such defense (“Buyer’s Defense Costs”) up to Five Million Dollars ($5,000,000) and (ii) 50% of Buyer’s Defense Costs in excess of Five Million Dollars ($5,000,000) shall be either (1) deducted from the Termination Fee or the Reverse Termination Fee payable by Buyer to Seller pursuant Section 16.04(b) and Section 16.04(c), respectively or (2) reimbursed by Seller in the event of any termination of this Agreement other than arising from (x) a termination by Seller pursuant to Section 16.01(d) or (y) the Closing not occurring when required due to Buyer’s failure to close the Contemplated Transactions in accordance with Section 3.01(a) when all conditions precedent to Buyer’s closing obligations set forth in Article XI shall have been satisfied (or in the case of conditions that by their nature are to be satisfied at the Closing, are capable of being satisfied if the Closing were to occur on the date of such breach by Buyer). Under no other circumstances shall Seller be liable for the Buyer’s Defense Costs. If Buyer elects not to commit to or effect any Antitrust Condition or to defend any Claim, and Seller does not elect to exercise its right to require Buyer to defend any Claim, then Buyer may terminate this Agreement pursuant to Section 16.01(g).

8.02    Assignments.

(a)With respect to any Refinery Contract, Easement or Permit that (i) is intended to be assigned to Buyer hereunder and (ii) requires consent for the assignment thereof to Buyer, Seller (or, if agreed by Seller, a mutually agreed third party agent) shall take such actions as are commercially reasonable and necessary, and Buyer shall cooperate with Seller in all commercially reasonable respects, to effect assignment thereof to Buyer as of the Closing Date. It is understood that such actions by Seller shall not include any requirement of the Seller Companies or their Affiliates to expend money greater than a de minimis amount in the overall context of this Agreement, give any guaranty or surety, commence any litigation or offer or grant any non-de minimis accommodation (financial or otherwise) to any third party. To the extent allowed by Applicable Law, Seller shall initiate termination procedures on any Refinery Contracts requested by Buyer to be effective upon the Closing provided that such terminations do not require the Seller Companies or their Affiliates to expend money, give any guaranty or surety, or grant

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any non-de minimis accommodation (financial or otherwise) to the counterparties to such Contracts.

(b)In the event that a Seller Company is unable to obtain the requisite approval for assignment of any such Contract, Easement or Permit, or in the event such Contract, Easement or Permit is required to be amended or supplemented and is not so amended or supplemented as of the Closing Date, and such assignment is reasonably necessary to operate the Assets in the Ordinary Course of Business as conducted by such Seller Company or its Affiliates on an historical basis for the twelve (12) months prior to the Closing Date without giving rise to a material adverse effect on the Assets, at the written request of Buyer (i) on or before the Closing Date or within thirty (30) days after the Closing Date of the then known Assets, or (ii) or within thirty (30) days after discovery of Assets not known on or before the Closing Date (except, in either case of (i) or (ii), where such action would be unlawful or prohibited by such Contract, Easement or Permit), Seller shall (x) retain any such Contract, Easement or Permit and shall enter into an arrangement with Buyer (including, to the extent appropriate amending the Transition Services Agreement) to provide Buyer with the economic and functional benefits of such Contract, Easement or Permit, provided, that Buyer shall perform the Seller Companies’ and their Affiliates’ obligations thereunder arising on or after the Closing Date (and indemnify, defend and hold the Seller Companies and their Affiliates harmless against Losses suffered in the event Buyer breaches any obligations thereunder) until such Contract, Easement or Permit is assigned to Buyer, expires in accordance with its terms (after giving effect to any renewals) or a replacement Contract, Easement or Permit is issued, or is properly amended or supplemented, and (y) take all commercially reasonable and necessary actions required to assign to Buyer, or amend or supplement, any such Contract, Easement or Permit as soon as practicable after the Closing Date.

(c)Notwithstanding Seller’s obligations pursuant to Section 8.02(a), the assignment of any Contract, Easement or Permit to be transferred to Buyer that requires consent for assignment, or amendment or supplement, may be effected after the Closing Date. Except as otherwise provided in this Agreement, the Purchase Price shall not be subject to adjustment, and the Closing of the Contemplated Transactions shall not be delayed, by reason of any inability to obtain consent for assignment of any Contract, Easement or Permit or any such amendment or supplement. Buyer acknowledges that certain consents to the Contemplated Transactions are required from counterparties to Contracts, Easements or Permits (written or otherwise) to which any of the Seller Companies or their Affiliates is a party, and Seller represents that to Seller’s Knowledge the consents listed on Schedule 8.02(c) may not be obtained. Except as otherwise provided in this Agreement, Buyer agrees that the Seller Companies and their Affiliates shall not have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the Contemplated Transactions by this Agreement or because of the default, acceleration or termination of any such agreement, contract, license, lease, Easement or Permit as a result thereof (provided that Seller has complied with its obligations under Section 8.02(a) and Section 8.02(b)). Buyer further agrees that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached and no condition of Buyer shall be deemed not to be satisfied as a result of the failure to obtain any consent or as a result of any such default, acceleration or termination or any Claim or Proceeding commenced or threatened by or on behalf of any Persons arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination (provided that Seller have complied with its obligations under Section 8.02(a) and Section 8.02(b) and its representation in this Section 8.02(c) is true and correct in all material respects).

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8.03    Transition Plan; Multi-Site Framework Contracts.

(a)Promptly following the execution of this Agreement, representatives of Buyer and Seller shall meet to develop a transition plan identifying resources, timelines, and other milestones needed for operation of the Assets after the Closing; provided, however, that, nothing in this Section 8.03(a) or such transition plan shall restrict or limit the Seller Companies’ or their respective Affiliates’ ability to conduct their own business and operate the Assets prior to Closing.

(b)In furtherance of Section 8.03(a), from the Execution Date until the Closing Date and, if requested by Buyer, for a period not to exceed ninety (90) days after Closing Seller shall, and shall cause the Seller Companies to, use reasonable commercial efforts to co-operate with and assist Buyer in its (a) identifying all material assets, rights and other properties (other than Shell Intellectual Property), including in respect of software and other information technology, that will not be assigned, transferred or conveyed to Buyer as part of the Assets at Closing, and that are necessary in order to permit Buyer to be able to operate the Refinery and Assets immediately following Closing substantially in the manner that such business is currently conducted by Seller, including to permit Buyer to comply with its obligations under Section 8.13, and (b) otherwise developing and assisting in the implementation of the transition plan described in Section 8.03(a) so as to permit Buyer, at its sole cost and expense, to acquire and deploy any and all such material assets, rights and other properties prior to the Closing Date so as to ensure that the operation of the business of Refinery and Assets is not materially interrupted or interfered with as a result of the Closing and to otherwise replace any services provided to the Assets by Shell Companies prior to Closing.

(c)For the avoidance of doubt, in respect of the foregoing, following transition period set forth in Section 8.03(b), Buyer shall not be permitted to obtain goods or services pursuant to any call-off agreements under the Multi-Site Framework Contracts without the prior written consent of Seller (which Seller can withhold in its sole discretion). Should Buyer obtain any goods or services under any Multi-Site Framework Contract following Closing (whether with or without Seller’s consent), Buyer shall indemnify Seller in full for any and all Losses, including without limitation for non-payment of the costs of goods or services or any disputes between Buyer and a third party, arising therefrom. From the Execution Date until the Closing Date and, if requested by Buyer, for a period not to exceed ninety (90) days after Closing, the Parties shall work together to identify any existing Multi-Site Framework Contracts and cooperate on the replacement of same, provided that Buyer shall be solely responsible for effecting any such replacements, and no Seller Company shall be obligated to allow “call-offs” to Buyer under such Multi-Site Framework Contract.

8.04    Other Governmental Approvals. With the exception of Antitrust Regulatory Approval, which is covered in Section 8.01, Buyer and Seller shall cooperate with each other and take all reasonable steps necessary to obtain Authorizations for the sale of the Assets from all applicable Governmental Authorities.

8.05    Other Actions. Buyer and Seller shall otherwise use their respective commercially reasonable efforts to cause (a) the satisfaction of all covenants and agreements in this Article VIII and all conditions precedent in Article XI and Article XII, in each case, applicable to it, and (b) the Closing, to occur as soon as reasonably practicable after the Execution Date.

8.06    Collection of Amounts Owed to a Party. In the event any Party receives any funds or other property that belongs to another Party pursuant to the terms of this Agreement then the receiving Party shall receive and hold such funds and property in trust for the benefit of the rightful Party and shall

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promptly forward such funds and property to the rightful Party. It is the intention of the Parties that, as between the Parties, Seller shall be entitled to all income attributable to the Operations conducted prior to the Effective Time and Buyer shall be entitled to all income attributable to the Operations conducted after the Effective Time. Each Party shall pay to the other Party, promptly after receipt thereof, any amount received by said Party from any third party with respect to rentals, fees or other revenues relating to the Operations and attributable to the ownership period of the other Party; and products delivered, services performed or other obligations performed by the other Party and attributable to the ownership period of such other Party.

8.07    Casualty.

(a)In the event prior to the Closing Date there is an occurrence of a Casualty, Seller shall notify Buyer thereof as soon as reasonably practicable.

(b)In the event a Casualty occurs prior to the Closing Date then Seller shall elect, at its option, to either (i) repair or replace the affected Asset at Seller’s cost prior to the Closing, in which case Buyer’s obligation to effect the Closing shall not be affected, but the Closing Date shall be deferred until ten (10) Business Days after repairs or replacement have been completed and the affected Asset has been restored to at least a substantially comparable performance in all material respects as compared to that prior to the Casualty, or (ii) negotiate with Buyer to reduce the Purchase Price by an amount agreed to by Seller and Buyer to reflect the cost to repair or replace the affected Asset(s) (the “Repair Costs”), in which case, the Closing Date shall not be deferred unless Buyer and Seller do not agree to the cost of such repairs or replacements.

(c)If Seller elects to proceed with clause (ii) of Section 8.07(b) and Seller and Buyer agree on the Repair Costs within fifteen (15) days of Buyer’s receipt of Seller’s notice of Casualty (the “Repair Negotiation Period”), Buyer’s obligation to effect the Closing shall not be affected but the Purchase Price shall be reduced by the Repair Costs. Notwithstanding the foregoing, if the Parties mutually agree that the Repair Costs are greater than an amount equal to thirty percent (30%) of the Base Amount, either Seller or Buyer may elect, by giving written notice to the other of such election within five (5) Business Days of the expiration of the Repair Negotiation Period, to terminate this Agreement without further obligation under this Agreement (other than those sections which expressly survive termination, which shall continue in effect).

(d)If however, the Parties do not agree on the Repair Costs within the Repair Negotiation Period (a “Repair Cost Dispute”), either Party may request an engineering company mutually agreed to by the Parties (or selected pursuant to Section 8.07(g)) (the “Independent Expert”) to evaluate the affected Assets and deliver to the Parties its written estimate of the Repair Costs (the “Third Party Estimate”) within fifteen (15) days after the end of the Repair Negotiation Period.
(i)If the Third Party Estimate is less than or equal to thirty percent (30%) of the Base Amount, then Buyer’s obligation to proceed to Closing in accordance with the terms of this Agreement shall not be affected and the Parties shall submit the Repair Cost Dispute to binding arbitration under the dispute resolution procedures in Article XVII for resolution after the Closing, with no reduction of the Closing Date Payment at Closing and a post-Closing adjustment to the Purchase Price equal to the finally-determined Repair Costs.

(ii)If the Third Party Estimate is greater than thirty percent (30%) of the Base Amount, either Seller or Buyer may elect, by giving written notice to the other of election within fifteen (15) days of receipt of the Third-Party Estimate, to terminate this Agreement without further obligation under this Agreement (other than those sections which expressly survive termination, which shall continue in effect). If neither Party terminates

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within such time period, the Parties shall submit the Repair Cost Dispute to binding arbitration under the dispute resolution procedures in Article XVII for resolution after the Closing, with no delay in Closing, no reduction of the Closing Date Payment at Closing and a post-Closing adjustment to the Purchase Price equal to the finally-determined Repair Costs.

(e)Any adjustment of the Purchase Price pursuant to Section 8.07(d) which is necessary to reflect a final determination of Repair Costs after the Closing shall be made as follows: (i) an adjustment in favor of Buyer shall be paid in immediately available funds by Seller to Buyer; and (ii) an adjustment in favor of Seller shall be paid in immediately available funds to the extent the Purchase Price had been reduced pursuant to this Section 8.07. Any such reduction, refund or payment shall be made within ten (10) Business Days after such final determination.

(f)In the event of a Repair Cost Dispute, the Closing Date and Outside Date shall be deferred until (i) fifteen (15) Business Days after receipt of the Third Party Estimate, or (ii) if Seller elects the option in clause (i) of Section 8.07(b), as provided therein.

(g)Selection and Fees of Independent Expert.
(i)If (1) the Parties are unable to agree on the Independent Expert within fifteen (15) days after the end of the Repair Negotiation Period, or (2) Seller and Buyer have agreed on an Independent Expert, but such Person has notified Seller or Buyer that it is unwilling or unable to serve as the Independent Expert, then within the earlier of ten (10) days after the end of such fifteen (15) day period or after such notice by the proposed Independent Expert (the “Nomination Deadline”), Seller and Buyer shall each select a candidate for the Independent Expert and the two candidates so selected shall promptly select a third independent, engineering company which shall be appointed as the Independent Expert. If a Party fails to select an Independent Expert by the Nomination Deadline, then the candidate Independent Expert selected by the other Party (provided it made such nomination by the Nomination Deadline) shall be the Independent Expert for purposes of this Section 8.07.

(ii)Upon an Independent Expert being agreed or selected under the foregoing provisions of Section 8.07(g)(i), Seller and Buyer shall together jointly notify such Independent Expert of the selection and shall request the Independent Accountant within ten (10) days to confirm in writing whether it accepts such appointment.

(iii)If, following notification pursuant to Section 8.07(g)(ii), such Independent Expert shall not have confirmed its acceptance of such appointment within the said period of ten (10) days, then (unless the Parties are able to mutually agree upon the appointment of another Independent Expert) the matter may again be referred in the manner aforesaid under Section 8.07(g)(i) above to make a further selection and the process shall be repeated until an Independent Expert is found who accepts appointment.

(iv)The fees and expenses of the Independent Expert will be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer.

8.08    Payment of Certain Expenses Due and Payable after the Closing Date.

(a)The Closing Date Payment shall be increased by the pro-rated amount of all lease and rental payments made by the Seller Companies or their Affiliates prior to the Closing Date in respect of the Assets but that are attributable to periods after the Effective Time. The Closing Date Payment shall be decreased by the pro-rated amount of all lease and rental payments in respect of the Assets to be made by Buyer subsequent to the Effective Time but that

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are attributable to periods prior to the Effective Time. The Parties shall share information among themselves prior to the Closing Date to identify and pro-rate such amounts.

(b)If Buyer receives invoices for fees for Environmental Credits, permit fees and utility bills for any period of time prior to the Effective Time, Buyer will promptly forward such invoices to Seller. If any Seller Company receives invoices for fees for Environmental Credits, permit fees and utility bills for any period of time on or after the Effective Time, Seller shall promptly forward the invoices to Buyer.

(c)Buyer shall pay, as and when due, all fees for Environmental Credits, permit fees and utility bills due and payable after the Effective Time, and Seller shall reimburse Buyer within thirty (30) days after invoice for any amounts under such bills attributable to any period prior to the Effective Time.

(d)If a Party makes any payment to a third party pursuant to any Refinery Contract, and such payment is made in respect of work performed, services provided or goods delivered during a period of time that includes the Effective Time; or the Effective Time intervenes between the making of such payment and the performance of the work or services or delivery of goods, then the Parties will allocate the burden of such payment in a manner that reflects the relative benefit of such work performed, services provided or goods delivered to each Party; provided, however, it shall be presumed that any work performed, services provided or goods delivered prior to the Effective Time are for the benefit of a Seller Company and any work performed, services provided or goods delivered after the Effective Time are for the benefit of Buyer or its Affiliates.

8.09    Relationship of the Parties. Nothing in this Agreement or the Closing Documents shall be construed to create any joint venture, partnership, agency or other similar fiduciary relationship between the Parties or the parties thereto. Under this Agreement and the Closing Documents, the Parties and their respective Affiliates are nothing other than independent contractors for the sale or purchase of specific property, goods or services. The Parties acknowledge that, for purposes of this Agreement and the Closing Documents, none of the Parties or their respective Affiliates shall be considered to be the agent, representative, employee, master, or servant of the others for any purpose. Except as expressly provided in this Agreement, none of the Parties or their respective Affiliates shall have any obligation to manage or operate any of their respective businesses with any duty or standard of care to the other Party or their respective Affiliates, and none of the Parties or their respective Affiliates have any authority, right or power to enter into a contract or commitment, assume any obligation or make any representation or warranty on behalf of the others (except as expressly specified in this Agreement or the Closing Documents). The Parties agree and acknowledge that except as expressly provided herein or in the Closing Documents, none of the Parties or their respective Affiliates shall owe duties, fiduciary or otherwise to the other. The Parties and their respective Affiliates are, and will be after Closing, competitors with the right to pursue any business opportunity for their respective individual benefit and make no representation or warranty regarding the manner in which they will conduct their respective businesses and operations. None of the Parties or their respective Affiliates shall have any obligation to refrain from (a) engaging in the same or similar activities or lines of business as the Parties or their respective Affiliates, (b) developing or marketing any products or services that compete, directly or indirectly with those Parties or their respective Affiliates, (c) investing or owning any interest publicly or privately in, or developing a business relationship with, any Person engaged in the same or similar activities or lines of business as, or otherwise in direct or indirect competition with, the Parties or their respective Affiliates, or (d) doing business with any client or customer of the Parties or their respective Affiliates. None of the Parties or their respective Affiliates shall have any obligation to offer any business opportunity (except as expressly specified in this Agreement or the Closing Documents) and may modify or otherwise change any of their respective businesses or operations at any time.

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8.10    Further Assurances. From time to time, as and when reasonably requested by any Party, each Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions which are consistent with, and customary and necessary for, the consummation of the Contemplated Transactions. Without limiting the generality of the preceding, Seller and Buyer shall contact all third parties which currently have contractual arrangements with a Seller Company and its Affiliates in respect of the Assets or the Operations and which are anticipated to have commercial arrangements with Buyer following the Closing to establish transition matters to be effective as of the Effective Time.

8.11    Childhood Lead Poisoning Prevention Fees. Seller shall retain and agree to pay, perform and discharge when due, payments of California Childhood Lead Poisoning Prevention Fees to the extent assessed and issued to Seller by the California Department of Public Health under the Childhood Lead Poisoning Prevention Act of 1991 (California Health and Safety Code Sections 105275 et seq.). Buyer shall assume and agree to pay, perform and discharge when due, payments of California Childhood Lead Poisoning Prevention Fees to the extent assessed and issued to Buyer by said Department under said Act.

8.12    Compliance Matters. Subject to Applicable Laws or the preservation of legal privilege, in the event a Party has a reasonable belief that the other Party has breached the Anti-Corruption Laws in connection with this Agreement or the Contemplated Transactions or, if Buyer has a reasonable belief that the Seller has breached the Anti-Corruption Laws in respect of its ownership and/or Operation of the Assets prior to the Effective Time, the Party shall have a right to audit the other Party’s relevant books and records to determine whether such a breach has occurred.

8.13    Information Technology.

(a)The Parties acknowledge that Seller and the Seller Companies may use certain Seller’s Software, IT Systems, Third Party Software, IT Equipment and Non-Group IT Equipment in connection with the Assets and their associated businesses.

(b)Seller or an Affiliate of Seller shall grant to Buyer a license to continue to use copies of certain Seller’s Software pursuant to the Shell Software License Agreement. As of the Execution Date, Schedule 1 to the form of Software License Agreement identifies certain Seller’s Software that Seller has agreed to license, or cause to be licensed, to Buyer pursuant to such agreement as of the Closing Date. During the Interim Period, if the Parties determine, acting reasonably and in good faith, that certain of Seller’s Software not listed on Schedule 1 to the form of Software License Agreement that is used in the Operation of the Refinery would be essential and necessary for the operation of the Refinery, at the pre-Closing level, by Buyer from and after Closing, then prior to Closing the Parties will amend Schedule 1 to the form of Software License Agreement to include such Seller’s Software.

(c)The Parties shall cooperate to identify, as soon as reasonably practical following the Execution Date, any relevant material Third Party Software and Non-Group IT Equipment.  If Buyer proposes to continue using any Third Party Software or any Non-Group IT Equipment on and following the Closing Date (including where Buyer uses such Third Party Software or Non-Group IT Equipment under licenses or leases granted to Seller or an Affiliate of Seller), then, at the request and cost of Buyer, Seller and Buyer shall cooperate with a view to contacting relevant third parties to obtain, before Closing, any licenses, leases or consents that may be required to allow such continued use. For the avoidance of doubt, Buyer acknowledges that:
(i)Seller gives no warranty or representation that any such license, lease or consent will be granted; and

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(ii)neither Seller nor any Affiliate of Seller is obliged to grant or continue (and Seller and any Affiliate of Seller may without liability terminate) any sub-license or lease to allow Buyer to use Third Party Software or Non-Group IT Equipment on or following the Closing Date.

(d)Buyer undertakes with Seller, for the benefit of Seller and Seller’s Affiliates, that, subject to Section 8.13(e), Buyer will have no rights in Seller’s Software, the Third Party Software, IT Systems, IT Equipment, or the Non-Group IT Equipment whatsoever, and Buyer shall ensure that:

(i)Buyer does not use any Seller’s Software (including, for the avoidance of doubt, Seller infrastructure desktop operational software as provided by other Affiliates of Seller to the Seller Companies, which will not be licensed or otherwise transferred to Buyer for use on or after the Closing Date), IT Systems, Third Party Software, IT Equipment or Non-Group IT Equipment on or after the Closing Date; and

(ii)within five (5) Business Days after the Closing Date, any Seller’s Software or Third Party Software remaining on the IT systems of the Assets is permanently removed or deleted from such system and any copies and archives of such software and data are permanently destroyed and Buyer shall confirm such permanent deletion in writing to Seller or, at Seller’s request, returned to Seller or another Affiliate of Seller identified by Seller to Buyer.

(e)Section 8.13(d) does not apply:

(i)to Seller’s Software to the extent that Buyer permitted to use that Software under the Shell Software License Agreement or any other Closing Document; or

(ii)to Third Party Software or Non-Group IT Equipment to the extent that Buyer is permitted to use that Software or Equipment under a consent, license or lease obtained under Section 8.13(c) or otherwise granted by the owner of the intellectual property rights in that Third Party Software, IT Systems or by the owner of that IT Equipment or Non-Group IT Equipment.

(f)Except to the extent otherwise provided for under this Agreement (including any Schedule hereto) or any Closing Document, on or before the Closing Date, the Assets shall be removed from the IT Systems of Seller and its Affiliates, and neither Seller nor any Affiliate of Seller shall have any liability whatsoever after the Closing Date in relation to the provision to, or supply to Buyer or the Assets of:

(i)any information technology related hardware, software, components, data, databases and/or services; or

(ii)any access to the IT Systems of Seller or any Affiliate of Seller.

(g)Buyer shall ensure that:

(i)Within three (3) years after the Closing Date, all the Shell IP-addresses have been removed from, and all references to Shell, Seller, Seller Companies and other Affiliates of Seller, have been removed from all IT System names and identifiers of, the information technology networks of the Assets and Buyer; and

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(ii)until the Shell IP-addresses have been removed from and all references to Shell, Seller, Seller Companies and other Affiliates of Seller have been removed from all IT System names and identifiers of, the information technology networks of Buyer and the Assets, the Shell IP-addresses shall only be used internally and shall not be used for communication with other parties via the internet without the use of a device or application that dynamically changes the Shell IP address into an IP address authorized for use on the internet and owned by Buyer.

(h)Buyer acknowledges that, to the extent that the Assets receive infrastructure or other IT related services prior to the Closing Date pursuant to an agreement between Seller or an Affiliate of Seller and the relevant service provider, Buyer shall not be entitled to receive such services after Closing under such agreement, and Buyer shall be solely responsible (at its own cost) for ensuring that Buyer has access to such infrastructure and other IT related services as it requires after Closing (including by concluding such new agreements with relevant service providers as may be necessary).

(i)Buyer shall allow Seller or its nominee access to the relevant premises to verify compliance with the provisions of this Section 8.13, and shall, if so requested by Seller, provide (at Seller’s cost) confirmation of an independent auditor of Buyer’s compliance with this Section 8.13.

(j)Buyer shall, at its sole cost and expense, indemnify, defend and hold harmless Seller and Seller’s Affiliates from and against any actions, Claims, Losses, and payments incurred or suffered by Seller or such Affiliates of Seller as a result of, or relating to, the failure of Buyer to comply with its obligations under this Section 8.13. In particular, but without limitation to the foregoing, Buyer shall pay directly to any third party, or reimburse Seller (and any Affiliate of Seller) in respect of, any costs, fees or expenses payable in connection with the possession, or use, or access, on or following the Closing Date, of Third Party Software, IT Systems, IT Equipment or Non-Group IT Equipment by Buyer (including any monies payable from a Seller (or an Affiliate of Seller) or Buyer (or an Affiliate of Buyer) to the owner of the intellectual property rights in the Third Party Software, IT Systems, IT Equipment or of the Non-Group IT Equipment, whether in relation to the transfer of existing licenses, subscription services  or leases, pursuant to existing or new licenses or leases or otherwise).

(k)Subject to the foregoing of this Section 8.13:

(i)To the extent Buyer intends to obtain the necessary licenses for and use certain of the IT Systems and Software associated with the Assets from and after Closing, Buyer may nominate a reasonable number of its employees and Representatives for training by Seller prior to Closing on the use of such IT Systems and Software of Seller or any Affiliate of Seller in respect of the Operation of the Refinery, and upon receipt of such nomination (which shall identify the requisite IT Systems and Software) Seller shall, and shall cause the Seller Companies to, use commercially reasonable efforts to co-operate with and assist in training Buyer’s employees and its Representatives (who may be required by Seller to sign reasonable confidentiality agreements with Seller) in the use of such IT Systems and Software; provided that:

a.	upon receipt of such nomination, representatives of Seller and Buyer shall meet to agree a scope and location for such training;

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b.	Seller makes no representations or warranties as to the efficacy or results of such training;

c.	irrespective of such training, Buyer shall be solely responsible for and bear the risk of the use of such IT Systems and Software from and after the Closing; and

d.
in no event as part of such training shall Buyer’s employees or Representatives be entitled to view commercially sensitive, competitive information that Seller reasonably believes could result in a violation of the HSR Act or any other antitrust statutes, rules or regulations applicable to the Seller Companies.

(ii)To the extent such training occurs at the Refinery, or on or at the Assets or other premises of the Seller Companies, Section 7.03(e) shall apply.

8.14    Insurance.

(a)Buyer acknowledges that each Seller Company maintains worldwide programs of property and liability insurance coverage for itself and its Affiliates. In connection therewith, there exist insurance policies issued directly or indirectly to the Seller Companies, by an Affiliate wholly-owned, directly or indirectly, by Royal Dutch Shell plc (the “Seller Captive Insurer”) relating to the Assets. In addition, there exist insurance policies issued directly or indirectly to the Seller Companies by third parties relating to the Assets (such policies being collectively, with the policies issued by the Seller Captive Insurer, the “Seller Insurance Policies”).

(b)Buyer acknowledges and agrees that as of the Closing:

(i)no insurance coverage shall be provided under the Seller Insurance Policies to Buyer, any Affiliate of Buyer, the Assets or any Assumed Liabilities;

(ii)any and all policies insured or reinsured by the Seller Captive Insurer or any other provider of the Seller Insurance Policies which, but for this provision, would have insured the Assets shall be deemed terminated, commuted and cancelled ab initio;

(iii)no claims regarding any matter whatsoever, whether or not arising from events occurring prior to the Closing, shall be made by Buyer against or with respect to any of the Seller Insurance Policies regardless of their date of issuance;

(iv)Buyer shall be responsible for securing the insurance it considers appropriate for the operation of the Assets after the Closing; and

(v)Buyer has no right, title or interest in any unearned premiums on any policies maintained by or for the benefit of Seller or an Affiliate of Seller.

(c)Buyer acknowledges that:

(i)As part of the Seller Insurance Policies program, Seller maintains a Rolling Contractor Insurance Program (“RCIP”) for the Refinery, which provides certain Refinery contractors (and their subcontractors) enrolled in the RCIP with workers compensation, employer’s liability and general liability insurance;

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(ii)as of the Closing Date and in accordance with Section 8.14(b) above, the RCIP program coverage provided by Seller (or an Affiliate of Seller) shall terminate and cease; and

(iii)thereafter the risk and any liability associated with any gap in or lack of coverage that was previously provided by Seller’s RCIP shall be the responsibility of Buyer.

8.15    Title Policies; Surveys.

(a)Seller has ordered at its sole cost and expense, and has caused to be delivered to Buyer, a preliminary title report or commitment prepared by the Title Company for issuance of an ALTA 2006 Owner’s Policy of Title Insurance setting forth the status of the title of the Refinery Owned Real Property, the Refinery Leased Real Property and the Easements (other than the pipelines identified on Schedule 2.01(a)(2)) and all encumbrances, easements, rights-of-way, encroachments, reservations, restrictions, and other matters of record affecting the foregoing, together with copies of all instruments of record referred to therein (“Title Commitment”). Seller shall use commercially reasonable efforts to cause the delivery of an updated Title Commitment to Buyer as soon as reasonably practicable following the Execution Date, and in all events, within ten (10) days after the Execution Date. Buyer and Seller agree Buyer shall engage a mutually acceptable independent, reputable surveyor at Buyer’s sole cost, to procure an ALTA survey (“Survey”) with respect to the Refinery Owned Real Property.

(b)Buyer will have a period of twenty (20) Business Days from its receipt of the last of the Survey and the updated Title Commitment (“Title Review Period”) in which to review the same and provide the Seller and Title Company with written notice (“Title Notice”) of any condition disclosed in such Survey or Title Commitment that Buyer does not approve in its sole discretion (each, a “Disapproved Title Condition”); provided, however, all Liens shall be deemed Disapproved Title Conditions and Seller in all instances shall be required, at its sole cost, to cure and remove all Liens prior to the Closing Date.

(c)Seller shall use its commercially reasonable efforts to promptly (but in any event no later than at least fifteen (15) Business Days prior to the scheduled Closing Date) cure or remove, to Buyer’s reasonable satisfaction, each Disapproved Title Condition set forth on the Title Notice without the payment of any funds, unless so elected by Seller (“Seller Elected Curative Costs”) and provided that Seller shall be required, at its sole cost, to cure and remove all Liens prior to the Closing Date (“Lien Curative Costs”). In the event Seller is unable to cure or remove, to Buyer’s reasonable satisfaction, all Disapproved Title Conditions listed on the Title Notice(s) (other than Liens) without the payment of any funds no later than fifteen (15) Business Days prior to the scheduled Closing Date (“Title Defect Conditions”), Seller may offer, by written offer notice to Buyer no later than ten (10) Business Days prior to the scheduled Closing Date, to use commercially reasonable, diligent good faith efforts, at its sole cost, to cure or remove any or all of the Title Defect Conditions, which shall constitute Retained Liabilities of Seller for which the Buyer Indemnified Parties shall be indemnified pursuant to Section 13.02 until such time as Seller shall have either cured or removed the same, to Buyer’s reasonable satisfaction, or paid to Buyer the Title Defect Amount allocated to the same (as determined pursuant to this Section 8.15(c)) (“Post Closing Title Cure Offer”). Buyer may, in its sole discretion, accept Seller’s offer with respect to any, some or all of the Title Defect Conditions by written notice to Seller within five (5) Business Days of Buyer’s receipt of the Post-Closing Title Cure Offer (all Title Defect Conditions so accepted by Buyer, the “Post-Closing Title Defects”). Buyer’s failure or election to timely respond in writing to a Post-Closing Title Cure Offer shall be deemed Buyer’s rejection of the offer made therein. The Post-Closing Title Cure Offer and Post-Closing Title Defects shall constitute Closing Documents hereunder. Seller shall, at its sole

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cost, use commercially reasonable, diligent good faith efforts to cure or remove the Post-Closing Title Defects after the Closing. To the extent any Post-Closing Title Defects are not cured or removed from title to Buyer’s reasonable satisfaction, Seller shall pay to Buyer, no later than seventy-five (75) days after the Closing Date, the Title Defect Amount allocated to each such remaining Post-Closing Title Defects (as determined pursuant to Section 8.15(d)) not cured or removed within sixty (60) days after the Closing Date. If Title Insurance (as defined below) was issued at Closing and Seller cured or removed any Title Defect Conditions after the Closing Date, Seller shall, at its sole cost, cause the Title Company to re-issue or date down the Title Insurance no later than seventy five (75) days after the Closing Date to account for the cure or removal of such cured Post-Closing Title Defects. Notwithstanding any provision to the contrary contained in this Agreement, Seller’s obligations under this Section 8.15(c) shall survive the consummation of the Contemplated Transactions and the Closing.

(d)Seller and Buyer shall, within forty five (45) days of the date of the Title Notice, (i) come to a reasonable agreement as to the amount (A) necessary to cure or remove, to Buyer’s reasonable satisfaction, all Title Defect Conditions that have not been cured or removed as of such date and (B) of the diminution of fair market value resulting from Title Defect Conditions that are not capable of cure or removal (each individually, a “Title Defect Amount” and collectively, the “Title Defect Amount”). In the event Seller and Buyer are unable to come to agreement on any Title Defect Amount and/or the aggregate Title Defect Amount, (i) Seller and Buyer shall mutually agree upon an independent, reputable third party commercial appraiser with whom neither party has worked with in the prior five (5) years (a “Third Party Appraiser”) (x) who shall promptly (and in all cases within ten (10) days of selection) determine each Title Defect Amount and (y) whose determination, solely for purposes of this Agreement, shall be final, and (ii) if Seller and Buyer cannot agree on a Third Party Appraiser within such time period, Seller and Buyer shall each, within five (5) days of such deadline, select its own Third Party Appraiser who shall promptly (and in all cases within ten (10) days of selection) determine each Title Defect Amount, and the final Title Defect Amount shall be the arithmetic mean of each of the two determinations; provided that if the difference between the total Title Defect Amount determined by each of the Third Party Appraisers exceeds Five Hundred Thousand Dollars ($500,000.00), then the two Third Party Appraisers shall select a third Third Party Appraiser within ten (10) days. The third Third Party Appraiser shall review each proposed Title Defect Amount determined by the two Third Party Appraisers and select the one that it determines is closest to the correct amounts. The third Third Party Appraiser’s selection of each Title Defect Amount shall be final and binding on the parties. Once agreed or determined (including selected) pursuant to the foregoing process, each Title Defect Amount and the total Title Defect Amount shall be a Retained Liability of Seller for which the Buyer Indemnified Parties shall be indemnified pursuant to Section 13.02 until such time as Seller shall have either cured or removed the same, to Buyer’s reasonable satisfaction, or paid to Buyer by Seller, and Seller shall pay to Buyer the total Title Defect Amount within thirty (30) days of determination. Notwithstanding any provision to the contrary contained in this Agreement, Seller’s obligations under this Section 8.15(d) shall survive the consummation of the Contemplated Transactions.

(e)Seller shall cause the Title Company to issue to Buyer an American Land Title Association “ALTA” 2006 Owner’s Policy of title insurance, with such endorsements as are reasonably requested by Buyer, insuring Buyer’s interest in the Refinery Owned Real Property, the Refinery Leased Real Property and the Easements (other than the pipelines identified on Schedule 2.01(a)(2)), dated as of the day the Deeds are recorded, in the form of a title pro forma approved by Buyer (which pro forma shall be based upon the Title Commitment, without any title exceptions or exclusions not listed thereunder and without any Liens or Disapproved Title Conditions (excluding those constituting Title Defect Conditions that are Post-Closing Title Defects), in the amount of the fair market value of the insured estate, as reasonably determined by Buyer, at least ten (10) days prior to the Closing Date (“Title Insurance”). Seller shall pay for the California Land Title

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Association portion of the Title Insurance, the cost of all Seller Elected Curative Costs and all Lien Curative Costs and Buyer shall pay the ALTA portion of the Title Insurance and the costs of any additional endorsements required by Buyer.

(f)Seller shall cause the Title Company to issue an update to the Title Commitment as of fifteen (15) Business Days immediately prior to the Closing Date. In the event that the update discloses any defect, Lien, encumbrance or other matter not included in the original Title Commitment, the procedure set forth in Sections 8.15(b), (c) and (d) above shall apply and a new Title Review Period shall begin; provided that Buyer shall have five (5) Business Days to provide Seller with a Title Notice, Seller shall have five (5) Business Days to cure or remove, to Buyer’s reasonable satisfaction, each Disapproved Title Condition, without the payment of any funds, unless so elected by Seller and provided that Seller shall be required, at its sole cost, to cure and remove all Liens prior to the Closing Date, and, in the event of any Title Defect Conditions, Seller and Buyer shall come to a reasonable agreement as to the Title Defect Amount within three (3) Business Days of the Seller’s failure to cure or remove the same. Section 8.15(d) shall also apply, provided that each time period provided therein shall be reduced by two (2) Business Days.

(g)Notwithstanding anything to the contrary in this Agreement, all matters that are included in the Schedules or otherwise disclosed by Seller to Buyer shall have no effect on the determination of any Disapproved Title Condition, Title Defect Condition or Title Defect Amount. Nothing in this Section 8.15 shall (i) delay or prevent the Closing or (ii) relieve Seller from a remedy Buyer may have from Seller’s breach of any representation or warranty contained in Article IV.

(h)Seller shall not be required and are not obligated to bring any Proceedings, convey or acquire any interest in real property, incur any expense or liability (other than as expressly set forth in this Section 8.15 and with respect to Post-Closing Title Defects) with respect to the removal or cure of Title Defect Condition or take any other action of any kind or nature to render title to any of the Refinery Owned Real Property free and clear of any title or survey exceptions, objections or encumbrances, and Buyer shall have no right of specific performance or other relief against Seller to cause any Title Defect Condition to be satisfied or cured other than Liens in respect of the Refinery Owned Real Property and as expressly set forth in this Section 8.15.

8.16    Renewable Diesel Project. For a period of up to four (4) years after the Execution Date, the Parties shall negotiate in good faith with one another with the intent of agreeing to terms on the Renewable Diesel Project within such period and the objective that, upon agreement on such terms, the project would reach commercial operation date within four (4) years after the Execution Date and without the prior written consent of Seller, during such period, Buyer shall not, either directly or indirectly, whether through it, an Affiliate, by contract or otherwise, undertake any project, agreement, arrangement, transaction or undertaking substantially similar to the Renewable Diesel Project at the Refinery (including deploying third party hydrogen based or non-hydrogen based renewable diesel technology or retrofit/alteration development of an asset at the Refinery), unless such project, agreement, arrangement, transaction or undertaking is done in cooperation with Seller (or an Affiliate of Seller) on terms substantially similar to those set forth on Schedule 8.16 or as otherwise agreed in writing by Buyer and Seller. For purposes of this Section 8.16, “Renewable Diesel Project” means the retrofit of an idled lubricants hydrotreater to manufacture hydrotreated vegetable oil, commonly known as renewable diesel, which is currently located at the Refinery. As of the Execution Date, the Parties have aligned on certain non-binding principles that will guide the negotiations, which are set forth on Schedule 8.16.

8.17    Co-Products Agreement. Promptly following the Execution Date and until the earlier of (a) the termination of this Agreement in accordance with its terms and (b) the Closing Date (or such longer period as the Parties may mutually agree in writing), Seller and Buyer shall work together in good faith and use commercially reasonable efforts to negotiate and finalize an agreement for the sale of

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petroleum coke and sulfur from the Refinery by Buyer to Seller for a period from and after the Effective Time.

ARTICLE IX
INTELLECTUAL PROPERTY

9.01    Licensed Intellectual Property. Except as expressly and non-exclusively granted in the Intellectual Property License Agreement in respect of licenses to be granted for the Intellectual Property listed on Schedule 9.01, Buyer will have no rights or licenses in any Intellectual Property of Seller or its Affiliates, or otherwise. In the event of a conflict between the provisions of this Agreement and the provisions of the Intellectual Property License Agreement, the provisions of the Intellectual Property License Agreement shall prevail.

9.02    Shell Alumni Museum. Seller and Buyer agree to the provisions concerning the contents of the Shell Alumni Museum as set forth in Schedule 9.02.

ARTICLE X
EMPLOYEES AND PERSONAL DATA PROTECTION

10.01    Employees and Employee Benefits. Seller and Buyer agree to the provisions concerning Employees and Employee Benefit Plans as set forth in Schedule 10.01.

10.02    Personal Data Protection. Seller and Buyer agree to the provisions concerning Personal Data as set forth in Schedule 10.02.

ARTICLE XI
BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to close the Contemplated Transactions is subject to the fulfillment, or waiver by Buyer, on or prior to the Closing of each of the following:
11.01    Compliance with Agreement. Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to the Closing Date.

11.02    Representations and Warranties. The Fundamental Representations of Seller made in this Agreement (as may be amended by Seller in accordance with Section 6.03) shall be true and correct in all material respects on and as of the Closing Date, as though made on and as of the Closing Date (except for those representations and warranties that speak only as of a specific date or time, which need only be true and correct as of such date or time). All other representations and warranties of Seller made in Article IV (as unaffected by amendments made in accordance with Section 6.03) when read without any qualification as to “materiality,” “Material Adverse Effect,” or phrases of similar import shall be true and correct in all respects on and as of the Closing Date, as though made on and as of the Closing Date (except for those representations and warranties that speak only as of a specific date or time, which need only be true and correct as of such date or time), except where the failure to be so true and correct, individually or in the aggregate, has not had a Material Adverse Effect.

11.03    Closing Deliverables. The Seller Companies shall be willing and able to enter into, and shall have executed and delivered or caused to be executed and delivered, at the Closing the items set forth in Section 3.02 to which each Seller Company is to be a signatory.

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11.04    Litigation. There shall not be any judicial restraining order or injunction, preliminary or otherwise, in effect prohibiting the Closing of the Contemplated Transactions. There shall not be pending or threatened any Proceeding instituted by any Governmental Authority (other than an Antitrust Authority, which is separately addressed in Section 11.05(b)) to restrain, prohibit or otherwise interfere with or obtain substantial monetary damages in connection with the consummation of the Contemplated Transactions, or operation of the Assets by Buyer after the Closing Date.

11.05    Governmental Consents.

(a)The waiting period (and any extension thereof) applicable to the consummation of the Contemplated Transactions shall have expired or been terminated under the HSR Act. Any mandatory waiting period or required consent under any applicable foreign or state competition or antitrust law or regulation shall have expired or been obtained.

(b)There shall not be pending or threatened any lawsuit, arbitration, or similar legal proceeding before any Governmental Authority instituted by any Antitrust Authority to restrain, prohibit, obtain an Antitrust Condition or otherwise interfere with or obtain substantial monetary damages in connection with the consummation of the Contemplated Transactions, or operation of the Assets by Buyer after the Closing Date. In the event any state or foreign Antitrust Authority opens an investigation into or review of the legality of the Contemplated Transactions and does not institute or threaten a lawsuit or similar legal proceeding before any Governmental Authority on or before thirty (30) days after the satisfaction or waiver of the condition in Section 11.05(a) above for the purpose of restraining, prohibiting, obtaining an Antitrust Condition or otherwise interfering with or obtaining substantial monetary damages in connection with the consummation of the Contemplated Transactions, then the condition to Closing set forth in this Section 11.05(b) with respect to such Antitrust Authority shall be deemed to be satisfied and no longer be a Closing condition.

11.06    Regulatory Approvals. Either (a) Buyer shall have received the Permits and HSE Permits set forth on Schedule 11.06, or (b) reasonable assurance of obtaining such Permits shall have been received by Buyer that will allow Buyer to operate the Assets in the interim; provided, however, that, in either case, Buyer shall use commercially reasonable efforts to obtain such Permits and HSE Permits.

11.07    Required Authorizations. Either (a) the authorizations of third parties set forth on Schedule 11.07 have been obtained, or (b) if such authorizations are not obtained, Seller has elected to provide to Buyer the economic benefits of such Contracts and Easements in accordance with Section 8.02(b).

11.08    Material Adverse Effect. Since the Execution Date, there shall not have occurred and be continuing any Effect that, individually or in the aggregate, has had or would reasonably be expected have a Material Adverse Effect in excess of Fifty Million Dollars ($50,000,000.00).

11.09    Operation of the Assets. Subject to and except as otherwise provided in the provisions of Section 8.07, the Assets are operational in all material respects and in substantially the same condition and repair, ordinary wear and tear excepted, as of the Execution Date.

11.10    Pipeline Matters. The Seller Companies shall (x) have and be able to convey to Buyer good and marketable title to each of the pipelines set forth on Schedule 11.10, free and clear of all Liens other than Permitted Encumbrances or (y) if the Seller Companies cannot convey any or all of such pipelines to Buyer as required in clause (x), Seller shall have provided reasonable alternative

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arrangements satisfactory to Buyer in its reasonable discretion to use such pipelines such that the commercial operations relating to the Refinery would not be materially impaired or affected.

ARTICLE XII
SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to close the Contemplated Transactions is subject to the fulfillment, or waiver by Seller, on or prior to the Closing of each of the following:
12.01    Compliance with Agreement. Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to the Closing Date.

12.02    Representations and Warranties. The Fundamental Representations of Buyer made in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as though made on and as of the Closing Date (except for those representations and warranties that speak only as of a specific date or time, which need only be true and correct as of such date or time). All other representations and warranties of Buyer made in Article V when read without any qualification as to “materiality” or “Material Adverse Effect” or phrases of similar import shall be true and correct in all respects on and as of the Closing Date, as though made on and as of the Closing Date (except for those representations and warranties that speak as of a specific date or time, which need only be true and correct as of such date or time), except to the extent where the failure to be so true and correct, individually or in the aggregate, has not had or is not reasonably likely to have a material adverse effect on Buyer or Buyer’s ability to consummate the Contemplated Transactions.

12.03    Closing Deliverables. Buyer shall be willing and able to enter into, and shall have executed and delivered or caused to be executed and delivered, at the Closing (a) the items set forth in Section 3.02 to which Buyer is to be a signatory and (b) the Closing Date Payment.

12.04    Litigation. There shall not be any judicial restraining order or injunction, preliminary or otherwise, in effect prohibiting the Closing of the Contemplated Transactions. There shall not be pending or threatened any Proceeding instituted by any Governmental Authority (other than an Antitrust Authority, which is separately addressed in Section 12.05(b)) to restrain, prohibit or otherwise interfere with or obtain substantial monetary damages in connection with the consummation of the Contemplated Transactions, or the operation of the Assets by Buyer after the Closing Date.

12.05    Governmental Consents.

(a)The waiting period (and any extension thereof) applicable to the consummation of the Contemplated Transactions shall have expired or been terminated under the HSR Act. Any mandatory waiting period or required consent under any applicable foreign or state competition or antitrust law or regulation shall have expired or been obtained.

(b)There shall not be pending or threatened any lawsuit, arbitration, or similar legal proceeding before any Governmental Authority instituted by any Antitrust Authority to restrain, prohibit, obtain an Antitrust Condition or otherwise interfere with or obtain substantial monetary damages in connection with the consummation of the Contemplated Transactions, or operation of the Assets by Buyer after the Closing Date. In the event any state or foreign Antitrust Authority opens an investigation into or review of the legality of the Contemplated Transactions and does not institute or threaten a lawsuit or similar legal proceeding before any Governmental Authority on or before thirty (30) days after the satisfaction or waiver of the condition in Section 12.05(a) above for the purpose of restraining, prohibiting, obtaining an Antitrust Condition or

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otherwise interfering with or obtaining substantial monetary damages in connection with the consummation of the Contemplated Transactions, then the condition to Closing set forth in this Section 12.05(b) with respect to such Antitrust Authority shall be deemed to be satisfied and no longer be a Closing condition.

12.06    Integrity Due Diligence. If any of the following have occurred on or after the Execution Date:

(a)Equity Interests representing 5% or more of the fully-diluted Equity Interests of the Buyer (or any Affiliate of the Buyer that is a party to a Closing Document) have been sold, transferred, assigned, conveyed, exchanged or otherwise disposed of by Buyer (or any Affiliate of the Buyer that is a party to a Closing Document) to any Person,

(b)Equity Interests of an Affiliate of Buyer have been sold, transferred, assigned, conveyed, exchanged or otherwise disposed of that represent 5% or more of such Person and such Person, directly or indirectly, holds 5% or more of the fully-diluted Equity Interests of Buyer (or any Affiliate of the Buyer that is a party to a Closing Document), or

(c)any assignment or transfer of this Agreement by Buyer occurs in accordance with Section 18.05,

then Seller shall have completed and cleared to its satisfaction, in its reasonable discretion, any integrity due diligence on Buyer (or such Affiliate of Buyer) required by Seller’s policies as a result of the foregoing transactions described in (a)-(c).
ARTICLE XIII
INDEMNIFICATION

13.01    Buyer’s Indemnification of Seller Companies. Except as otherwise provided herein and subject to the provisions of this Article XIII, from and after the Closing, Buyer shall indemnify, defend, save and hold harmless, each Seller Company, its Affiliates, and their respective directors, officers, employees, shareholders, partners, counsel, auditors, accountants, agents, advisors and other representatives and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “Seller Indemnified Parties”), from and against any and all Claims and Losses to the extent caused by, arising from or incurred in connection with or relate to:

(a)Buyer’s breach of any representation or warranty in this Agreement or the Closing Documents (excluding the Commercial Agreements); provided, however, that Buyer shall not have any liability under this clause (a) for any breach of a representation or warranty contained in this Agreement or the Closing Documents if Seller had Knowledge of such breach at the time of Closing and failed to notify Buyer in writing of such breach prior to the Closing;

(b)Buyer’s breach of or failure to perform any covenant or agreement in this Agreement (excluding Section 2.03(a) which is addressed in subsection (c) below) or the Closing Documents (excluding the Commercial Agreements);

(c)the Assumed Liabilities;

(d)Buyer’s modification of any Software licensed to Buyer pursuant to the Shell Software License Agreement or Intellectual Property licensed under the Intellectual Property License Agreement, which modification was not made under the direction of Seller, and only to the extent that the Claim or Loss would not have arisen but for such modification;

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(e)Buyer’s use of any Intellectual Property licensed to Buyer other than (x) as provided in Intellectual Property License Agreement and (y) matters indemnified by Seller pursuant to Section 13.02(e) below; and

(f)Buyer’s use of any Software licensed to Buyer other than (x) as provided in the Shell Software License Agreement and (y) matters indemnified by Seller pursuant to Section 13.02(e) below.

13.02    Seller’s Indemnification of Buyer. Except as otherwise provided herein and subject to the provisions of this Article XIII, from and after the Closing, Seller shall indemnify, defend, save and hold harmless, Buyer, its Affiliates and their respective directors, officers, employees, shareholders, partners, counsel, auditors, accountants, agents, advisors and other representatives and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “Buyer Indemnified Parties”) from and against any and all Claims and Losses to the extent caused by, arising from or incurred in connection with or relate to:

(a)Seller’s breach of any representation or warranty in this Agreement or the Closing Documents (excluding the Commercial Agreements and excluding Section 4.15 which is addressed in Schedule 15.01); provided, however, that Seller shall not have any liability under this clause (a) for any breach of a representation or warranty contained in this Agreement or the Closing Documents if Buyer had Knowledge of such breach at the time of Closing and failed to notify Seller in writing of such breach prior to the Closing;

(b)Seller’s breach of or failure to perform any covenant or agreement in this Agreement (excluding Section 2.03(c) which is addressed in subsection (c) below) or the Closing Documents (excluding the Commercial Agreements);

(c)the Retained Liabilities;

(d)any failure by Seller to comply with the provisions, if any, of state or local bulk sales laws; and.

(e)a third party (other than an Affiliate of a Party) alleging that the exercise of rights granted under the Intellectual Property License Agreement or the Shell Software License Agreement is an infringement of the intellectual property rights of such third party; and

(f)Seller’s obligations under Section 2.06(b) and Section 7.12.

13.03    Exclusive Remedy. NOTWITHSTANDING ANY PROVISION TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IF THE CLOSING OCCURS AND EXCEPT (A) AS PROVIDED IN SECTION 2.02(b), SECTION 6.01(b), SECTION 7.03(d), SECTION 7.04, SECTION 7.07, SECTION 7.08(d), SECTION 8.02(b), SECTION 8.03(c), SECTION 8.13(j), SECTION 14.03, SECTION 14.05, THIS ARTICLE XIII, SECTION 18.11, SCHEDULE 1.01F, SECTION 10.05(c) OF SCHEDULE 10.01, OR SCHEDULE 15.01 OR (B) IN THE CASE OF ACTUAL FRAUD, NO PARTY SHALL HAVE ANY LIABILITY, AND NO PARTY SHALL MAKE ANY CLAIM, FOR ANY LOSS OR OTHER MATTER (AND THE PARTIES HEREBY WAIVE ANY RIGHT OF CONTRIBUTION AGAINST EACH OTHER AND THEIR RESPECTIVE INDEMNIFIED PARITIES), UNDER, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CLOSING DOCUMENT WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, ENVIRONMENTAL OR OTHER APPLICABLE LAWS OR OTHERWISE.

Sale and Purchase Agreement

13.04    Procedures Relating to Indemnification Between Buyer and Seller.

(a)Each of Seller and Buyer may nominate an indemnification Claims manager (the “Claims Manager”) prior to Closing, and may provide updated contact information pursuant to Section 18.01 after Closing if such Party desires to nominate a different Claims Manager. If a Party designates a Claims Manager, such person shall both deliver and receive Claim Notices for the applicable Party for all purposes of indemnification under this Agreement (including Schedule 15.01). Any Claim Notice not sent to the designated Claims Manager by the other Party shall not be valid under this Agreement to the extent a Party is actually Prejudiced thereby. The Claims Manager may manage any Claim directly or indirectly through another Person.

(b)Following the discovery of any facts or conditions that could reasonably be expected to give rise to a Claim or Loss for which indemnification is provided under this Agreement, the Indemnified Party shall, as promptly as reasonably possible thereafter, provide written notice (a “Claim Notice”) to the Indemnifying Party setting forth:

(i)the specific facts and circumstances, in reasonable detail, relating to such Claim or Loss;

(ii)the amount of such Claim or Loss (or a good-faith estimate thereof to the extent that the actual amount is not known and a reasonable calculation can be made); and

(iii)the relevant provision(s) of this Agreement under which the Party is seeking the indemnity.

provided, however, that failure to give such Claim Notice on a timely basis shall not affect the indemnification provided hereunder except to the extent that such Indemnifying Party shall have been actually and materially prejudiced as a result of such failure to provide a Claim Notice. A notice setting forth a speculative, prospective, unspecified or possible future Claim shall not constitute an adequate or timely Claim Notice but, for the avoidance of doubt, a Claim may be made when a Loss arises even if the precise amount of the Loss cannot be ascertained. Without prejudice to sub-clauses (b)(i)-(iii) above, upon a reasonable request from the Party receiving the Claim Notice, the Party seeking indemnification shall provide such written documentation held or received by such Party in relation to the matter in the Claim Notice as the receiving Party shall reasonably request; provided that the foregoing shall not require a Party to violate its attorney-client privilege or confidentiality rights or obligations to a third party.
(c)Notwithstanding the foregoing Section 13.04(b):

(i)a Buyer Indemnified Party shall not be entitled to indemnity hereunder against Seller unless and until (A) such Indemnified Party shall have provided Seller a Claim Notice; and (B) Seller shall have failed to cure such claim, if curable, within thirty (30) days after Seller’s receipt of a Claim Notice;

(ii)a Seller Indemnified Party shall not be entitled to indemnity hereunder against Buyer unless and until (A) such Indemnified Party shall have provided Buyer a Claim Notice; and (B) Buyer shall have failed to cure such claim, if curable, within thirty (30) days after Buyer’s receipt of a Claim Notice; and

(iii)without prejudice to the time periods specified in the foregoing Sections 13.04(c)(i) and 13.04(c)(ii), upon receipt of a Claim Notice, the Party receiving such notice

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shall, within twenty (20) Business Days of receipt thereof, inform via notice the notifying Party if the receiving Party is or is not indemnifying the notifying Party under this Agreement. Should the receiving Party fail to so respond to the notice delivered by the notifying Party within twenty (20) Business Days of receipt thereof, the receiving Party shall be deemed to have accepted the notifying Party’s assertion that such matter is indemnifiable by the receiving Party under this Agreement. In case the receiving Party rejects the notifying Party’s assertion that the relevant matter in the notice is indemnifiable by the receiving Party under this Agreement, the notifying Party may resort to the dispute resolution procedures of ARTICLE XVII.

13.05    Procedures Relating to Indemnification for Third Party Claims.

(a)Subject to Section 13.04 above, with respect to any indemnification provided for under this Agreement in respect of, arising out of or involving a Claim or demand made by any third party Person against an Indemnified Party (a “Third Party Claim”), such Indemnified Party must provide a Claim Notice to the Indemnifying Party of the Third Party Claim as promptly as reasonably practicable after receipt by such Indemnified Party of notice of the Third Party Claim. Thereafter, the Indemnified Party shall promptly deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim; provided, however, that the failure to provide a Claim Notice, or deliver copies of all notices and documents, in a reasonably timely manner shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.

(b)If a Third Party Claim is made against an Indemnified Party, the Indemnified Party shall permit the Indemnifying Party to participate in the defense thereof (it being understood that the Indemnified Party shall control such defense unless the Indemnifying Party assumes such defense as provided herein) and, if the Indemnifying Party so chooses and acknowledges its obligation to indemnify the Indemnified Party therefor, to assume the defense thereof with counsel selected by the Indemnifying Party provided that such counsel is reasonably satisfactory to the Indemnified Party. Notwithstanding any acknowledgment made pursuant to the immediately preceding sentence, the Indemnifying Party shall continue to be entitled to assert any limitation on its indemnification responsibility contained in Sections 13.07 and 13.08. Should the Indemnifying Party so elect to assume the defense of such Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof provided the Indemnifying Party does not seek to assert any limitation on its indemnification responsibility to the Indemnified Party. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense subject to the agreement of the Indemnifying Party and the Indemnified Party to cooperate in the defense of such Third Party Claim as provided below. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof or assumes the defense but asserts any limitation on its obligation to indemnify or defend which reduces its indemnification actions.

(c)If the Indemnifying Party chooses to defend any Third Party Claim:

(i)the Parties shall reasonably cooperate in the defense or prosecution of such Third Party Claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and

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information which are reasonably relevant to such Third Party Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; and

(ii)the Indemnifying Party shall keep the Indemnified Party fully informed as to the progress of the Third Party Claim, and the defense thereof, and provide the Indemnified Party with copies of all correspondence relating to such Third-Party Claim within five (5) Business Days of receiving or sending such correspondence and otherwise keep the Indemnified Party fully informed of the status of such Third-Party Claim.

(d)Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or consent to the entry of any judgment with respect to such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, such consent of the Indemnified Party shall not be required in the event of the entry of such judgment or entering into a settlement with respect to such Third Party Claim does not include (i) the admission of any liability or responsibility on behalf of the Indemnified Party, (ii) any financial obligation to be paid by the Indemnified Party or (iii) any sanction or restriction upon the conduct of any business of the Indemnified Party.

13.06    Losses Net of Insurance. The amount of any and all Losses under this Article XIII and elsewhere under this Agreement shall be determined net of any amounts that are recovered by an Indemnified Party under insurance policies with respect to such Losses (other than self-insurance or insurance coverage provided by any captive insurance company that is an Affiliate of the Indemnified Party).

13.07    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Parties contained in this Agreement shall survive the Closing and shall remain in full force and effect for a period of twelve (12) months after the Closing Date (except for those contained in Sections 4.01 and 5.01 (Organization and Good Standing), Sections 4.02 and 5.02 (Authority), Sections 4.05 and 5.07 (Brokers), Section 4.07 and 5.05 (Compliance with Laws), Section 4.11 (Taxes) (the foregoing representations hereinafter referred to as the “Fundamental Representations”), which shall survive the Closing until the thirtieth (30th) day following the expiration of the applicable statute of limitations), and until the resolution of the indemnification Claims received by the Indemnifying Party in accordance with the provisions hereof prior to the expiration of the relevant time period. All covenants and obligations contained in this Agreement that by their terms are to be performed at or prior to the Closing shall terminate one hundred eighty (180) days after the Closing Date, and all covenants and obligations contained in this Agreement that by their terms are to be performed after the Closing shall survive the Closing until performed in accordance with their terms.

A Claim shall be deemed to have been properly brought only upon delivery of a Claim Notice to the other Party within the applicable time periods provided above at the notice address set forth in Section 18.01. For the avoidance of doubt, the initial date of delivery of a Claim Notice, and not the expiration of any cure period, shall be deemed to be the date a Claim is made. Any Claim required to be made within an applicable time period provided above that is not so timely made shall be forever barred.

Sale and Purchase Agreement

13.08    Limitations on Indemnification.

(a)NOTWITHSTANDING ANY PROVISION TO THE CONTRARY CONTAINED IN THIS AGREEMENT (INCLUDING THE SCHEDULES HERETO), NO PARTY SHALL BE LIABLE FOR AND NO PARTY SHALL SEEK, AND AN ARBITRATOR APPOINTED UNDER ARTICLE XVII MAY NOT AWARD, SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES (INCLUDING LOST PROFITS), WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE (“CONSEQUENTIAL DAMAGES”); PROVIDED, HOWEVER, THAT THIS SECTION 13.08(a) SHALL NOT LIMIT A PARTY’S RIGHT TO (I) INDEMNIFICATION UNDER THIS ARTICLE XIII FOR (A) ANY SUCH LOSSES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH LOSSES TO A THIRD PARTY THAT IS NOT AN AFFILIATE OR REPRESENTATIVE OF SUCH PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER THIS ARTICLE XIII, OR (B) FOR BREACHES (X) OF SELLER’S OBLIGATION TO DELIVER THE REACTORS UNDER SECTION 2.06(B) OR (Y) OF SECTION 18.15, OR (II) A CLAIM BY BUYER FOR THE MARGIN LOSS AMOUNT UNDER SCHEDULE 2.06.

(b)Notwithstanding any provision to the contrary contained in this Agreement, the following limitations shall apply with regard to Seller’s obligations to indemnify the Buyer Indemnified Parties pursuant to Section 13.02:

(i)No Claim may be made against Seller for indemnification pursuant to Section 13.02(a) or Section 13.02(b) with respect to any individual action, occurrence or event subject to the indemnifications thereunder (or group of related actions, occurrences or events) unless (A) such individual action, occurrence or event exceeds Three Hundred Fifty Thousand Dollars ($350,000) (the “Seller Non-HSE De Minimis Amount”) (and in such case, no Loss below the Seller De Minimis Amount be applied to or considered for purposes of calculating the aggregate amount of the Buyer Indemnified Parties’ Losses) or (B) such Claim relates to the breach of a Fundamental Representation by Seller.

(ii)Seller shall not be liable to indemnify Buyer for any Claim pursuant to Section 13.02(a) or Section 13.02(b) unless (A) Buyer has submitted Claim Notices for such Claim as required by this Agreement, and (B) the aggregate amount of all Claims and Losses of the Buyer Indemnified Parties with respect to Section 13.02(a) and Section 13.02(b) (excluding individual Claims and Losses less than the applicable Seller Non-HSE De Minimis Amounts) shall exceed an amount equal to Five Million Dollars ($5,000,000) ( the “Seller Non-HSE Deductible Amount”), after which point Seller shall be obligated to indemnify the Buyer Indemnified Parties from and against the full amount of such aggregate Claims and Losses (excluding individual Claims and Losses that are less than the Seller Non-HSE De Minimis Amount), provided, that the Seller Non-HSE Deductible Amount shall not apply with respect to Losses arising under Section 13.02(a) with respect to a breach of a Fundamental Representation by Seller. For Claims not otherwise subject to indemnification as a result of the Seller Non-HSE Deductible Amount, Buyer shall keep Seller reasonably aware of the status of such Claims, include amounts expended in respect thereof.

(iii)Seller’s liability to indemnify pursuant to Section 13.02(a) (other than for breach or default of a Fundamental Representation by Seller) and Section 13.02(b) shall never exceed, in the aggregate, an amount equal to One Hundred Fifty Million Dollars ($150,000,000) (the “Seller Non-HSE Indemnification Cap”).

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(iv)Notwithstanding anything in this Agreement to the contrary (including Schedule 15.01), Seller’s liability, and the liability of any Affiliate of Seller that is a party to the Transition Services Agreement (including any service schedule thereto), to indemnify pursuant to this Agreement (including for breaches or defaults of Seller’s Fundamental Representations) and the Transition Services Agreement shall never exceed, in the aggregate, an amount equal to the Closing Date Payment (whether such amounts are applied against the Seller Non-HSE Indemnification Cap, the HSE Indemnification Cap, the Retained HSE Liabilities Indemnification Cap or otherwise).

(v)Amounts that are counted against or applied toward the Seller Non-HSE Deductible Amounts or the Seller Non-HSE Indemnification Cap shall also count against and be applied toward the HSE Deductible Amount and the HSE Indemnification Cap and vice versa, amounts paid by Seller that are counted against or applied toward the HSE Deductible Amount and the HSE Indemnification Cap (but not the Retained HSE Liabilities Cap) shall also count against and be applied toward the Seller Non-HSE Deductible Amount and the Seller Non-HSE Indemnification Cap.

(vi)Seller’s liability in respect of any Consequential Damages related to a breach of Section 2.06(b) shall be limited to Fifty Million Dollars ($50,000,000).

(c)Notwithstanding any provision to the contrary contained in this Agreement, the following limitations shall apply with regard to Buyer’s obligations to indemnify the Seller Indemnified Parties pursuant to Section 13.01:

(i)No Claim may be made against Buyer for indemnification pursuant to Section 13.01(a) or Section 13.01(b) with respect to any individual action, occurrence or event subject to the indemnifications thereunder (or group of related actions, occurrences or events) unless (A) such individual action, occurrence or event exceeds Three Hundred Fifty Thousand Dollars ($350,000) (the “Buyer Non-HSE De Minimis Amount”) (and in such case, no Loss below the Buyer De Minimis Amount be applied to or considered for purposes of calculating the aggregate amount of the Seller Indemnified Parties’ Losses) or (B) such Claim relates to the breach of a Fundamental Representation by Buyer.

(ii)Buyer shall not be liable to indemnify Seller for any Claim for indemnification pursuant to Section 13.01(a) or Section 13.01(b) unless (A) Buyer has submitted Claim Notices for such Claim as required by this Agreement, and (B) the aggregate amount of all Claims and Losses of the Seller Indemnified Parties with respect to Section 13.01(a) or Section 13.01(b) (excluding individual Claims and Losses less than the applicable Buyer Non-HSE De Minimis Amounts) shall exceed an amount equal to Five Million Dollars ($5,000,000) ( the “Buyer Non-HSE Deductible Amount”), after which point Buyer shall be obligated to indemnify the Seller Indemnified Parties from and against the full amount of such aggregate Claims and Losses (excluding individual Claims and Losses that are less than the Buyer Non-HSE De Minimis Amount), provided, that the Buyer Non-HSE Deductible Amount shall not apply with respect to Losses arising under Section 13.01(a) with respect to a breach of a Fundamental Representation by Buyer. For Claims not otherwise subject to indemnification as a result of the Buyer Non-HSE Deductible Amount, Seller shall keep Buyer reasonably aware of the status of such Claims, include amounts expended in respect thereof.

(d)Any claim for indemnity hereunder shall be limited to the amount of actual out-of-pocket damages sustained by the Indemnified Party.

Sale and Purchase Agreement

13.09    Mitigation. The indemnification obligations of an Indemnifying Party shall be appropriately reduced to the extent an Indemnified Party does not use reasonable steps and use commercially reasonable efforts to mitigate any and all Losses, it being understood and agreed that to the extent any Indemnified Party undertakes such mitigation efforts, the costs of such efforts may be included in the calculation of indemnifiable Losses hereunder.

13.10    Subrogation. In the event that an Indemnified Party has a right of recovery against any third party non-insurers with respect to any Losses in connection with which a payment is made to such Indemnified Party by an Indemnifying Party; then (a) such Indemnifying Party shall, to the extent of such payment, be subrogated to all of the rights of recovery of such Indemnified Party against such third party with respect to such Losses; and (b) such Indemnified Party shall execute all papers reasonably required and take all commercially reasonable action necessary to secure such rights, including the execution of such documents as are necessary to enable such Indemnifying Party to bring suit to enforce such rights.

13.11    Payments by an Indemnifying Party. Payments of all amounts owing by an Indemnifying Party under this Agreement shall be paid in United States dollars by wire transfer to a U.S. bank account to be designated in writing by the Indemnified Party within thirty (30) Business Days after the earlier of (a) mutual agreement by the Parties in writing resolving a Claim, (b) the expiration of any period for appeal of a final adjudication of a Claim or (c) the expiration of any period for appeal of a final adjudication or arbitration of the Indemnifying Party’s liability to the Indemnified Party under this Agreement in respect of a Claim.

13.12    Tax. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Applicable Law.

ARTICLE XIV
TAXES

14.01    Transfer Taxes. All transfer, stamp, documentary, sales, use, business, occupation, motor fuel, registration, value added, environmental and other similar Taxes (including all applicable real estate transfer Taxes), and any other Taxes assessed or imposed in each case on the transfer or sale of the Assets (including environmental Taxes on any petroleum products transferred) and all costs to record any deeds will be borne equally by Buyer and Seller (regardless of whether such Taxes are levied on Seller or Buyer). Subject to the foregoing, the Party upon whom such Taxes are levied shall be responsible for, and will file, all necessary Tax Returns and other documentation with respect to all such Taxes and remit, upon the request of the other Party, copies of the portions of such Tax Returns relevant to this Agreement and any necessary documentation to the other Party. Each Party agrees to use commercially reasonable efforts to cooperate with the other Party in taking advantage of any applicable exemptions that will eliminate or minimize any otherwise applicable transfer Taxes imposed in connection with the purchase and sale of the Assets.

14.02    Tax Refunds. Seller shall retain any Claim, right or interest in or to any refund, rebate, abatement or other recovery of Taxes related to the period prior to the Effective Time.

14.03    Real and Personal Property Taxes. For purposes of this Agreement, the Seller Companies’ pro rata share of all ad valorem, real and personal property Taxes arising from the ownership or use of the Assets for the calendar year in which the Effective Time occurs shall be prorated between Buyer and Seller as of the Effective Time regardless of when such ad valorem, real and personal property Taxes are actually billed and payable, based on the most recent statement of ad valorem, real and personal property Taxes which is available at the time of Closing. The Seller Companies shall be responsible for

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paying, and shall indemnify Buyer for, their pro rata share of all such ad valorem, real and personal property Taxes relating to the period prior to the Effective Time. Buyer shall be responsible for, and shall indemnify Seller for, such Taxes relating to the period after the Effective Time. If there are any special or general assessments on the Assets which are payable in installments, Buyer shall be responsible for all installments which fall due subsequent to the Effective Time. To the extent possible, prorations shall be made on and as of the Closing Date; otherwise, the Parties shall make prorations within ninety (90) calendar days following the Closing Date. Buyer shall file, or cause to be filed, all required reports and returns incident to all ad valorem Taxes, real property Taxes, personal property Taxes and similar obligations, which reports and returns are due after the Closing Date and shall pay or cause to be paid to the Taxing authorities all such Taxes reflected on such reports or returns even if same are for periods prior to the Closing Date and Seller shall reimburse Buyer within ninety (90) days after invoice for any such Taxes allocable to Seller per this Section 14.03.

14.04    Tax Allocation. Seller and Buyer shall negotiate in good faith prior to the Closing to agree upon an allocation of the Closing Date Payment (the “Tax Allocation”) in the form of Schedule 14.04, in accordance with Section 1060 of the Code (and any similar provision of state, local or foreign law, as appropriate). The Parties shall treat and report (and, if necessary, to cause each of their respective Affiliates to so treat and report) the sale and purchase of the Assets for all federal, state and local Tax purposes in a manner consistent with the Tax Allocation and shall not take any position on their respective Tax Returns that is inconsistent with the Tax Allocation (provided, however, that nothing contained herein shall prevent the Parties from settling any proposed deficiency or adjustment by any Taxing authority based upon or arising out of the Tax Allocation, and no Party shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing authority challenging such Tax Allocation). Without limiting the generality of the preceding sentence, the Tax Allocation will be reflected in Form 8594 that will be filed by Seller and Buyer in accordance with Section 1060 of the Code and in any other filings under the Code. The Parties recognize that the Tax Allocation does not include Buyer’s acquisition expenses and that Buyer will allocate such expenses appropriately.

14.05    Tax Election. Either Party may elect to structure the conveyance, transfer or assignment of all or an applicable portion of the Assets as a tax-free exchange pursuant to Section 1031 of the Code (a “1031 Exchange”), provided that (a) such Party gives notice of such election to the other Party in writing reasonably in advance of the Closing Date, (b) Buyer shall not be required to take title to any other property and (c) such structure does not have any adverse effect on the other Party (including, but not limited to, delaying or affecting the Closing Date). If such an exchange is elected by such Party (the “Electing Party”), the Parties will use commercially reasonable efforts to execute all necessary 1031 Exchange documents (provided, that any costs and expenses incurred shall be borne by the Electing Party) that shall be in a form mutually acceptable to the Parties. The Electing Party will indemnify the other Party and its Affiliates, employees and agents against Losses that may be sustained by them on account of or in connection with such election to structure the transaction as a 1031 Exchange. Neither Party, by its consent to a 1031 Exchange, shall be responsible in any way for the Electing Party’s compliance with such 1031 Exchange.

14.06    Tax Assistance. After the Closing Date, each Party shall provide such assistance as the other Party may from time to time reasonably request in connection with the preparation of Tax Returns required to be filed, any audit or other examination by any taxing authority, any judicial or administrative Proceeding relating to liability for Taxes, or any claim for refund in respect of such Taxes or in connection with any litigation and Proceedings or liabilities related to the Assets, including making available employees for interviews, litigation preparation and testimony. The requesting Party shall reimburse the assisting Party for the out-of-pocket costs incurred by the assisting Party. Seller and Buyer shall reasonably cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Assets and each shall execute and deliver such documents as are necessary to carry out the intent of this Article XIV. Furthermore, Buyer and Seller agree that for a period of five (5) years after

Sale and Purchase Agreement

the Closing Date or until six (6) months after the expiration of the statute of limitations on assessment or refund, if longer than five (5) years, not to destroy or otherwise dispose of any information provided by Seller to Buyer, in each case insofar as each constitutes or pertains to Tax records, unless such Party shall first offer in writing to surrender such books, records and other data to the other Party and such other Party shall agree in writing to take possession thereof during the thirty (30) day period after such offer is made.

14.07    Operating Taxes. Except as provided in this Article XIV, Buyer shall be liable for and pay all Taxes that arise as result of the sale, rental, lease, storage, use, consumption or operation of the Assets by Buyer after the Effective Time.

14.08    Confidential Tax Information. Except as specifically required pursuant to this Article XIV, notwithstanding anything to the contrary in this Agreement, neither Party shall be required at any time to disclose to the other Party, or to any other Person, absent legal constraint, any Tax return or other confidential Tax information.

14.09    Payments. Any payments made to any Party pursuant to this Article XIV shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Buyer and Seller on their Tax Returns to the extent permitted by Applicable Law.

ARTICLE XV
ENVIRONMENTAL MATTERS

15.01    Environmental Matters. Seller and Buyer agree to the provisions concerning environmental matters as set forth in Schedule 15.01.

ARTICLE XVI
TERMINATION RIGHTS

16.01    Termination. This Agreement may be terminated at any time prior to the Closing Date as follows and in no other manner:

(a)by mutual written consent of Buyer and Seller;

(b)by Buyer in the event the Closing shall not have occurred or shall have become incapable of occurring as of the date that is twelve months after the Execution Date or such later date as the Parties agree in writing (as it may be extended pursuant to Section 16.02, the “Outside Date”) (including due to non-satisfaction or fulfillment of the conditions set forth in Article XI) (but provided that such failure to close or being capable of closing is not due (i) to Buyer breaching any representation, warranty or covenant of Buyer contained in this Agreement or (ii) to the failure to satisfy Section 11.05 as of the Outside Date);

(c)by Seller in the event the Closing shall not have occurred or shall have become incapable of occurring as of the Outside Date (including due to non-satisfaction or fulfillment of the conditions set forth in Article XII) (but provided that such failure to close or being capable of closing is not due (i) to Seller breaching any representation, warranty or covenant contained in this Agreement or (ii) to the failure to satisfy Section 12.05 as of the Outside Date);

(d)by Seller (so long as Seller is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement), if there has been a breach of any of Buyer’s representations, warranties, covenants or agreements contained in this Agreement that would result in the failure of a condition set forth in Sections 12.01 or 12.02,

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and which breach has not been cured or cannot be cured within the earlier of the Outside Date or thirty (30) days following the delivery to Buyer by Seller of a written notice of such breach specifying particularly such breach (or forty-five (45) days in the case of a failure arising from Section 5.09);

(e)by Buyer (so long as Buyer is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement), if there has been a breach of any of Seller’s representations, warranties, covenants or agreements contained in this Agreement that would result in the failure of a condition set forth in Sections 11.01 or 11.02, and which breach has not been cured or cannot be cured within the earlier of the Outside Date or thirty (30) days following the delivery to Seller by Buyer of a written notice of such breach specifying particularly such breach;

(f)by Seller or Buyer pursuant to Section 8.07(c) or 8.07(d)(ii);

(g)by Buyer in the event the Closing shall not have occurred as of the Outside Date (or the Extended Outside Date, if applicable) and all of the conditions to Closing set forth in Article XI and Article XII are satisfied (or in the case of conditions that by their nature are to be satisfied at the Closing, are capable of being satisfied if the Closing were to occur on the date of such termination) other than the conditions set forth in Sections 11.05 and 12.05 provided that (i) Buyer has not breached its Obligations set forth in Section 8.01, (ii) Buyer reasonably determines the Antitrust Conditions would have an aggregate detrimental economic impact on Buyer and/or its Affiliates, the Assets and/or the Operations equal to or greater than Sixty Million Dollars ($60,000,000) and (iii) Buyer pays Seller the Reverse Termination Fee pursuant to Section 16.04(c); and

(h)the Party desiring to terminate this Agreement shall give notice of such termination to the other Party in the manner set forth in Section 18.01.

16.02    Extended Outside Date. If all conditions to Closing set forth in Article XI and Article XII are satisfied other than the conditions set forth in Sections 11.05 and 12.05, then the Outside Date shall be extended to such date as the Parties mutually agree, but in the event the Parties do not mutually agree, then the Outside Date shall be automatically extended to the date that is eighteen months after the Execution Date (the “Extended Outside Date”); provided, that after the Extended Outside Date either Party may terminate this Agreement by giving written notice in the event the Closing conditions set forth in this Agreement, including under Sections 11.05 and 12.05 have not been satisfied by such Extended Outside Date provided that such failure to close is not due to any breach by the Party seeking to terminate this Agreement of any of its representations, warranties or covenants contained in this Agreement.

16.03    Notice of Termination. In the event of termination by Buyer or Seller pursuant to Section 16.01, written notice thereof shall forthwith be given to the other Party and the Contemplated Transactions shall be terminated, without further action by any Party. If the Contemplated Transactions are terminated as provided herein:

(a)Buyer shall return to Seller all documents and copies and other materials received from, or on behalf of, Seller or its Representatives relating to the Contemplated Transactions, whether so obtained before or after the Execution Date and whether received by Buyer or a Representative of Buyer; and

(b)all Confidential Information received by Buyer or a Representative of Buyer with respect to the Assets and the Assumed Liabilities shall be treated in accordance with

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the terms and conditions of the Section 18.15, which shall remain in full force and effect notwithstanding the termination of this Agreement.

16.04    Effect of Termination.

(a)If this Agreement is terminated and the Contemplated Transactions are abandoned as described in this Section 16.04, this Agreement shall have no further force and effect, and there shall be no liability on the part of any Party with respect thereto, except for the provisions of:

(i)Sections 4.05 and 5.07 relating to finder’s fees and broker’s fees;

(ii)Section 7.01 relating to the obligation of Buyer to keep confidential certain information and data obtained by it;

(iii)Section 7.03 relating to indemnification in connection with the matters contemplated thereby;

(iv)this Section 16.04;

(v)Article XVII related to arbitration;

(vi)Section 18.02 relating to governing law;

(vii)Section 18.03 relating to publicity;

(viii)Section 18.07 relating to certain expenses; and

(ix)Section 18.15 related to confidentiality.

Nothing in this Section 16.04 shall be deemed to release any Party from any liability for any breach by such Party prior to the Closing of any representation, warranty, covenant or agreement contained in this Agreement except as expressly provided in Section 16.04(b).
(b)Notwithstanding any provision to the contrary contained in this Agreement (including notwithstanding Section 16.04(a) and Section 16.05 to the contrary) in the event (i) this Agreement is terminated pursuant to (x) Sections 16.01(b) or 16.01(c) but only to the extent that such termination is not due to a failure to satisfy the closing conditions in Article XI or Article XII (other than Sections 12.01 through 12.03 or 12.06), or Section 16.01(d) or (ii) the Closing does not occur when required due to Buyer’s failure to close the Contemplated Transactions in accordance with Section 3.01(a) when all conditions precedent to Buyer’s closing obligations set forth in Article XI shall have been satisfied (or in the case of conditions that by their nature are to be satisfied at the Closing, are capable of being satisfied if the Closing were to occur on the date of such breach by Buyer), then Buyer shall pay or cause to be paid to Seller an amount equal to Sixty Million Dollars ($60,000,000) less (subject to Section 8.01(c)) the Buyer’s Defense Costs (unless termination results from Section 16.01(d)) (the “Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by Seller which shall be paid by Buyer no later than one (1) Business Day after Buyer or Seller, as applicable, provides written notice to the other Party of such termination or, in the case of clause (ii) above, five (5) Business Days after Seller provides written notice to Buyer of such default by Buyer. Upon Seller’s receipt in full of the Termination Fee, the Termination Fee shall be deemed and

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treated by the Parties as liquidated damages (and not a penalty) in full satisfaction of all Claims and Losses related to or arising from such termination and/or breach by Buyer. The Parties agree that such payment amount shall be a reasonable estimate of Seller’s Losses in such event and such payment amount shall be the sole and exclusive remedy for the Seller Companies for any such Claims or Losses (whether framed in tort, contract or otherwise) for the efforts and resources expended and opportunities foregone while negotiating this Agreement and on the expectation of the consummation of the Contemplated Transactions and that, without the agreements contained in this Section ý16.04(b), neither of the Parties would enter into this Agreement.

(c)Notwithstanding any provision to the contrary contained in this Agreement (including notwithstanding Section 16.04(a) and Section 16.05 to the contrary), in the event that this Agreement is terminated by Buyer pursuant to Section 16.01(g), then Buyer shall, no later than one (1) Business Day after Buyer provides written notice to Seller of such termination, pay or cause to be paid to Seller an amount equal to Sixty Million Dollars ($60,000,000) less the Buyer’s Defense Costs (the “Reverse Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by Seller and Seller’s receipt in full of the Reverse Termination Fee shall be the sole and exclusive remedy (whether at law, in equity, in contract, tort or otherwise) of Seller and its Affiliates, as applicable, for (x) any Losses suffered as a result of the failure of the Contemplated Transactions to be consummated and (y) any other Losses suffered as a result of or under this Agreement. The Parties agree that such payment amount shall be a reasonable estimate of Seller’s Losses in such event and such payment amount shall be the sole and exclusive remedy for the Seller Companies for any such Claims or Losses (whether framed in tort, contract or otherwise) for the efforts and resources expended and opportunities foregone while negotiating this Agreement and on the expectation of the consummation of the Contemplated Transactions and that, without the agreements contained in this Section 16.04(c), neither of the Parties would enter into this Agreement.

16.05    Specific Performance. Subject to the provisions of Section 16.04(b) and (c), each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are Breached. Accordingly, each of the Parties agrees that the other Party shall be entitled, subject to compliance with Section 18.02(b), and in addition to any other remedies that may be available under this Agreement to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

ARTICLE XVII
ARBITRATION

17.01    Dispute Resolution. Any Claim arising out of or relating to this Agreement, the Closing Documents (excluding the Commercial Agreements, which shall be governed by the terms thereof), or the performance, breach, validity, interpretation, application, or termination thereof (a “Dispute”) whether based on contract, tort, statute or other legal or equitable theory (including any Claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement including this Section 17.01) shall be settled by arbitration initiated upon the written notice (the “Arbitration Notice”) of any Party. The arbitration shall be conducted in accordance with this Agreement and the then current American Arbitration Association Commercial Arbitration Rules including Procedures for Large, Complex Commercial Disputes and Optional Rules for Emergency Measures of Protection (collectively, the “AAA Rules”), and judgment on the award may be entered in any court having jurisdiction thereof.

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17.02    Seat of the Arbitration and Governing Law.

(a)The seat of the arbitration shall be New York City, New York or such other major city as mutually agreeable to the Parties.

(b)The language of the arbitration shall be English.

(c)Upon agreement of the Parties and the arbitrators, pre-hearing conferences and evidentiary hearings may be held in other locations, however the seat of the arbitration will be deemed to remain unchanged and any awards or orders will be deemed to have been made at the seat of the arbitration.

(d)The arbitrator(s) shall decide the issues submitted as arbitrators at law only and the arbitral panel shall base its award, and any interim awards, upon the terms of this Agreement and the substantive laws of the State of New York, excluding the conflicts provisions of such law. The arbitral panel is not empowered to and shall not act as amiable compositeurs or ex aequo et bono (except as otherwise expressly provided in this Agreement). .

17.03    Selection and Appointment of Arbitrator(s).

(a)In the event that any Party’s Claim or counterclaim equals or exceeds, directly or indirectly, Five Million Dollars ($5,000,000) (including a Claim for injunctive relief, declaratory relief or other relief that is reasonably expected to have an economic impact on any Party in excess of $5,000,000), exclusive of interest or attorneys’ fees, the Dispute shall be heard and determined by three (3) arbitrators; otherwise, the Dispute shall be heard and determined by one (1) arbitrator, subject to Section 17.03(b). Any and all arbitrators appointed hereunder shall be independent and impartial and shall be qualified by education, training, and experience to hear and determine matters in the nature of the Dispute.

(b)In the event that one (1) arbitrator shall hear the Dispute, the Parties shall attempt to agree upon a qualified individual to serve as arbitrator. If the Parties are unable to so agree within thirty (30) days of the Arbitration Notice, then the Dispute shall be heard and determined by three (3) arbitrators selected and appointed in accordance with the procedure set forth in Section 17.03(c).

(c)In the event that three (3) arbitrators shall hear the Dispute, the Parties shall, within twenty (20) days after the Arbitration Notice (or after expiration of the initial thirty (30) days if three (3) arbitrators are being appointed pursuant to Section 17.03(b)), each select one person to act as arbitrator. The two arbitrators so selected shall, within twenty (20) days of their appointment, select a third arbitrator who shall serve as the chairperson of the arbitral panel.

(d)If there are multiple claimants or multiple respondents in any arbitration having three (3) arbitrators, and such claimants or respondents are unable to agree among themselves on the selection and appointment of an arbitrator within twenty (20) days after the Arbitration Notice, then that arbitrator shall be selected and appointed in accordance with the procedure set forth in Section 17.03(e) of this Agreement.

(e)If a Party fails to appoint an arbitrator as provided herein, or if the arbitrators selected by the Parties are unable or fail to agree upon a third arbitrator within twenty (20) days of their appointment, then that arbitrator shall be selected and appointed pursuant to the selection procedure set forth in the AAA Rules; provided, however, that such selection and

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appointment shall be conducted on an expedited basis and shall be completed within twenty (20) days from failure to appoint or to agree within the periods stated above.

(f)Should an arbitrator die, resign, refuse to act, or become incapable of performing his or her functions as an arbitrator, the AAA may declare a vacancy on the arbitral panel. The vacancy shall be filled by the method by which that arbitrator was originally appointed.

(g)The arbitrator(s) shall be bound by and shall follow the then current ABA/AAA Code of Ethics for Arbitrators in Commercial Disputes.

(h)The arbitrator(s) shall decide the threshold issue of arbitrability.

17.04    Pre-Hearing Procedure and Disposition.

(a)At the request of a Party, the arbitral panel may take such interim measures and make such interim orders as it deems necessary, including measures for the preservation of assets, the conservation of goods, or the sale of perishable goods. The arbitral panel may require appropriate security as a condition of ordering such measures.

(b)At any time after the arbitral panel is constituted and upon motion of any Party, the arbitral panel may hear and determine any preliminary issue of law asserted by a Party to be dispositive, in whole or in part, of any claim or defense, pursuant to such procedures as the arbitral panel deems appropriate.

(c)At any time after the arbitral panel is constituted and upon motion of any Party, the arbitral panel may summarily determine and dismiss, in whole or in part, any Claim or issue in dispute (i) if the Party asserting it has failed to state a Claim as a matter of law, or (ii) if the pleadings and evidence show that no genuine issue of material fact exists with respect to any element of the Claim or defense and that the moving Party is entitled to disposition of the claim or defense as a matter of law.

(d)If the arbitral panel deems it appropriate, keeping in mind the expedited nature of arbitration proceedings, the arbitral proceedings may be bifurcated according to Claims or issues, and claims or issues may be heard and determined separately as may be appropriate.

17.05    Discovery.

(a)The Parties shall promptly exchange copies of all exhibits and witness lists, and, if requested by a Party, to produce other relevant documents, to answer a reasonable amount of interrogatories (including subparts), to respond to a reasonable amount of requests for admissions (which shall be deemed admitted if not denied) and to produce for deposition and, if requested, at the hearing all witnesses that such Party has listed. Any discovery disputes shall be resolved by agreement of the Parties or as ordered by the arbitral panel upon a finding of good cause.

(b)The arbitral panel shall take into account applicable principles of legal privilege and related protections, such as those involving the confidentiality of communications between a lawyer and a client and the work product of a lawyer, and no Party or witness may be required to waive any privilege recognized at law. The arbitral panel shall issue orders as reasonably necessary to protect the confidentiality of proprietary information, trade secrets, and other sensitive information disclosed.

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17.06    Awards and Relief.

(a)All awards shall be in writing, shall state the reasoning upon which the award rests and shall be final and binding on the Parties. Any award shall be made and signed by at least a majority of the arbitrators. The Parties undertake to carry out the award without delay.

(b)The Parties hereby waive any claim to exemplary, punitive, or similar damages in excess of compensatory damages, attorneys’ fees, costs, and expenses of arbitration, and the arbitral panel is not empowered to and shall not award exemplary, punitive, or similar damages in excess of compensatory damages and attorneys’ fees, costs, and expenses of arbitration.

(c)The arbitral panel is expressly empowered to grant any remedy or relief not expressly prohibited herein available under Applicable Law, including specific performance of this Agreement to the extent allowed by Applicable Law, declaration of the validity, meaning, and effect of this Agreement and the rights or duties of the Parties hereunder, and, to the extent allowed by Applicable Law, prohibiting or mandating actions by a Party with respect to the performance of this Agreement or matters arising out of or in connection therewith.

(d)In its award, the arbitral panel may apportion the costs of arbitration between or among the Parties in such manner as it deems reasonable, taking into account the circumstances of the case, the conduct of the Parties during the proceedings, and the result of the arbitration, including requiring one Party to bear all or the majority of such costs.

(e)In the event that any Party fails or refuses to participate in arbitration as provided herein, the arbitral panel is authorized to determine whether the failure to participate in the arbitration was due to the bad faith of a Party, and if so may award to the other Party or Parties all costs associated with the arbitration, including attorneys’ fees and costs, arbitrator’s fees, and administrative fees.

(f)Unless otherwise ordered by the arbitral panel as part of its award, each Party shall bear its own costs and expenses and the costs of arbitration, and the fees and expenses of the arbitrators and of any expert or other assistance engaged by the arbitral panel shall be borne by the Parties to the arbitration in equal shares.

17.07    Effect of Failure to Participate or to Pay Advances of Costs and Fees.

(a)The failure or refusal of any Party, having been given due notice thereof, to participate at any stage of the dispute resolution proceedings shall not prevent the proceedings from continuing, nor shall such failure or refusal impair the validity of the award or cause the award to be void or voidable, nor shall it be a basis for challenge of the validity or enforceability of the award or of the arbitration proceedings.

(b)If any Party fails to timely pay an advance on fees and costs ordered by the arbitral panel or the AAA within twenty (20) days after the date set for such deposit, that Party shall be deemed to be in default. The arbitral panel or the AAA shall then determine whether the funds on deposit are sufficient to satisfy the anticipated estimated expenses for the proceeding to continue on an expedited basis without the participation of the defaulting Party. If so, the proceeding will continue without the participation of the defaulting Party, and the Panel may enter an award on default. Prior to entering an award on default, the arbitral panel shall require the non-defaulting Party to produce such evidence and legal argument in support of its contentions as the arbitral panel may deem appropriate. The arbitral panel may receive such evidence and argument without the defaulting Party’s presence or participation. If the funds on deposit are deemed

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insufficient to satisfy the estimated costs of continuing as provided herein, the non-defaulting Party may make all or part of the requested deposit in an amount sufficient to allow the proceeding to continue without the participation of the defaulting Party. If the non-defaulting Party chooses not to make the requested deposit, the arbitral panel may suspend or terminate the proceedings.

17.08    Adherence to Time Limits.

(a)In accepting appointment, the arbitrator(s) shall commit that their schedules permit them to devote the reasonably necessary time and attention to the arbitration proceedings and to resolving the Dispute within the time periods set by this Agreement and by the AAA Rules.

(b)Any time limits set out in this dispute resolution agreement or in the AAA Rules may be modified upon written agreement of the Parties and the arbitral panel or by order of the arbitral panel.

(c)Any failure of the arbitral panel to satisfy such time limits or to render a final award within the time specified shall not impair the validity of the award or cause the award to be void or voidable, nor shall it be a basis for challenge of the validity or enforceability of the award or of the arbitration proceedings.

17.09    Interim Measures from the Courts in Aid of Arbitration.

(a)At any time after submission of a written notice of arbitration, any Party may request a court of competent jurisdiction to grant interim measures of protection: (i) to preserve the status quo pending resolution of the Dispute; (ii) to prevent the destruction of documents and other information or things related to the Dispute; (iii) to prevent the transfer, dissipation, or hiding of assets; and/or (iv) to aid the arbitral proceedings and the award. A request for such interim measures to a judicial authority shall not be deemed incompatible with or a waiver of a Party’s right to arbitrate a Dispute.

(b)The Parties agree that a court at the seat of the arbitration at the request of a Party, or the arbitral Panel with the consent of all Parties, may consolidate two or more arbitral proceedings among the Parties if common questions of law or fact exist.

17.10    Consent to Jurisdiction. The Parties hereby consent to the jurisdiction of the state and federal courts of New York for the enforcement of any award rendered by the arbitral panel.

17.11    Confidentiality. Unless the Parties agree otherwise via a prior written agreement, the Parties, the arbitrator(s), and the AAA shall treat the dispute resolution proceedings provided for herein, any related disclosures, and the decisions of the arbitral panel, as confidential, except in connection with judicial proceedings ancillary to the dispute resolution proceedings, such as a judicial challenge to, or enforcement of, the arbitral award, and unless otherwise required by law to protect a legal right of a Party.

17.12    Survival. The terms of this Article XVII shall survive the termination or expiration of this Agreement.

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ARTICLE XVIII
MISCELLANEOUS

18.01    Notices.

(v)All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or other similar means of electronic communication (with a transmission confirmation), or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service as follows:
If to Buyer:
PBF Holding Company LLC
One Sylvan Way, Second Floor
Parsippany, New Jersey 07054
Attention: President
Email: Matthew.Lucey@pbfenergy.com
With a copy (which shall not constitute notice) to:
PBF Holding Company LLC
One Sylvan Way, Second Floor
Parsippany, New Jersey 07054
Attention: General Counsel
Email: Trecia.Canty@pbfenergy.com
If to Seller:
Equilon Enterprises LLC
150 N. Dairy Ashford Rd.
Houston, Texas 77079
Attn: Vice President, Portfolio

With a copy (which shall not constitute notice) to:

Equilon Enterprises LLC
150 N. Dairy Ashford Rd.
Houston, Texas 77079
Attn: General Counsel

Any Party may change the address to which such communications are to be directed to it by giving written notice to the other in the manner above.
(w)Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, faxed, emailed or sent before 4:30 p.m. on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any such communication sent by mail shall be deemed to have been given and made and to have been received upon the earlier of the third (3rd) Business Day after deposit in the mail and the date of delivery as shown by the return receipt therefor; provided, however that no such communication

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shall be mailed during any actual or apprehended disruption of postal services. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

18.02    Governing Law; Submission to Jurisdiction.

(a)This Agreement and the Closing Documents (unless expressly provided otherwise therein) and the obligations of the Parties hereunder and thereunder shall be governed by and construed and enforced in accordance with the substantive and procedural laws of the State of New York, without regard to the conflicts of laws principles of New York.

(b)Subject to and without limiting the provisions of Article XVII, any action to enforce this Agreement or the Closing Documents (unless expressly provided otherwise therein) may be properly venued in, and shall be brought in, the federal or state courts located in New York, New York. Each Party agrees that it shall irrevocably submit to the jurisdiction of such courts for purposes of actions to enforce the terms of this Agreement and the Closing Documents (unless expressly provided otherwise therein) and to service of process by certified mail, delivered to the applicable Party at the address indicated herein. Each Party hereby irrevocably waives (on its own behalf and on behalf of its other Indemnified Parties), to the fullest extent permitted by Applicable Law, any objection to personal jurisdiction, whether on grounds of venue, residence or domicile. The Parties agree that a final judgment in any such claim shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Applicable Law.

(c)TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT, THE CLOSING DOCUMENTS OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 18.02(c) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

18.03    Publicity. No Party shall issue any press release or public announcement concerning this Agreement or the Contemplated Transactions hereunder without obtaining the prior written approval of the other Party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the issuing Party disclosure is otherwise required by Applicable Law or the rules or regulations of any securities exchange, whether in the United States or elsewhere (or upon advice of counsel such release or announcement is appropriate or desirable under or in light of such laws and regulations), in which case the Party intending to make such release shall use commercially reasonable efforts consistent with such Applicable Law to (x) consult in good faith with, and with appropriate notice to, the other Party with respect to the timing and content thereof (including giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith) and (y) provide a copy thereof to the other Party prior to such issuance. Notwithstanding the foregoing, Buyer and Seller shall cooperate to prepare a joint press release to be issued on the Closing Date and, upon the request of either Buyer or Seller, at the time of the signing of this Agreement.

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18.04    Entire and Integrated Agreement.

(a)This Agreement, the Schedules, the Disclosure Letter and Exhibits and the Closing Documents set forth the entire agreement and understanding of the Parties in respect to the Contemplated Transactions and supersede all prior agreements, arrangements and undertakings, whether written or oral, relating to the subject matter hereof (including the Confidentiality Agreement, which shall terminate and be of no further force or effect as of the Execution Date).

(b)The Parties have agreed to enter into or deliver the Closing Documents contemporaneously with the Closing. The Parties would not have executed this Agreement had the Parties not also agreed to execute or deliver, as applicable, the Closing Documents at the Closing. The Parties acknowledge and agree that the Closing Documents are not stand-alone agreements, but are rather interrelated agreements that are inextricably intertwined. The Parties agree that if the Closing occurs and subsequent thereto a Party or its Affiliates, as applicable, becomes a debtor or debtor-in-possession in a case under the Bankruptcy Code, the Closing Documents will be assumed or rejected under 11 U.S.C. §365 as one integrated whole and the Closing Documents shall not be severable for purposes of assumption or rejection, unless the Parties agree otherwise. The Parties’ rights under 11 U.S.C. §365 are preserved.

18.05    Assignment.

(a)This Agreement and the Closing Documents (excluding the Commercial Agreements which shall be governed as provided therein) and, except as otherwise provided in Article IX with respect to the Intellectual Property, any rights and obligations hereunder or thereunder shall not be assignable or transferable by Buyer or Seller without the prior written consent of the other Party and any purported assignment without such consent shall be void and without effect. Without limiting the generality of the preceding, the indemnification Obligations of Seller and Buyer pursuant to this Agreement and the Closing Documents (excluding the Commercial Agreements) shall not be transferable or assignable in whole or in part without the other Party’s prior written consent and any purported or attempted transfer or assignment by an Indemnifying Party shall be null and void without the prior written consent of the Indemnified Party. Notwithstanding the foregoing of this Section 18.05(a), (i) Seller may assign or transfer any or all of its rights hereunder to any qualified intermediary to complete a 1031 Exchange as contemplated in Section 14.05, provided that Seller provides a guaranty of the assignee’s obligations in form reasonably satisfactory to Buyer in its sole discretion, and (ii) without relieving Buyer of its obligations under this Agreement (including any indemnities or in respect of the Assumed Liabilities) and provided that if the assignment occurs prior to Closing Buyer has delivered a Letter of Direction to Seller at least twenty (20) days prior to the Closing Date, Buyer may transfer or assign any of its rights or obligations under this Agreement to an Affiliate of Buyer that is wholly-owned, directly or indirectly, by PBF Energy Inc.

(b)Without limiting the provisions of Sections ý18.05(a) or otherwise relieving the Buyer of any of its obligations under this Agreement (unless otherwise expressly agreed in writing by Seller), following the Closing, in the event either Party, in any transaction or series of transactions, sells, transfers, assigns, conveys, exchanges or otherwise disposes or leases to a third party all or substantially all of its assets, then, in connection with, as a condition to, and no later than the consummation of such transaction, such Party shall cause the applicable acquirer to expressly assume the Party’s Obligations under this Agreement (including in the case of Buyer, the Assumed Liabilities and in the case of Seller, the Retained Liabilities) and the Closing Documents (excluding the Commercial Agreements) by joinder or other documentation reasonably satisfactory to the other Party.

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18.06    Amendment and Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Parties, or, in the case of a waiver, by or on behalf of the Party waiving compliance. The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any Party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant representation or warranty.

18.07    Expenses. Whether or not the Contemplated Transactions are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Contemplated Transactions, including legal, due diligence, accounting and investment banking fees and expenses, shall be paid by the Party incurring such costs or expenses.

18.08    Schedules and Disclosure Letter. Matters listed once on the Schedules or the Disclosure Letter shall be deemed disclosed with reference to all sections of the Schedules or the Disclosure Letter (including any disclosures made in amendments made pursuant to Section 6.03) to the extent the applicability of such information is readily apparent. The listing (or inclusion of a copy) of a document or other item in the Disclosure Letter shall be adequate to disclose an exception to a representation or warranty made herein if the nature and relevance of such exception is readily apparent from the listing (or inclusion of a copy) of such document. The inclusion of information in the Schedules or the Disclosure Letter shall not be construed as an admission that such information is material to the Assets, the Assumed Liabilities or Seller. In addition, matters reflected in the Schedules or the Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in such Schedules or the Disclosure Letter. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

18.09    Legal Representation.

(a)Buyer and Seller acknowledge that each of them has been represented by counsel in connection with this Agreement and the Contemplated Transactions. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived.

(b)To the extent that communications between Seller or its Affiliates, on the one hand, and Baker Botts, L.L.P. and/or the firm of Alvarado Smith, each as external legal counsel of Seller or its Affiliates (collectively, “Seller’s External Counsel”), on the other hand, relate to this Agreement and the Contemplated Transactions (the “Transaction Engagement”), such communications shall (i) be deemed to be attorney-client confidences that belong solely to Seller and not the Assets, (ii) not pass and become an Asset following Closing and from and after Closing none of Buyer or any Person purporting to act on behalf of or through Buyer will seek to obtain such communications by any process. Accordingly, Buyer shall not have access to any such communications, or to the files of Seller’s External Counsel to the extent that they relate to the Transaction Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing: (w) Buyer waives and will not assert any attorney-client privilege with respect to any communication between Seller’s External Counsel and Seller or its Affiliates occurring prior to the Closing in connection with the Transaction Engagement, (x) Seller and Seller’s External Counsel shall be the sole holders of the attorney-client privilege with respect to the Transaction Engagement, and none of the Assets or Buyer shall be a holder thereof, (y) to the extent that files of Seller’s External Counsel in respect of the Transaction Engagement constitute property of the client, only Seller shall hold such property rights, and (z) Seller’s External

Sale and Purchase Agreement

Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer by reason of any attorney-client relationship between Seller’s External Counsel and the Assets or otherwise.

(c)Buyer, on behalf of itself and its Affiliates, further covenants and agrees that each shall not assert any Claim against Seller’s External Counsel in respect of legal services provided by Seller’s External Counsel in connection with the Transaction Engagement.

(d)Each of the Parties consents to the arrangements in this Section 18.09 and waives any actual or potential conflict of interest that may be involved in connection with any representation by Seller’s External Counsel permitted hereunder.

18.10    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

18.11    Bulk Transfer Laws. Buyer hereby waives compliance by Seller with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the purchase and sale of the Assets. Seller shall indemnify, defend and hold Buyer harmless (subject to Article XIII) from any Losses that Buyer may incur due to failure to so comply in accordance with Section 13.02(d).

18.12    No Third Party Beneficiaries. Except as provided with respect to indemnification for Indemnified Parties as set forth in Article XIII and elsewhere in this Agreement, nothing in this Agreement shall confer any rights upon any Person other than the Parties and their respective permitted successors and assigns.

18.13    Binding Effect. Subject to the provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

18.14    Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

18.15    Confidentiality.

(a)Each of Seller and Buyer (on behalf of themselves and each of their respective Affiliates and Representatives) acknowledges that the information and material, in whatever form, including this Agreement and the Closing Documents (collectively, the “Confidential Information”) disclosed or made available to it by, and relating to, the other (and its Affiliates) prior to the Effective Time is confidential. Each of Seller and Buyer (on behalf of themselves and each of their respective Affiliates and Representatives) further agrees that it shall use commercially reasonable efforts not to make or permit disclosure of the Confidential Information to any Person, other than their Affiliates and their respective Representatives (including collective bargaining representatives) to whom such disclosure is necessary or convenient for the completion of the Contemplated Transactions (including compliance with the terms and condition of any Material Contract), and except in an arbitration proceeding as described in Article XVII or as may be required by Applicable Law or a court of competent jurisdiction. Each of Seller and Buyer (and their respective Affiliates) shall appropriately notify each Representative to whom any such disclosure is made that such disclosure is made in confidence and shall be kept in confidence and shall not be used in any capacity except for the operations of

Sale and Purchase Agreement

the Assets by Buyer. During the Interim Period, Seller and Buyer will cooperate in establishing “clean teams” where required or advisable in order to facilitate the review of Confidential Information that is competitively sensitive and that may be reasonably necessary for due diligence, transition, or integration purposes.

(b)Each of Seller and Buyer (and their respective Affiliates and Representatives) agrees to use diligent efforts in accordance with customary and reasonable commercial practice, and at least with the same degree of skill and care that it would manifest in protection of its own confidential information, to protect the Confidential Information.

(c)Each of the Parties (on behalf of themselves and each of their respective Affiliates and Representatives) agrees to notify the other Party promptly, in the event that it becomes aware of the unauthorized possession or use of the Confidential Information (or any part thereof) by any third Person, including any of its Representatives. Each of Seller and Buyer (and their respective Affiliates and Representatives) agrees to cooperate with the other Party in connection with the other Party’s efforts to terminate or prevent such unauthorized possession or use of its Confidential Information.

(d)Each of Seller and Buyer (on behalf of themselves and each of their respective Affiliates and Representatives) acknowledges that the other will suffer injury for which the other will not have an adequate remedy at law, in the event of a breach of the provisions of this Section 18.15, and that the other shall be entitled to injunctive relief as is reasonably necessary to prevent or curtail such breach, whether actual or threatened; provided, that, in no event (including a willful breach of this Agreement by Seller or Buyer, respectively) shall Seller or Buyer (or their respective Affiliates and Representatives) be prevented from exercising all of the rights granted to it hereunder.

(e)Notwithstanding any provision to the contrary contained in this Agreement, the obligations of each of Seller and Buyer (and their respective Affiliates and Representatives) to maintain the confidentiality of the Confidential Information (each in such capacity a “Receiving Party”) shall not apply to any portion of the Confidential Information that:

(i)is or becomes generally available to the public through no fault of the Receiving Party, including information in the public domain;

(ii)the Receiving Party receives from a third party without any requirement to keep such information secret;

(iii)the Receiving Party can prove was in its possession without any obligation of secrecy at the time of its disclosure; or

(iv)the Receiving Party develops independently of and without reference to or use of the Confidential Information.

(f)Buyer shall not use (and shall be responsible in the event any of its Representatives use) the Confidential Information prior to the Closing for any other purpose other than the evaluation of the Contemplated Transactions.

Sale and Purchase Agreement

(g)In the event of any inconsistency between the provisions of this Section 18.15 and the confidentiality provisions of any Closing Document, the provisions of any Closing Document shall control with respect to any matters addressed by such Closing Document.

(h)In the event this Agreement is terminated for any reason, at the request of Seller, Buyer shall within twenty (20) days after receiving such request return to Seller all written Confidential Information, including all photocopies of the same, or certify to Seller that such Confidential Information has been destroyed.

(i)The provisions of this Section 18.15 shall remain in force for a period of five (5) years from the later of the Execution Date or the Closing Date. The terms of this Section 18.15 shall survive the termination or expiration of this Agreement.

(j)The Confidentiality Agreement shall terminate and be of no further force or effect as of the Execution Date.

(k)If the Closing occurs, Seller agrees to treat information it possesses concerning the historical operation of the Assets as Confidential Information.

(l)Seller and Buyer do not intend for any obligations of confidentiality contained herein to limit disclosure of the transaction in any way that would cause it to be treated as a “confidential transaction” under Treasury Regulation 1.6011-4(b)(3).

18.16    Electronic Signatures. Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et. seq.), the Uniform Electronic Transactions Act, or any other Applicable Law relating to or enabling the creation, execution, delivery, or recordation of any Contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the Parties, no Party shall be deemed to have executed this Agreement or other document contemplated thereby (including any amendment or other change thereto) unless and until such Party shall have executed this Agreement or other document on paper by a handwritten original signature or any other symbol executed or adopted by a Party with current intention to authenticate this Agreement or such other document contemplated. Delivery of a copy of this Agreement or such other document bearing an original signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature. “Originally signed” or “original signature” means or refers to a signature that has not been mechanically or electronically reproduced.

18.17    Counterparts. This Agreement may be executed simultaneously in one or more counterparts (including by means of signature pages delivered by facsimile transmission or electronic mail), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party. Facsimile or scanned and emailed transmission of any signed original document or retransmission of any signed facsimile or scanned and emailed transmission will be deemed the same as delivery of an original. At the request of any Party, the Parties will confirm facsimile or scanned and emailed transmission by signing a duplicate original document.

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Sale and Purchase Agreement

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers or representatives of Buyer and Seller as of the day and year first above written.

SELLER:	EQUILON ENTERPRISES LLC
d/b/a Shell Oil Products US

	By:	/s/ Edward Hymes
	Name:	Edward Hymes
	Title:	Vice President Portfolio

BUYER:	PBF HOLDING COMPANY LLC

	By:	/s/ Matthew Lucey
	Name:	Matthew Lucey
	Title:	President

Sale and Purchase Agreement
Signature Page

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED BECAUSE SUCH INFORMATION (i) IS NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. EXCLUDED INFORMATION HAS BEEN MARKED AT THE APPROPRIATE PLACES AS FOLLOWS: [*****].

SCHEDULE 2.06
POST-CLOSING PAYMENTS
2.01    Definitions. As used in this Schedule 2.06, the following terms shall have the meanings set forth below:
“Allowed Allocation Categories” shall mean all costs, fees, and expenses incurred by Buyer necessary to establish and maintain normal operations in connection with human resources, finance, accounting, legal, information technology, procurement and contracting and insurance needs of the Refinery not otherwise excluded by the definitions in this Schedule 2.06 provided that in no event shall the aggregate amount allocated exceed [*****] in any Annual Earn Out Period.
“Annual Earn Out Cap” shall mean, with respect to the Annual Earn Out Amount for an Annual Earn Out Period:

Annual Earn Out Period	Annual Earn Out Cap
1st Annual Period	No Cap
2nd Annual Period	No Cap
3rd Annual Period	$100,000,000
4th Annual Period	$100,000,000

“Annual Earn Out Amount” has the meaning set forth in Section 2.02(b)(i) of this Schedule 2.06.
“Annual Earn Out Calculation Statement” has the meaning set forth in Section 2.02(c)(ii) of this Schedule 2.06.
“Annual Earn Out Payment” has the meaning set forth in Section 2.02 of this Schedule 2.06.
“Annual Earn Out Period” has the meaning set forth in Section 2.02(a) of this Schedule 2.06.
“Annual Earn Out Threshold Amount” shall mean, with respect to the Annual Earn Out Amount for an Annual Earn Out Period, Two Hundred Seventy-Five Million Dollars ($275,000,000); provided that it may be reduced to Two Hundred Fifty Million Dollars ($250,000,000) for the first and second Annual Earn Out Periods based on the requirements of Section 2.02(b)(v) of this Schedule 2.06.
“Annual EBITDA Amount” shall mean, with respect to any Annual Earn Out Period, the amount of the consolidated earnings from operations of the Refinery before consolidated interest, taxes, depreciation, and amortization of the Refinery determined pursuant to the Consolidated Income Statement for such Annual Earn Out Period. Such consolidated earnings from operations of the Refinery shall include all reasonable direct and allocated costs directly related to operations of the Refinery provided that (i) such costs shall not be disproportionate to any such costs allocated to any other assets/plants/facilities owned, controlled or leased by Buyer or Affiliates of Buyer, (ii) such allocations shall be limited to the Allowed Allocation Categories, and (iii) a breakdown of such allocated costs shall be shown in the Consolidated Income Statement.
“Annual Setoff Amount” has the meaning set forth in Section 2.02(b)(ii) of this Schedule 2.06.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED BECAUSE SUCH INFORMATION (i) IS NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. EXCLUDED INFORMATION HAS BEEN MARKED AT THE APPROPRIATE PLACES AS FOLLOWS: [*****].

“Coker Drums” has the meaning set forth in Section 2.02(b)(ii)(A) of this Schedule 2.06.
“Coker Drums Amount” has the meaning set forth in Section 2.02(b)(ii)(A) of this Schedule 2.06.
“Computed Amounts” shall mean, for each Annual Earn Out Period, each of the following: (i) the consolidated revenues from operations of the Refinery determined pursuant to the Consolidated Income Statement for such Annual Earn Out Period, (ii) the consolidated cost of sales from operations of the Refinery determined pursuant to the Consolidated Income Statement for such Annual Earn Out Period, (iii) the Annual EBITDA Amount for such Annual Earn Out Period; (iv) the Annual Earn Out Amount, if any, for such Annual Earn Out Period; and (v) the Annual Setoff Amount, if any, for such Annual Earn Out Period and the respective components of such Annual Setoff Amount.
“Consolidated Income Statement” means, with respect to any Annual Earn Out Period, the consolidated statement of operations of Buyer and its Affiliates with respect to the operations of the Refinery, including Plant Revenues, which is prepared [*****].
“Default Interest Rate” shall mean LIBOR plus four percent (4%), not to exceed the maximum lawful contract rate of interest.
“Disputed Amounts” has the meaning set forth in Section 2.02(c)(vi) of this Schedule 2.06.
“Earn Out Calculation” has the meaning set forth in Section 2.02(c)(ii) of this Schedule 2.06.
“Earn Out Calculation Objection Notice” has the meaning set forth in Section 2.02(c)(iv) of this Schedule 2.06.
“Earn Out Calculation Supporting Documentation” has the meaning set forth in Section 2.02(c)(ii) of this Schedule 2.06.
“Earn Out Payments” has the meaning set forth in Section 2.02 of this Schedule 2.06.
“Earn Out Period” has the meaning set forth in Section 2.02(a) of this Schedule 2.06.
“[*****] Turnaround” has the meaning set forth in Section 2.02(b)(ii)(B) of this Schedule 2.06.
“Independent Accountant” has the meaning set forth in Section 2.02(c)(vi) of this Schedule 2.06.
“Margin Loss” shall mean, during the period of a Turnaround, [*****].
.
“Margin Loss Amount” has the meaning set forth in Section 2.02(b)(ii)(C) of this Schedule 2.06.
“Mass Loss” shall mean [*****].
“Mass Loss Threshold” shall mean a Mass Loss percentage of [*****].
“Maximum Earn Out Amount” shall mean Four Hundred Million Dollars ($400,000,000).
“Mitigation Costs” has the meaning set forth in Section 2.02(b)(ii)(C) of this Schedule 2.06.
“Nomination Deadline” has the meaning set forth in Section 2.02(c)(vii)(B) of this Schedule 2.06.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED BECAUSE SUCH INFORMATION (i) IS NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. EXCLUDED INFORMATION HAS BEEN MARKED AT THE APPROPRIATE PLACES AS FOLLOWS: [*****].

“Operating Expenditures” shall mean expenditures directly related to the Refinery and shall exclude corporate overhead allocations (other than those in the Allowed Allocation Categories) and any other costs incurred by other assets/plants/facilities owned, controlled or leased by Buyer or Affiliates of Buyer.
“Plant Revenues” shall mean proceeds from the sale of all products and services sold from the Refinery, including sales to Affiliates of and assets/plants/facilities owned, controlled or leased by Buyer or Affiliates of Buyer. Plant Revenues shall reflect the pricing and measurement points referenced in the relevant sales or offtake contracts for all products and services sold by the Refinery.
“Prior Earn Out Payments” shall mean, as of the time of any determination pursuant to this Schedule 2.06, the aggregate amount of all Earn Out Payments that have been previously paid by Buyer to Seller in accordance with this Schedule 2.06.
“Review Period” has the meaning set forth in Section 2.02(c)(iii) of this Schedule 2.06.
“Term” has the meaning set forth in Section 2.02(a) of this Schedule 2.06.
“Turnarounds Amount” has the meaning set forth in Section 2.02(b)(ii)(B) of this Schedule 2.06.
“Undisputed Amounts” has the meaning set forth in Section 2.02(c)(vi) of this Schedule 2.06.
Capitalized terms used but not defined in this Schedule 2.06 shall have the meanings as provided in the Agreement.
2.02    Determination and Payment of Annual Earn Out Payments. Subject to the provisions of this Schedule 2.06, Buyer shall be obligated to make additional payments to Seller (each an “Annual Earn Out Payment”, and collectively, the “Earn Out Payments”) to the extent provided pursuant to this Section 2.02:
(a)    Term.    The measurement period for the Earn Out Payments (the “Term”) shall end on the earlier to occur of (i) the fourth (4th) anniversary of the commencement of the first Annual Earn Out Period, as defined below, and (ii) the date that the termination in either Section 2.02(b)(v)(B) or 2.02(b)(v)(C) of this Schedule 2.06 occurs. The Term shall be divided into up to four (4) successive twelve calendar month periods (each an “Annual Earn Out Period” and collectively, the “Earn Out Period”) commencing (x) at the Effective Time if the Closing is on the first day of a calendar month; or (y) at 12:01 A.M. local time on the first day of the calendar month following the Closing Date, if the Closing is not on the first day of a calendar month. As used herein, the term “calendar month” shall consist of the period from 12:00 A.M. local time on the first day of each calendar month until 11:59 P.M. on the last day of such month.
(b)    Calculation of Annual Earn Out Amounts; Coker Drum Amount, Turnaround Amounts and Margin Loss Amount. For each Annual Earn Out Period during the Term, Buyer will pay Seller an Annual Earn Out Payment, if any, as calculated using the following formula:
(i)    Annual Earn Out Amount. The Annual Earn Out Amount for each Annual Earn Out Period shall be calculated using the following formula:
“Annual Earn Out Amount” = ((Annual EBITDA Amount + Margin Loss Amount - the Annual Earn Out Threshold Amount) * 50%) - Annual Setoff Amount.
If the resulting calculation is equal to or less than zero dollars ($0) for an Annual Earn Out Period, then no Annual Earn Out Payment shall be due to Seller for such Annual Earn Out Period,

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED BECAUSE SUCH INFORMATION (i) IS NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. EXCLUDED INFORMATION HAS BEEN MARKED AT THE APPROPRIATE PLACES AS FOLLOWS: [*****].

and the resulting amount (if negative) shall not be carried over to any subsequent Annual Earn Out Period. For the avoidance of doubt, in the event the Annual EBITDA Amount for any Annual Earn Out Period does not exceed the Annual Earn Out Threshold Amount then such deficit shall not be carried over to any subsequent Annual Earn Out Period.
(ii)    Annual Setoff Amount. After the Closing Date, certain set off amounts may apply against each Annual Earn Out Amount, with the Annual Setoff Amount for each Annual Earn Out Period calculated as follows:
“Annual Setoff Amount” = Coker Drums Amount (to the extent not otherwise reimbursed) + Turnarounds Amount (to the extent not otherwise reimbursed) + Margin Loss Amount where,
(A)Coker Drums Amount. At Buyer’s election, (x) upon Seller’s receipt from Buyer of supporting documentation, which documentation shall be provided no earlier than the end of the quarter in which the expenditures were made, Seller shall pay Buyer pursuant to Section 2.02(c)(x) of this Schedule 2.06 or (y) Buyer may credit against the Annual Earn Out Amounts for the Annual Earn Out Periods which cover calendar years [*****], as applicable, up to a maximum aggregate amount of Twenty Million Dollars ($20,000,000) for the actual third party costs incurred and paid for by Buyer (including customary transportation costs) in the calendar years [*****]for purchasing two (2) new coker drums for the Refinery (the “Coker Drums”) (with the amount of such credit being the “Coker Drums Amount”); provided, however that if, as of the end of the applicable quarter, Buyer’s good faith estimate of the Annual Earn Out Amount for the applicable Annual Earn Out Period indicates that Seller will receive an Earn Out Payment sufficient to cover the Coker Drums Amount, Buyer will not have the right to elect to be reimbursed pursuant to clause (x). The aggregate Coker Drums Amounts shall not exceed Twenty Million Dollars ($20,000,000). Any such costs of the Coker Drums in excess of Twenty Million Dollars ($20,000,000) shall be for the account of Buyer and not included in the Coker Drums Amounts. The Coker Drums Amounts will not include any other costs, including costs associated with the design, installation, testing, or commissioning of the new Coker Drums or removal of the old coker drums. For example, the Annual Earn Out Amount for the Annual Earn Out Period for [*****] can be reduced, at Buyer’s election, for such Coker Drum purchase expenses which Buyer pays in [*****], but not to exceed the aggregate amount for all Coker Drums Amounts of Twenty Million Dollars ($20,000,000).
(B)Turnarounds Amount. At Buyer’s election, (x) upon Seller’s receipt from Buyer of supporting documentation, which documentation shall be provided no earlier than the end of the quarter in which the expenditures were made, Seller shall pay Buyer pursuant to Section 2.02(c)(x) of this Schedule 2.06 or (y) Buyer may credit, at Buyer’s election, against the Annual Earn Out Amount for the Annual Earn Out Period which covers [*****]the amount of expenses incurred by Buyer on or before [*****]and capitalized pursuant to GAAP (the “Turnarounds Amount”) for the [*****] turnarounds at the Refinery described on Schedule 2.06B (collectively, the “[*****] Turnaround”). Any cost of the [*****] Turnaround in excess of the budgeted amount in Schedule 2.06B shall be for the account of Buyer and shall be excluded from the Turnarounds Amount. For the avoidance of doubt, the Turnarounds Amount shall not exceed the budgeted amount in Schedule 2.06B for the [*****] Turnaround.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED BECAUSE SUCH INFORMATION (i) IS NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. EXCLUDED INFORMATION HAS BEEN MARKED AT THE APPROPRIATE PLACES AS FOLLOWS: [*****].

(C)Margin Loss Amount. The Annual Earn Out Amount and the Annual Setoff Amount for any Annual Earn Out Period that includes time on or before [*****] shall be adjusted for Margin Loss (to the extent there is any) in such applicable Annual Earn Out Period arising from the [*****] Turnaround conducted during such Annual Earn Out Period (the amount of such applicable Margin Loss being the “Margin Loss Amount”). Buyer shall take reasonable mitigation actions to minimize or eliminate Margin Loss, measured against normal operations and the costs, if any, of such mitigation that are not otherwise included in the Margin Loss shall be incorporated into the Margin Loss Amount calculation (such costs being the “Mitigation Costs”). The Margin Loss Amount will not include any Margin Loss to the extent due to irregularities in non-[*****] Turnaround units or units (other than the [*****] Turnaround units) that Buyer takes offline or into turnaround. The amount of Margin Loss to be included in the Margin Loss Amount will be capped at $800,000 per day for the [*****] Turnaround, as limited by the number of days budgeted for the [*****] Turnaround on Schedule 2.06B.
(iii)    Margin Loss True-Up Amount. After each Annual Earn Out Period that includes time on or before [*****], Seller shall pay Buyer an amount (the “Margin Loss True-up Amount”) equal to the Margin Loss Amounts less the setoff for Margin Loss Amount actually used as credits against and reducing the Annual Earn Out Amounts. For example, if for [*****], the Margin Loss Amount equals $8 million but only $6 million of such setoff amount is actually used as a credit against and reduces the Annual Earn Out Amount then the Margin Loss True-Up Amount shall be $2 million. The Margin Loss True-Up Amount, if applicable, shall be paid pursuant to Section 2.02(c)(viii) of this Schedule 2.06.
(iv)    Limitations.
Notwithstanding anything in this Schedule 2.06 to the contrary:
(A)    Subject to clause (C) below, the Annual Earn Out Payment for each Annual Earn Out Period shall not exceed the Annual Earn Out Cap for such period. In the event an Annual Earn Out Payment is limited by the preceding sentence, then the amount by which the Annual Earn Out Amount exceeds the Annual Earn Out Cap for such period shall not be carried to any other Annual Earn Out Period or included in the calculation of any other Annual Earn Out Amount.
(B)    The Maximum Earn Out Amount shall not apply during either of the first two (2) Annual Earn Out Periods or the Annual Earn Out Payments associated with such periods, but the Term shall expire at the end of the second (2nd) Annual Earn Out Period if the aggregate amount of the Earn Out Payments paid to Seller during the first (1st) and the second (2nd) Annual Earn Out Periods exceeds, in the aggregate, the Maximum Earn Out Amount.
(C)    If the Term continues into the third (3rd) Annual Earn Out Period or fourth (4th) Annual Earn Out Period, then in no event shall the aggregate of Earn Out Payments paid to Seller in such Earn Out Periods (when added to the then Prior Earn Out Payments) exceed the Maximum Earn Out Amount. If the Annual Earn Out Amount due to Seller with respect to the third (3rd) or the fourth (4th) Annual Earn Out Period (when added to the then Prior Earn Out Payments) would cause the total of all Earn Out Payments to exceed the Maximum Earn Out Amount, then the Annual Earn Out Amount for such Annual Earn Out

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED BECAUSE SUCH INFORMATION (i) IS NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. EXCLUDED INFORMATION HAS BEEN MARKED AT THE APPROPRIATE PLACES AS FOLLOWS: [*****].

Period shall be that amount which, when added to the then Prior Earn Out Payments, causes the total of all Earn Out Payments to equal the Maximum Earn Out Amount, in which case the Term shall expire upon the payment of such amount.
(D)    The Annual Setoff Amount shall not include any costs or margin loss associated with the period prior to the Closing Date (i.e., if the [*****] Turnaround is completed prior to the Closing Date, then no Turnaround Amount or Margin Loss Amount shall be recovered for the [*****] Turnaround).
(E)    Any amount of a Coker Drums Amount, Turnarounds Amount or Margin Loss Amount claimed in one Annual Earn Out Period’s Annual Setoff Amount may not be claimed or duplicated in any future Annual Earn Out Amount.
(F)    Notwithstanding anything in this Schedule 2.06 to the contrary, “Plant Revenue” and the “Annual EBITDA Amount” shall (i) exclude sales to an Affiliate of Buyer, and assets/plants/facilities owned, controlled or leased by Buyer or Affiliates of Buyer, to the extent that such sales are made on terms or conditions, including without limitation, prices that are less favorable than the terms and conditions which could be obtained from independent parties in arm’s-length transactions (“Affiliate Products”), and (ii) to the extent such a sale of an Affiliate Product is excluded, shall include the first sale to an independent party of any such Affiliate Product from an Affiliate of Buyer, or assets/plants/facilities owned, controlled or leased by Buyer or Affiliates of Buyer.
(v)    Mass Loss Threshold Condition.
(A)    Seller may notify Buyer on or prior to Closing that Seller has solved the Mass Loss issues at the Refinery by providing a report, including sufficient specific details regarding such resolution such that Buyer may conduct its own due diligence (“Seller’s Report”), establishing that the absolute value of the Mass Loss at the Effective Time is less than or equal to the absolute value of the Mass Loss Threshold and will be for at least the next two years after the Closing Date, then, subject to the absolute value of the Mass Loss in the applicable Annual Earn Out Period as calculated in good faith by Buyer actually being less than or equal to the absolute value of the Mass Loss Threshold (excluding any Mass Loss unrelated to the matters identified as being resolved in Seller’s Report but including the historical Mass Loss level for the Refinery), the Annual Earn Out Threshold for the first two Annual Earn Out Periods shall be reduced to Two Hundred Fifty Million Dollars ($250,000,000). Any such reduction shall not apply to the third or fourth Annual Earn Out Periods, for which the Annual Earn Out Threshold Amount shall remain Two Hundred Seventy-Five Million Dollars ($275,000,000). For the avoidance of any doubt, if Seller’s Report is proven to be inaccurate, notwithstanding anything to the contrary herein, the Annual Earn Out Threshold shall be Two Hundred Seventy-Five Million Dollars ($275,000,000) for all Annual Earn Out Periods.
(B)    Within thirty (30) days after the Closing Date, if Seller has provided Buyer the Seller’s Report, Buyer may request that an independent engineer be selected in accordance with sub-clause (D) below (the “Independent Engineer”) confirm the accuracy of Seller’s Report. If the Independent Engineer shall confirm that Seller’s Report is accurate, then the reduction in the Annual Earn Out Threshold specified in sub-clause (A) above shall apply if the conditions set forth therein are met, and if the Independent Engineer shall be

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED BECAUSE SUCH INFORMATION (i) IS NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. EXCLUDED INFORMATION HAS BEEN MARKED AT THE APPROPRIATE PLACES AS FOLLOWS: [*****].

unable to so confirm Seller’s Report then no such reduction shall apply. If Buyer should fail to submit such matter to an Independent Engineer pursuant to the foregoing by the specified deadline then Seller’s Statement shall be final and binding for purposes of sub-clause (A) above and the reduction specified in sub-clause (A) shall apply if the conditions are met. Seller’s Report is solely being made for purposes of this Section 2.02(b)(v) of this Schedule 2.06 and is not, nor shall it be construed as, a representation, warranty or covenant as to the performance or Operation of the Refinery, including in respect of Mass Loss, that Buyer may experience from and after Closing
(C)    If an Independent Engineer is requested by Buyer, then each Party will be afforded the opportunity to present to the Independent Engineer any material such Party deems relevant to the determination. The Independent Engineer shall only decide the question of the accuracy of Seller’s Statement made pursuant to sub-clause (A) above. For the avoidance of doubt, the Independent Engineer shall have no authority to interpret the legal provisions of the Agreement or this Schedule 2.06 except the question of whether Seller’s Statement is reasonably accurate.
(D)    Selection of Independent Engineer.
(1)    If pursuant to sub-clause (B) above, Buyer determines to submit Seller’s Statement to an Independent Engineer, then Buyer shall notify Seller and the Parties shall then endeavor to agree on a firm or individual to act as the Independent Engineer.
(2)    If either (i) after ten (10) Business Days from the date of receipt by Seller of notice from Buyer regarding the submission of the question of the accuracy of Seller’s Statement to an Independent Engineer in accordance with sub-clause (B) above, Seller and Buyer have failed to agree upon the identity of the Independent Engineer, or (ii) Seller and Buyer have agreed upon an Independent Engineer, but the Independent Engineer has notified Seller or Buyer that it is unwilling or unable to serve as the Independent Engineer, then within the earlier of fifteen (15) Business Days after the end of such ten (10) Business Days Period or after such notice by the proposed Independent Engineer (the “IE Nomination Deadline”), Seller and Buyer shall each select a candidate for the Independent Engineer and the two candidates so selected shall promptly select a third independent firm or individual which shall be appointed as the Independent Engineer. If a Party fails to select an Independent Engineer by the IE Nomination Deadline, then the candidate Independent Engineer selected by the other Party (provided it made such nomination by the IE Nomination Deadline) shall be the Independent Engineer for purposes of this Schedule 2.06. Unless otherwise agreed by the Parties, the Independent Engineer shall not otherwise be a current or recent (with last 6 months) provider of services to a Party.
(3)    Upon an Independent Engineer being agreed or selected under the foregoing sub-clause (D)(2), Seller and Buyer shall together jointly notify such Independent Engineer of the selection and shall request the Independent Engineer within ten (10) Business Days to confirm in writing whether it accepts such appointment.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED BECAUSE SUCH INFORMATION (i) IS NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. EXCLUDED INFORMATION HAS BEEN MARKED AT THE APPROPRIATE PLACES AS FOLLOWS: [*****].

(4)    If, following notification pursuant to sub-clause (D)(3) above, such Independent Engineer shall not have confirmed its acceptance of such appointment within the said period of fifteen (15) Business Days, then (unless the Parties are able to mutually agree upon the appointment of another Independent Engineer) the matter may again be referred in the manner aforesaid under sub-clause (D)(2) above to make a further selection and the process shall be repeated until an Independent Engineer is found who accepts appointment.
(D)    Fees of the Independent Engineer. The fees and expenses of the Independent Engineer shall be borne by the Party whose position with respect to the accuracy of the Seller’s Statement does not prevail as determined by the Independent Engineer.
(E)    Determination by Independent Engineer. The Independent Engineer shall make a written determination as soon as practicable within thirty (30) days (or such other time as the Parties shall agree in writing) after its engagement. The Independent Engineer’s determination in respect of Seller’s Statement shall be final, binding and non-appealable upon each Party hereto and upon which a judgment may be entered by a court having jurisdiction, barring fraud or manifest error, in which case the decision will be referred back to the Independent Engineer for correction, and shall be in substitution for and precludes the bringing of any Proceedings by either Party, including in any court, in connection with any dispute under this Schedule 2.06.
(c)    Annual Earn Out Calculation Statement and Review.
(i)    Auditor. Following the Closing Date, Seller shall engage a third party accounting firm of Seller’s choosing (the “Auditor”) to represent and act on Seller’s behalf for purposes of this Schedule 2.06 (including any of the reviews, audits and examinations described in this Section 2.02(c) of this Schedule 2.06), at Seller’s cost and expense.
(ii)    Annual Earn Out Calculation Statement. As soon as practicable after the end of each Annual Earn Out Period, and in any event prior to sixty (60) days after the end of each Annual Earn Out Period, Buyer shall prepare and deliver to the Auditor a written statement (the “Annual Earn Out Calculation Statement”) setting forth (A) the Consolidated Income Statement for such Annual Earn Out Period and (B) the calculation (in each case, an “Earn Out Calculation”) of each Computed Amount for such Annual Earn Out Period. To the extent that the Earn Out Calculations include any Annual Setoff Amount, then Buyer shall include with the Earn Out Calculation provided to the Auditor sufficient supporting receipts and documentation (the “Earn Out Calculation Supporting Documentation”) for the Auditor to verify the amounts claimed by Buyer as part of such Annual Setoff Amount. To the extent such information received by Auditor pursuant to this provision constitutes Buyer CSI (defined below), Auditor shall not provide such information to Seller; provided that the Auditor shall be permitted to advise Seller on whether Auditor believes Buyer owes any amounts to Seller pursuant to this Schedule 2.06, whether Seller should file an Earn Out Calculation Objection Notice and the information required for such a notice pursuant to Section 2.02(c)(iv) of this Schedule 2.06.
(iii)    Examination and Review. Auditor, on behalf of Seller, shall have sixty (60) days after receipt of the Annual Earn Out Calculation Statement for each Annual Earn Out Period and all applicable supporting documentation (in each case, the “Review Period”) to review the Annual Earn

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED BECAUSE SUCH INFORMATION (i) IS NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. EXCLUDED INFORMATION HAS BEEN MARKED AT THE APPROPRIATE PLACES AS FOLLOWS: [*****].

Out Calculation Statement, the Earn Out Calculations set forth therein, and the Earn Out Calculation Supporting Documentation.
(iv)    Earn Out Calculation Objection Notice. Prior to the expiration of the Review Period (subject to Section 2.02(c)(v) of this Schedule 2.06), Seller may object to the Earn Out Calculations set forth in the Annual Earn Out Calculation Statement for the applicable Annual Earn Out Period by delivering a written notice of objection (an “Earn Out Calculation Objection Notice”) to Buyer. Any Earn Out Calculation Objection Notice shall specify the items in the applicable Annual Earn Out Calculation Statement disputed by Seller and Seller’s reasons for the basis for such objection, as well as the amount in dispute. If Seller fails to deliver an Earn Out Calculation Objection Notice to Buyer prior to the expiration of the Review Period (subject to Section 2.02(c)(v) of this Schedule 2.06), then the Annual Earn Out Calculations for the Annual Earn Out Period set forth in the Earn Out Calculation Statement shall be final and binding on the Parties to the extent of information disclosed by Buyer to Seller pursuant to the Annual Earn Out Calculation Statement.
(v)    Audit. Upon Seller’s request, Buyer shall permit the Auditor to conduct an audit of Buyer’s and its Affiliates’ books and records, and question and interview Buyer’s and its Affiliates’ personnel in respect of any Earn Out Period in connection with Seller’s review of the applicable Annual Earn Out Calculation Statement, at Seller’s cost and expense; provided that Seller shall provide notice to Buyer of any such audit (such notice to be provided within forty-five (45) days following receipt by Seller of the Annual Earn Out Calculation Statement for such year) and such audit activities shall not unreasonably interfere with the operations of the Refinery. As part of such Audit, the Auditor shall have the right to inspect Buyer’s (and any applicable Affiliates’) books, records and question and interview Buyer’s (and any applicable Affiliates’) personnel during normal business hours at Buyer’s offices, upon reasonable prior notice. Notwithstanding anything in this Sections 2.02(c) of this Schedule 2.06 to the contrary, in the event Seller elects to conduct an audit as provided above for any Annual Earn Out Period, then the Review Period for such Earn Out Period shall be extended until ten (10) days after such audit is completed.
(vi)    Separate Records/Financial Statements.
(A)    Buyer and its Affiliates shall maintain separate books and records for the Refinery in accordance with GAAP and in such detail as consistent with its existing refinery subsidiaries as to enable Seller to adequately audit the Refinery’s performance under the provisions of this Schedule 2.06 and the calculations required hereunder in accordance with Section 2.02(c)(ii) of this Schedule 2.06.
(B)    Buyer will promptly deliver to the Auditor copies of the annual audited consolidated financial statements and the quarterly unaudited consolidated financial statements of the Refinery, if applicable, delivered to any lender or any representative of any lender pursuant to the terms and provisions of any agreement or instrument governing or creating any material indebtedness of Buyer or any of its Affiliates but shall not otherwise be obligated to provide such financial statements to Seller otherwise.
(C)    Buyer shall deliver to Seller’s Receiving Representatives (defined below) within thirty (30) days after the end of each calendar quarter, Buyer’s good faith estimate of (1) the Annual Earn Out Amount for the applicable Annual Earn Out Period, and (2) any Annual Setoff Amount for the applicable Annual Earn Out Period. For the avoidance of doubt, Seller may use such information for purposes of quarterly impairment testing.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED BECAUSE SUCH INFORMATION (i) IS NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. EXCLUDED INFORMATION HAS BEEN MARKED AT THE APPROPRIATE PLACES AS FOLLOWS: [*****].

(vi)    Resolution of Disputes. If Seller delivers an Earn Out Calculation Objection Notice, Buyer and Seller shall promptly thereafter negotiate in good faith after delivery of such notice in an attempt to resolve the disputed items and agree upon the Computed Amounts and the resulting Annual Earn Out Payment for the applicable Annual Earn Out Period. As part of the resolution of such disputed items, Buyer agrees that Seller’s Receiving Representatives may receive and/or be exposed to Buyer CSI (and the Auditor may share with Seller’s Receiving Representatives Buyer CSI previously shared with the Auditor) and use such Buyer CSI for purposes of analyzing and making arguments in respect of disputed items and resolving such disputed items (including any Disputed Amount before the Independent Accountant, as discussed below). If Buyer and Seller fail to reach an agreement with respect to all matters set forth in the Earn Out Calculation Objection Notice within thirty (30) days after the delivery of the Earn Out Calculation Objection Notice, then any amounts remaining in dispute (the “Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) may be submitted by a Party for resolution to the office of an independent accountant who (A) shall be selected in accordance with Section 2.02(c)(vii) of this Schedule 2.06 (the “Independent Accountant”) (B) act as experts and not arbitrators, and (C) shall resolve the Disputed Amounts only and make any adjustments to the Annual Earn Out Payment. The Parties agree that all adjustments shall be made without regard to materiality. Seller and Buyer shall each submit their proposed Computed Amounts to the Independent Accountant. Each Party will be afforded the opportunity to present to the Independent Accountant any material such Party deems relevant to the determination. The Independent Accountant shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Annual Earn Out Calculation Statement and the Earn Out Calculation Objection Notice. For the avoidance of doubt, the Independent Accountant shall have no authority to interpret the legal provisions of the Agreement or this Schedule 2.06 except for the calculation of the Computed Amounts and definitions contained (whether directly or indirectly) therein.
(vii)    Selection of Independent Accountant.
(A)    If a Party determines to submit a Disputed Amount to an Independent Accountant for resolution, then such Party shall notify the other Party and the Parties shall then endeavor to agree on an independent, internationally recognized firm of accountants to act as the Independent Accountant. The Auditor cannot be the Independent Accountant.
(B)    If either (i) after ten (10) Business Days from the date of receipt by the non-submitting Party of notice from the submitting Party regarding the submission of any remaining Disputed Amounts to an Independent Accountant in accordance with Section 2.02(c)(vii) of this Schedule 2.06, Seller and Buyer have failed to agree upon the identity of the Independent Accountant, or (ii) Seller and Buyer have agreed upon an Independent Accountant, but the Independent Accountant has notified Seller or Buyer that it is unwilling or unable to serve as the Independent Accountant, then within the earlier of fifteen (15) Business Days after the end of such ten (10) Business Days Period or after such notice by the proposed Independent Accountant (the “Nomination Deadline”), Seller and Buyer shall each select a candidate for the Independent Accountant and the two candidates so selected shall promptly select a third independent, internationally recognized independent accounting firm which shall be appointed as the Independent Accountant. If a Party fails to select an Independent Accountant by the Nomination Deadline, then the candidate Independent Accountant selected by the other Party (provided it made such nomination by the Nomination Deadline) shall be the Independent Accountant for purposes of this Schedule 2.06. Unless

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED BECAUSE SUCH INFORMATION (i) IS NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. EXCLUDED INFORMATION HAS BEEN MARKED AT THE APPROPRIATE PLACES AS FOLLOWS: [*****].

otherwise agreed by the Parties, the Independent Accountant shall not be the independent auditor of either Royal Dutch Shell plc or PBF Energy Inc.
(C)    Upon an Independent Accountant being agreed or selected under the foregoing provisions of this Section 2.02(c)(vii) of this Schedule 2.06, Seller and Buyer shall together jointly notify such Independent Accountant of the selection and shall request the Independent Accountant within ten (10) Business Days to confirm in writing whether it accepts such appointment.
(D)    If, following notification pursuant to Section 2.02(c)(vii)(C) of this Schedule 2.06, such Independent Accountant shall not have confirmed its acceptance of such appointment within the said period of fifteen (15) Business Days, then (unless the Parties are able to mutually agree upon the appointment of another Independent Accountant) the matter may again be referred in the manner aforesaid under subparagraph (B) above to make a further selection and the process shall be repeated until an Independent Accountant is found who accepts appointment.
(viii)    Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be borne by the party whose position with respect to the Disputed Amounts does not prevail as determined by the Independent Accountant.
(ix)    Determination by Independent Accountant. The Independent Accountant shall make a written determination as soon as practicable within thirty (30) days (or such other time as the Parties shall agree in writing) after its engagement. The Independent Accountant’s resolution of the Disputed Amounts and their adjustments to the Annual Earn Out Amount shall be final, binding and non-appealable upon each Party hereto and upon which a judgment may be entered by a court having jurisdiction, barring fraud or manifest error, in which case the decision will be referred back to the Independent Accountant for correction, and shall be in substitution for and precludes the bringing of any Proceedings by either Party, including in any court, in connection with any dispute under this Schedule 2.06.
(x)    Payment Obligation. Except as otherwise provided herein, any payment of the Annual Earn Out Amount shall be due and payable to Seller (x) if there are either no Disputed Amounts or if the Disputed Amounts shall have been resolved without recourse to an Independent Accountant, then within five (5) Business Days of the earlier of either acceptance of the Annual Earn Out Calculation Statement or resolution of Disputed Amounts that are agreed without submission to an Independent Accountant, or (y) if there are Disputed Amounts submitted to an Independent Accountant, then within five (5) Business Days of the resolution described in Section 2.02(c)(vii)(C) of this Schedule 2.06 above. Seller shall pay the Coker Drums Amount (pursuant to Section 2.02(b)(ii)(A)(x)), the Turnarounds Amount (pursuant to Section 2.02(b)(ii)(B)(x)) and the Margin Loss True-Up Amount, each as applicable, within thirty (30) days after the receiving notice from Buyer and any supporting documentation required by the relevant provisions of Section 2.02(b)(ii) of this Schedule 2.06. In the event any Annual Earn Out Amount is not paid by Buyer to Seller or a Coker Drums Amount (pursuant to Section 2.02(b)(ii)(A)(x)), the Turnarounds Amount (pursuant to Section 2.02(b)(ii)(B)(x)) and the Margin Loss True-Up Amount, each as applicable, is not paid by Seller to Buyer when such amounts are due and payable then such amounts shall bear interest at a rate per annum equal to the Default Interest Rate, which shall be due and payable when the applicable past due amount is made; provided however, the provision for such interest shall not relieve Buyer or Seller, as applicable, from its duty and obligation to pay the Annual Earn Out

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED BECAUSE SUCH INFORMATION (i) IS NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. EXCLUDED INFORMATION HAS BEEN MARKED AT THE APPROPRIATE PLACES AS FOLLOWS: [*****].

Amount or the Coker Drums Amount (pursuant to Section 2.02(b)(ii)(A)(x)), the Turnarounds Amount (pursuant to Section 2.02(b)(ii)(B)(x)) and the Margin Loss True-Up Amount, as applicable, on the due date thereof or be deemed to be a waiver of any right or remedy available to Seller or Buyer, as applicable, at law or equity for such failure to pay the Annual Earn Out Amount or the Coker Drums Amount (pursuant to Section 2.02(b)(ii)(A)(x)), the Turnarounds Amount (pursuant to Section 2.02(b)(ii)(B)(x)) and the Margin Loss True-Up Amount, as applicable, on the due date thereof. Payments shall be made in accordance with Section 2.07 of the Agreement.
2.03     Obligations of Buyer. During the Term and subject to the terms of the Agreement (including this Schedule 2.06), Buyer and its Affiliates shall have the ability to conduct their own business and operate the Refinery as determined by Buyer and its Affiliates in their sole and absolute discretion; provided that:
(a)    Buyer and its Affiliates will operate the Refinery as if Buyer did not have an obligation to make any Annual Earn Out Payments pursuant to this Schedule 2.06; and
(b)    Buyer covenants and agrees that it and its Affiliates will not take or omit to take any action or enter into any transactions for the purpose of avoiding payment of or reducing or minimizing the amount of the Annual Earn Out Amounts.
2.04     Assumption of Earn Out Obligations by Successors in Interest. Subject at all times to Section 18.05 of the Agreement, upon any, direct or indirect, sale or disposition of the Refinery to a third party, Buyer shall cause the purchaser or surviving company, as applicable, to unconditionally assume the obligations of Buyer under this Schedule 2.06. Furthermore, no such sale or disposition shall have the effect of releasing Buyer from any of its Liabilities under this Schedule 2.06 unless otherwise consented to in writing by Seller.
2.05     Dispute Resolution of Certain Earn Out Matters. Subject to Section 2.02(c)(iv) of this Schedule 2.06, any Dispute arising under this Schedule 2.06 in respect of its enforcement or the interpretation of legal provisions shall be resolved in accordance with Article XVII of the Agreement.
2.06    Obligations of Seller.
(a)    Seller agrees that information furnished to it or any of its Representatives (including the Auditor) hereunder by Buyer shall constitute Confidential Information under the Agreement and shall keep such information confidential in accordance with Section 18.15 of the Agreement (irrespective of the fact that such information is received after the Effective Time).
(b)    In order to ensure that the exchange of such Confidential Information complies with applicable competition/antitrust rules, Seller agrees to limit dissemination of Buyer CSI to a clean team comprised of Seller Representatives (“Receiving Representatives”) who do not have and for a period of one (1) year following receipt of any Buyer CSI will not have a day-to-day managerial or a day-to-day executive role involving the manufacturing, trading, importing, exporting, or marketing of refined products in, to, or from the United States West Coast States, or the pipeline transportation of crude oil or refined products within California.
(C)    Seller shall provide Buyer with a proposed list of clean team Receiving Representatives, including the name, title and primary responsibility of all initial clean team members and Buyer shall have the right to approve or disapprove such individuals in its sole discretion acting in good faith within three (3) Business Days.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED BECAUSE SUCH INFORMATION (i) IS NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. EXCLUDED INFORMATION HAS BEEN MARKED AT THE APPROPRIATE PLACES AS FOLLOWS: [*****].

(D)    For purposes of this Schedule 2.06, “Buyer CSI” shall mean Confidential Information that would provide Seller competitive insight into Buyer’s or Buyer’s Affiliates’ commercial and business activities related to the manufacture, trading, importing, exporting and marketing or refined products in, to or from California, Oregon, Washington and Hawaii (collectively, the “United States’ West Coast States”) or the pipeline transportation of crude oil or refined products within California. Buyer CSI also includes:
(i)    Recent, current, non-public, or future prices, costs, pricing policies, or plans;
(ii)    Recent, current, or future sales margins or marketing economics but excluding refining margins;
(iii)    Future, unannounced plans for Refinery turnarounds, scheduled maintenance, or production curtailments;
(iv)    Forward-looking information regarding planned crude slates or product output mix;
(v)    Details of the Refinery’s linear programming model;
(vi)    Refinery indifference or break-even prices;
(vii)    Forward-looking procurement prices for any commodity, product, or service used in Refinery operations;
(viii)    Recent, current, or proposed company specific marketing plans, market evaluations, or strategic plans excluding plans or evaluations with respect to the refinery;
(ix)    Status of negotiations with, or intentions concerning, present or potential customers;
(x)     Information about present customers, including contract terms, costs, prices (including pricing re-openers), profitability, marketing plans, product development plans, or other specific customer information;
(xi)    Recent, current, or future confidential research and technology programs;
(xii)    Employee wage, salary, and benefit information;
(xiii)    Documents that discuss or relate to oil trading margins; and
(xiv)    Other documents/information explicitly designated as Buyer CSI by a Parties’ legal counsel.